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Filed Pursuant to 424(b)(3)
Registration No. 333-210880

           CIM Commercial Trust Corporation
Minimum of 400,000 Units consisting of 400,000 Shares of Series A Preferred Stock and Warrants to Purchase 100,000 Shares of Common Stock

Maximum of 36,000,000 Units consisting of 36,000,000 Shares of Series A Preferred Stock and Warrants to Purchase 9,000,000 Shares of Common Stock

(Liquidation Preference $25 per share of Series A Preferred Stock (subject to adjustment))

           We are a publicly traded real estate investment trust, or REIT, primarily focused on investing in, owning, and operating Class A and creative office investments in vibrant and improving urban communities throughout the United States. We are managed by affiliates of CIM Group, L.P., which we refer to as CIM Group or CIM. Our wholly-owned subsidiary, CIM Urban Partners, L.P., which we refer to as CIM Urban, is party to an Investment Management Agreement with CIM Investment Advisors, LLC, an affiliate of CIM Group, pursuant to which CIM Investment Advisors, LLC provides investment advisory services to CIM Urban. In addition, we are party to a Master Services Agreement with CIM Service Provider, LLC, which we refer to as the Manager, an affiliate of CIM Group, pursuant to which the Manager provides or arranges for other service providers to provide management and administration services to us. CIM Group is a vertically-integrated, full-service investment manager with multi-disciplinary expertise and in-house research, acquisition, investment, development, finance, leasing, and management capabilities.

           We are offering a minimum of 400,000 shares and a maximum of 36,000,000 shares of our Series A Preferred Stock, $0.001 par value per share, which we refer to as our Series A Preferred Stock, and warrants, referred to as the Warrants, to purchase a minimum of 100,000 shares and a maximum of 9,000,000 shares of our common stock, $0.001 par value per share, which we refer to as our Common Stock. The Series A Preferred Stock and the Warrants will be sold in units, or Units, with each Unit consisting of (i) one share of Series A Preferred Stock with an initial stated value of $25 per share and (ii) one Warrant to purchase 0.25 of a share of Common Stock. The Warrant is exercisable by the holder at an exercise price that is set at a 15% premium to the Applicable NAV (as defined herein). Each Unit will be sold at a public offering price of $25 per Unit. Units will not be issued or certificated. The shares of Series A Preferred Stock and the Warrants are immediately detachable and will be issued separately. The Warrants are not exercisable until the first anniversary of the date of issuance and expire on the fifth anniversary of the date of issuance. The Series A Preferred Stock will rank senior to our Common Stock with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up. Holders of our Series A Preferred Stock will have no voting rights.

           Our Common Stock is traded on the NASDAQ Global Market, which we refer to as NASDAQ, under the symbol "CMCT." The last reported sales price of our Common Stock on June 27, 2016 was $18.09 per share. There is no established trading market for our Series A Preferred Stock or any of the Warrants and we do not expect a market to develop. We do not intend to apply for a listing of the Series A Preferred Stock or any of the Warrants on any national securities exchange.

           We have elected to qualify to be taxed as a REIT for U.S. federal income tax purposes. We impose certain restrictions on the ownership and transfer of our capital stock. You should read the information under the section entitled "Description of Capital Stock and Securities Offered—Restrictions on Ownership and Transfer" in this prospectus for a description of these restrictions.

           Investing in our securities involves significant risks. See "Risk Factors" beginning on page 10 to read about factors you should consider before investing in our securities.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Minimum Offering	Maximum Offering

Public offering price	$25.0000	$10,000,000(1)	$900,000,000(1)

Selling commissions(2)(3)	$1.2500	$500,000	$45,000,000

Dealer manager fee(2)(3)	$0.6875	$275,000	$24,750,000

Proceeds, before expenses, to us	$23.0625	$9,225,000	$830,250,000

(1)
Initial gross proceeds from the sale of the Units. Additional gross proceeds will be received assuming exercise of the Warrants, but that amount is not estimable at this time.

(2)
The maximum selling commissions and the dealer manager fee will equal 5.0% and 2.75% of aggregate gross proceeds, respectively. Each is payable to our dealer manager. The sales commissions and the dealer manager fee may be reduced or eliminated with regard to Units sold to or for the account of certain categories of purchasers. See "Plan of Distribution." We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers. The value of such items will be considered underwriting compensation in connection with this offering. The combined selling commissions and dealer manager fee and other expenses as described in the "Plan of Distribution" section and such non-cash compensation for this offering will not exceed 10% of the aggregate gross proceeds of this offering.

(3)
We expect our dealer manager to authorize other broker-dealers that are members of FINRA, which we refer to as participating broker-dealers, to sell our Units. Our dealer manager may reallow all or a portion of its selling commissions attributable to a participating broker-dealer. In addition, our dealer manager also may reallow a portion of its dealer manager fee earned on the proceeds raised by a participating broker-dealer, to such participating broker-dealer as a non-accountable marketing or due diligence allowance. The amount of the reallowance to any participating broker-dealer will be determined by the dealer manager in its sole discretion.

           The dealer manager of this offering is International Assets Advisory, LLC, or IAA. The dealer manager is not required to sell any specific number or dollar amount of Units, but will use its "reasonable best efforts" to sell the Units offered. However, the dealer manager must sell the minimum number of Units offered (400,000 Units) if any are to be sold. The minimum permitted purchase is generally $10,000, but purchases of less than $10,000 may be made in the discretion of the dealer manager. We expect to sell a minimum of 400,000 Units and a maximum of 36,000,000 Units in this offering by June 28, 2018, which may be extended through June 28, 2019, in our sole discretion. If we extend the offering period beyond June 28, 2018, we will supplement this prospectus accordingly. We may terminate this offering at any time or may offer Units pursuant to a new registration statement.

           We will deposit all subscription payments in an escrow account held by the escrow agent, UMB Bank, N.A., in trust for the subscriber's benefit, pending release to us. 400,000 Units must be sold by June 28, 2018 or we will terminate this offering and promptly return your subscription payments in accordance with the provisions of the escrow agreement.

           We will sell Units primarily through Depository Trust Company, or DTC, settlement, or DTC settlement; or under special circumstances and at the Company's sole discretion, through Direct Registration System settlement, or DRS Settlement. See the section entitled "Plan of Distribution" in this prospectus for a description of these settlement methods.

INTERNATIONAL ASSETS ADVISORY, LLC

as Dealer Manager

The date of this prospectus is July 1, 2016

ABOUT THIS PROSPECTUS

        You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not, and the dealer manager and dealers are not, making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, and any information incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operations, and prospects may have changed since that date. To understand this offering fully, you should read this entire document carefully, including particularly the "Risk Factors" section beginning on page 9.

        Unless otherwise indicated in this prospectus, "CIM Commercial," the "Company," "our company," "we," "us" and "our" refer to CIM Commercial Trust Corporation and its subsidiaries.

INCORPORATION BY REFERENCE

        The Securities and Exchange Commission, which we refer to as the SEC, allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents (other than information furnished rather than filed):

  •
  the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed on March 15, 2016;

  •
  the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed on May 10, 2016; and

  •
  the Company's Current Report on Form 8-K filed on June 1, 2016.

        We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to: CIM Commercial, Attn: Investor Relations, 17950 Preston Road, Suite 600, Dallas, Texas 75252.

 PROSPECTUS SUMMARY

        The following summary highlights selected information contained elsewhere in this prospectus and in the documents incorporated by reference in this prospectus and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus and the documents incorporated by reference in this prospectus before making your investment decision.

CIM Commercial Trust Corporation

Company Overview

        CIM Commercial is a Maryland corporation and REIT. Our principal business is to invest in, own, and operate Class A and creative office investments in vibrant and improving urban communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers-to-entry, high population density, improving demographic trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of substantially stabilized assets in the area. We believe that these assets will provide greater returns than similar assets in other markets, as a result of the improving demographics, public commitment, and significant private investment that characterize these areas. Our two primary goals are (a) consistently growing our net asset value, which we refer to as NAV, and cash flows per common share through our principal business described above and (b) providing liquidity to our common stockholders at prices reflecting our NAV and cash flow prospects.

        We are managed by affiliates of CIM Group. Our wholly-owned subsidiary, CIM Urban, is party to an Investment Management Agreement with CIM Investment Advisors, LLC, an affiliate of CIM Group, pursuant to which CIM Investment Advisors, LLC provides investment advisory services to CIM Urban. In addition, we are party to a Master Services Agreement with the Manager, an affiliate of CIM Group, pursuant to which the Manager provides or arranges for other service providers to provide management and administration services to us. CIM Group is a vertically-integrated, full-service investment manager with multi-disciplinary expertise and in-house research, acquisition, investment, development, finance, leasing, and management capabilities. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; and New York, New York.

        We seek attractive risk-adjusted returns by utilizing the CIM platform which has generated attractive returns across multiple market cycles by focusing on improved asset and community performance, and capitalizing on market inefficiencies and distressed situations. Over time, we seek to expand our real estate holdings in communities targeted by CIM Group for investment, supported by CIM Group's broad real estate investment capabilities, as part of our plan to prudently grow market value and earnings.

        We invest primarily in substantially stabilized real estate and real estate-related assets located in areas that CIM has targeted for opportunistic investment. CIM targets investments in diverse types of real estate assets, including office, retail, for-rent and for-sale multifamily residential, hotel, parking, and signage through CIM's extensive network and its current opportunistic investment activities.

        As of December 31, 2015, our real estate portfolio consisted of 33 assets, all of which are fee-simple properties except one leasehold property. As of December 31, 2015, our 24 office properties (including two parking garages, one of which has street level retail space, and two development sites, one of which is being used as a parking lot), totaling approximately 5.6 million rentable square feet, were 86.9% occupied; our multifamily properties, composed of 930 units, were 92.4% occupied; and our hotels, which have a total of 1,070 rooms, had revenue per available room, which we refer to as RevPAR, of $108.88 for the year ended December 31, 2015. Our office portfolio contributed approximately 70.1% of revenue from continuing operations for the year ended December 31, 2015, while our hotel portfolio contributed approximately 22.9%, and our multifamily portfolio contributed approximately 7.0%.

        Our Common Stock is traded on NASDAQ under the ticker symbol "CMCT." Our principal executive offices are located at 17950 Preston Road, Suite 600, Dallas, Texas 75252 and our telephone number is (972) 349-3200. Our internet address is http://www.cimcommercial.com. The information contained on our website is not part of this prospectus.

Overview and History of CIM Group

        CIM is a privately held California domiciled limited partnership, specializing in private equity real estate and infrastructure investments. CIM Group was founded in 1994 by Shaul Kuba, Richard Ressler and Avi Shemesh and has assets under management, which we refer to as AUM, of approximately $18.9 billion and equity under management, which we refer to as EUM, of approximately $11.9 billion, in each case as of December 31, 2015(1). CIM has systematically developed its urban investing discipline over the past 22 years. CIM Group's three founding principals have worked together since inception and continue to direct the business of CIM and are actively involved in the day-to-day management along with thirteen other principals of CIM Group's leadership team. CIM Group's successful track record is anchored by CIM's community-oriented approach to urban investing as well as a number of other competitive advantages including its use of low leverage, underwriting approach, disciplined capital deployment, vertically-integrated capabilities and strong network of relationships.

        CIM is a premier full service urban real estate and infrastructure fund manager with in-house research, acquisition, investment, development, finance, leasing and management capabilities. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; and New York, New York. CIM has over 540 employees, including

(1)
AUM, or Gross AUM, represents (i)(a) for real assets, the aggregate total gross assets, or GAV, at fair value, including the shares of such assets owned by joint venture partners and co-investments, of all of CIM's advised accounts, we refer to each as an Account and collectively as the Accounts, or (b) for operating companies, the aggregate GAV less debt, including the shares of such assets owned by joint venture partners and co-investments, of all of the Accounts (not in duplication of the assets described in clause (i)(a)), plus (ii) the aggregate unfunded commitments of the Accounts, as of December 31, 2015. The GAV is calculated on the same basis as the December 31, 2015 audited financial statements prepared in accordance with U.S. generally accepted accounting principles on a fair value basis, or Book Value, other than as described below with respect to CIM Urban REIT, LLC, which we refer to as CIM REIT. The only investment currently held by CIM REIT consists of shares in the Company; the Book Value of CIM REIT is determined by assuming the underlying assets of the Company are liquidated based upon management's estimate of fair value. CIM does not presently view the price of the Company's publicly-traded shares to be a meaningful indication of the fair value of CIM REIT's interest in the Company due to the fact that the publicly-traded shares of the Company represent less than 3% of the outstanding shares and are thinly-traded. See "Risk Factors—Risks Related to This Offering."

  EUM, or Net AUM, represents (i) the aggregate NAV of the Accounts (as described below), plus (ii) the aggregate unfunded commitments of the Accounts. The NAV of each Account is based upon the aggregate amounts that would be distributable (prior to incentive fee allocations) to such Account assuming a "hypothetical liquidation" of the Account on the date of determination, assuming that: (x) investments are sold at their Book Value (as defined above); (y) debts are paid and other assets are collected; and (z) appropriate adjustments and/or allocations between equity investors are made in accordance with applicable documents, in each case as determined in accordance with applicable accounting guidance.

approximately 290 professionals. CIM has generated strong risk-adjusted returns across multiple market cycles by focusing on improved asset and community performance, and capitalizing on market inefficiencies and distressed situations.

  Principles

        As described in "Business Objectives and Growth Strategies" and "Competitive Advantages" in the "Our Business and Properties" section, the community qualification process is one of CIM Group's core competencies, which demonstrates a disciplined investing program and strategic outlook on urban communities. Once a community is qualified, CIM Group believes it continues to differentiate itself through the following business principles:

  •
  Product Non-Specific:  CIM has extensive experience investing in a diverse range of property types, including retail, residential, office, parking, hotel, signage, and mixed-use, which gives CIM the ability to execute and capitalize on its urban strategy effectively. Successful investment requires selecting the right markets coupled with providing the right product. CIM's experience with multiple asset types does not predispose CIM Group to select certain asset types, but instead ensures that they deliver a product mix that is consistent with the market's requirements and needs. Additionally, there is a growing trend towards developing mixed-use real estate properties in urban markets which requires a diversified investment platform to successfully execute.

  •
  Community-Based Tenanting:  CIM's investment strategy focuses on the entire community and the best use of assets in that community. Owning a significant number of key properties in an area better enables CIM to meet the needs of national retailers and office tenants and thus optimize the value of these real estate properties. CIM believes that its community perspective gives it a significant competitive advantage in attracting tenants to its retail, office and mixed-use properties and creating synergies between the different tenant types.

  •
  Local Market Leadership with North American Footprint:  CIM maintains local market knowledge and relationships, along with a diversified North American presence, through its 103 qualified communities, which we refer to as Qualified Communities. Thus, CIM has the flexibility to invest in its Qualified Communities only when the market environment meets CIM's investment and underwriting standards. CIM does not need to invest in a given community or product type at a specific time due to its broad proprietary pipeline of communities.

  •
  Investing Across the Capital Stack:  CIM has extensive experience investing across the capital stack including equity, preferred equity, debt and mezzanine investments, giving it the flexibility to structure transactions in efficient and creative ways.

 The Offering

Issuer	CIM Commercial Trust Corporation.
Preferred Stock Offered by Us

A minimum of 400,000 shares of Series A Preferred Stock and a maximum of 36,000,000 shares of Series A Preferred Stock will be offered as part of the Units through our dealer manager in this offering on a reasonable best efforts basis.

Ranking. The Series A Preferred Stock ranks senior to our Common Stock with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up.

Stated Value. Each share of Series A Preferred Stock will have an initial "Stated Value" of $25, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series A Preferred Stock, as set forth in the articles supplementary setting forth the rights, preferences and limitations of the Series A Preferred Stock, or the Articles Supplementary.

Dividends. Holders of Series A Preferred Stock are entitled to receive, when, and as authorized by our board of directors, which we refer to as our Board of Directors, and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of five and one-half percent (5.5%) of the Stated Value. Dividends on each share of Series A Preferred Stock will begin accruing on, and will be cumulative from, the date of issuance. We expect to authorize and declare dividends on the Series A Preferred Stock on a quarterly basis commencing the first full quarter after we receive and accept aggregate subscriptions in excess of the minimum offering. Dividends will be payable on the 15th day of the month following the quarter for which the dividend was declared. Once we begin paying such dividends, we expect to pay them quarterly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. The timing and amount of such dividends will be determined by our Board of Directors, in its sole discretion, and may vary from time to time.

Dividends will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series A Preferred Stock will accrue and be cumulative from the end of the most recent dividend period for which dividends have been paid, or if no dividends have been paid, from the date of issuance. Dividends on the Series A Preferred Stock will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized by our Board of Directors or declared by us. Accrued dividends on the Series A Preferred Stock will not bear interest.

Redemption at the Option of a Holder. Beginning on the second anniversary of the date of original issuance of any given shares of Series A Preferred Stock until but excluding the fifth anniversary of the date of original issuance of such shares, the holder will have the right to require the Company to redeem such shares at a redemption price equal to the Stated Value, initially $25 per share, less a 10% redemption fee, plus any accrued but unpaid dividends.

From and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock, the holder of such shares will have the right to require the Company to redeem such shares at a redemption price equal to 100% of the Stated Value, initially $25 per share, plus any accrued and unpaid dividends.

In addition, subject to restrictions, beginning on the date of original issuance and ending on but not including the second anniversary of the date of original issuance of any shares of Series A Preferred Stock, we will redeem such shares of a holder who is a natural person upon his or her death at the written request of the holder's estate at a redemption price equal to the Stated Value, initially $25 per share, plus accrued and unpaid dividends thereon through and including the date fixed for such redemption.

If a holder of shares of Series A Preferred Stock causes the Company to redeem such shares, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 60 trading days prior to the redemption (provided that in the case of redemption as a result of the holder's death, our right to use stock begins only on the first anniversary of the issuance of such shares of Series A Preferred Stock).

If the Company elects to pay the redemption price in shares of Common Stock, the Company shall cause the transfer agent to, as soon as practicable, but not later than three business days after the effective date of such redemption, register the number of shares of Common Stock to which such holder shall be entitled as a result of such redemption. The person or persons entitled to receive the shares of Common Stock issuable upon such redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such redemption.

Limitation on Obligation to Redeem. Our obligation to redeem any of the shares of Series A Preferred Stock is limited to the extent that (i) we do not have sufficient funds available to fund any such redemption, in which case we will be required to redeem with shares of Common Stock, or (ii) we are restricted by applicable law, our charter or contractual obligations from making such redemption.

Optional Redemption by the Company. From and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock, we will have the right (but not the obligation) to redeem such shares at 100% of the Stated Value, initially $25 per share, plus any accrued but unpaid dividends. If we choose to redeem any shares of Series A Preferred Stock, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value through the issuance of shares of Common Stock, with such value of Common Stock to be determined based on the volume weighted average price of our Common Stock for the 60 trading days prior to the redemption.

Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made to holders of our Common Stock or any other class or series of capital stock ranking junior to our shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Stated Value per share, plus accrued but unpaid dividends.

Voting Rights. The Series A Preferred Stock has no voting rights.
Warrants Offered by Us

A minimum offering of Warrants to purchase up to 100,000 shares of common stock and a maximum offering of Warrants to purchase up to 9,000,000 shares of common stock will be offered as a part of the Units through our dealer manager in this offering on a reasonable best efforts basis.

Warrants will be exercisable beginning on the first anniversary of the date of original issuance until and including the fifth anniversary of the date of such issuance.

The initial exercise price will be a 15% premium to the Applicable NAV. As used herein, the "Applicable NAV" means the fair market net asset value of the Company per share of Common Stock as most recently published by the Company at the time of the issuance of the applicable Warrant. The Company will determine the Applicable NAV on an annual basis or more frequently if, in the Company's discretion, significant developments warrant. The Company's determination of the Applicable NAV is final and binding.

If upon any exercise of any Warrant a registration statement covering the sale of the Common Stock issuable upon exercise of a Warrant is not effective and an exemption from such registration is not available, the holder of such Warrant may only satisfy its obligation to pay the exercise price through a "cashless exercise."

Estimated Use of Proceeds

Assuming the maximum offering, we estimate that we will receive net proceeds from the sale of the Units in this offering of approximately $826,454,214 after deducting estimated offering expenses, including selling commissions and the dealer manager fee, payable by us of approximately $73,545,786. We intend to use the net proceeds from this offering for general corporate purposes, acquisitions of shares of our Common Stock, at or below NAV (as defined herein), whether through one or more tender offers, share repurchases or otherwise, and acquisitions and additional investments consistent with our investment strategies. See the section entitled "Estimated Use of Proceeds" included elsewhere in this prospectus.

Listing

Our Common Stock is listed on NASDAQ under "CMCT." There is no established public trading market for the offered shares of Series A Preferred Stock or the Warrants and we do not expect a market to develop. We do not intend to apply for a listing of the Series A Preferred Stock or the Warrants on any national securities exchange.

Risk Factors	An investment in our securities involves risks. Please read "Risk Factors" beginning on page 9 of this prospectus.

Capital Structure

        The Series A Preferred Stock ranks senior to our Common Stock with respect to both payment of dividends and distribution of amounts upon liquidation. Our Board of Directors has the authority to issue shares of additional classes or series of Preferred Stock that could be senior in priority to the Series A Preferred Stock.

Covered Security

        The term "covered security" applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act of 1933, as amended, or the Securities Act. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange, such as NASDAQ. Our Series A Preferred Stock is a covered security because it is senior to our Common Stock and therefore is exempt from state registration.

        Although the Warrants are not "covered securities," most states include an exemption from the securities registration requirement for warrants that are exercisable for a listed security. Therefore, the Warrants are subject to state securities registration in any state that does not provide such an exemption and this offering must be registered under the securities regulations of such states in order to sell the Warrants in these states.

        There are several advantages to both issuers and investors of a security being deemed a covered security. These include:

  •
  More Investors—Covered securities can be purchased by a broader range of investors than non-covered securities can. Non-covered securities are subject to suitability requirements that vary from state to state. These so-called "Blue Sky" regulations often prohibit the sale of securities to certain investors and may prohibit the sale of securities altogether until a specific volume of sales have been achieved in other states.

  •
  Issuance Costs—Covered securities may have lower issuance costs since they avoid the expense of compliance with the various regulations of each of the 50 states and Washington, D.C. This could save time and money and allows issuers of covered securities the flexibility to enter the real estate markets at a time of their choosing. All investors of the issuer would benefit from any lower issuance costs that may be achieved.

        There are several disadvantages to investors of a security being deemed a covered security. These include:

  •
  Lack of Suitability Standards—As there are no investor eligibility requirements, there is no prohibition on the sale of the securities to certain investors, including investors that may not be suitable to purchase the securities.

  •
  No State Review—Investors will not receive an additional level of review and possible protection afforded by the various state regulators.

RISK FACTORS

        Investing in our securities involves a high degree of risk. You should carefully read and consider the following risk factors and all other information contained in this prospectus or in the documents incorporated by reference before making a decision to purchase our securities. These factors could have a material impact on our asset valuations, results of operations or financial condition and could also impair our ability to maintain dividend distributions at current or anticipated levels. The risk factors summarized below are categorized as follows: (i) Risks Related to this Offering, (ii) Risks Related to Our Real Estate Business, (iii) Risks Related to Our Lending Business and (iv) Risks Related to Our Organization and Structure. However, these categories do overlap and should not be considered exclusive.

Risks Related to This Offering

There is no public market for our Series A Preferred Stock or Warrants and we do not expect one to develop.

        There is no public market for our Series A Preferred Stock or Warrants offered in this offering, and we currently have no plan to list these securities on a securities exchange or to include these shares for quotation on any national securities market. Additionally, our charter contains restrictions on the ownership and transfer of our securities, and these restrictions may inhibit your ability to sell the Series A Preferred Stock or Warrants promptly or at all. Furthermore, the Warrants will expire on the fifth anniversary of the date of issuance. If you are able to sell the Series A Preferred Stock or Warrants, you may only be able to sell them at a substantial discount from the price you paid. Therefore, you should purchase the Units only as a long-term investment.

The Series A Preferred Stock has not been rated.

        We will not obtain a rating for the Series A Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price and/or liquidity of the Series A Preferred Stock. In addition, we may elect in the future to obtain a rating of the Series A Preferred Stock, which could adversely impact the market price and/or liquidity of the Series A Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on negative outlook or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. While ratings do not reflect market prices or the suitability of a security for a particular investor, such downward revision or withdrawal of a rating could have an adverse effect on the market price and/or liquidity of the Series A Preferred Stock. It is also likely that the Series A Preferred Stock will never be rated.

Your interests could be diluted by the incurrence of additional debt.

        As of March 31, 2016, our total consolidated indebtedness was $712 million, and we may incur significant additional debt in the future. The Series A Preferred Stock is subordinate to all of our existing and future debt and liabilities and those of our subsidiaries. The terms of our Series A Preferred Stock do not contain any financial covenants and do not restrict how we can use the proceeds of the offering. Our future debt may include restrictions on our ability to pay dividends to preferred stockholders or make redemptions in the event of a default under the debt facilities or under other circumstances.

We will be required to terminate this offering if our Common Stock is no longer listed on NASDAQ or another national securities exchange.

        The Series A Preferred Stock is a "covered security" and therefore is not subject to registration under the state securities, or "Blue Sky," regulations in the various states in which it may be sold due to its seniority to our Common Stock, which is listed on NASDAQ. If our Common Stock is no longer listed on NASDAQ or another appropriate exchange, we will be required to register this offering in any state in which we subsequently offer the Units. This would require the termination of this offering and could result in our raising an amount of gross proceeds that is substantially less than the amount of the gross proceeds we expect to raise if the maximum offering is sold.

        Although the Warrants are not "covered securities," most states include an exemption from securities registration for warrants that are exercisable into a listed security. Therefore, the Warrants are subject to state securities registration in any state that does not provide such an exemption and this offering must be registered under the securities regulations of such states in order to sell the Warrants in these states.

Shares of Series A Preferred Stock may be redeemed for shares of Common Stock, which ranks junior to the Series A Preferred Stock with respect to dividends and upon liquidation.

        From and after the second anniversary of the date of original issuance of any shares of Series A Preferred Stock, the holder of such shares may require us to redeem such shares, with the redemption price payable, in our sole discretion, in cash or in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 60 trading days prior to the redemption. The rights of the holders of shares of Series A Preferred Stock rank senior to the rights of the holders of shares of our Common Stock as to dividends and payments upon liquidation. Unless full cumulative dividends on our shares of Series A Preferred Stock for all past dividend periods have been declared and paid (or set apart for payment), we will not declare or pay dividends with respect to any shares of our Common Stock for any period. Upon liquidation, dissolution or winding up of our Company, the holders of shares of our Series A Preferred Stock are entitled to receive a liquidation preference of the Stated Value, initially $25 per share, plus all accrued but unpaid dividends at the rate of 5.5% per annum, prior and in preference to any distribution to the holders of shares of our Common Stock or any other class of our equity securities.

We have the option to redeem your shares of Series A Preferred Stock under certain circumstances without your consent.

        From and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock, we will have the right (but not the obligation) to redeem such shares at 100% of the Stated Value, initially $25 per share, plus any accrued but unpaid dividends. We have the right, in our sole discretion, to pay the redemption price in cash or in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 60 trading days prior to the redemption. See "Shares of Series A Preferred Stock may be redeemed for shares of Common Stock, which ranks junior to the Series A Preferred Stock with respect to dividends and upon liquidation" above.

The cash distributions you receive may be less frequent or lower in amount than you expect.

        Our Board of Directors will determine the amount and timing of distributions on our Series A Preferred Stock. In making this determination, our Board of Directors will consider all relevant factors, including the amount of cash resources available for distribution, capital spending plans, cash flow, financial position, applicable requirements of the Maryland General Corporation Law, which we refer to as MGCL, and any applicable contractual restrictions. We cannot assure you that we will consistently be able to generate sufficient available cash flow to fund distributions on our Series A Preferred Stock nor can we assure you that sufficient cash will be available to make distributions to you. We cannot predict the amount of distributions you may receive and we may be unable to pay, maintain or increase distributions over time.

Your percentage of ownership may become diluted if we issue new shares of Common Stock or other securities, and issuances of additional Preferred Stock or other securities by us may further subordinate the rights of the holders of our Series A Preferred Stock and Common Stock (which you may become upon receipt of redemption payments in shares of our Common Stock or exercise of any of your Warrants into Common Stock).

        We may make redemption payments under the terms of the Series A Preferred Stock in shares of our Common Stock. Although the dollar amounts of such payments are unknown, the number of shares to be issued in connection with such payments may fluctuate based on the price of our Common Stock. Any sales or perceived sales in the public market of shares of our Common Stock issuable upon such redemption payments could adversely affect prevailing market prices of shares of our Common Stock. The issuance of shares of our Common Stock upon such redemption payments also may have the effect of reducing our net income per share (or increasing our net loss per share) or reducing our net asset value per share of Common Stock. In addition, the existence of Series A Preferred Stock may encourage short selling by market participants because the existence of redemption payments could depress the market price of shares of our Common Stock.

        Our Board of Directors is authorized, without stockholder approval, to cause us to issue additional shares of our Common Stock or to raise capital through the issuance of additional shares of our preferred stock, $0.001 par value per share, which we refer to as our Preferred Stock, including equity or debt securities convertible into Preferred Stock, options, warrants and other rights, on such terms and for such consideration as our Board of Directors in its sole discretion may determine. Any such issuance could result in dilution of the equity of our stockholders. In addition, our Board of Directors may, in its sole discretion, authorize us to issue Common Stock or other equity or debt securities to persons from whom we purchase properties, as part or all of the purchase price of the property. Our Board of Directors, in its sole discretion, may determine the price of any Common Stock or other equity or debt securities issued in consideration of such properties or services provided, or to be provided, to us.

        Our charter also authorizes our Board of Directors, without stockholder approval, to designate and issue one or more classes or series of Preferred Stock in addition to the Series A Preferred Stock offered in this offering (including equity or debt securities convertible into Preferred Stock) and to set or change the voting powers, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class or series of shares so issued. If any additional Preferred Stock is publicly offered, the terms and conditions of such preferred stock (including any equity or debt securities convertible into Preferred Stock) will be set forth in a registration statement registering the issuance of such preferred stock or equity or debt securities convertible into Preferred Stock. Because our Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders of any series or class of Preferred Stock preferences, powers, and rights senior to the rights of holders of Common Stock or the Series A Preferred Stock. If we ever create and issue additional Preferred Stock or equity or debt securities convertible into Preferred Stock with a distribution preference over Common Stock or the Series A Preferred Stock, payment of any distribution preferences of such new outstanding Preferred Stock would reduce the amount of funds available for the payment of distributions on our Common Stock and our Series A Preferred Stock. Further, holders of Preferred Stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the holders of our Common Stock, likely reducing the amount the holders of our Common Stock would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional Preferred Stock may delay, prevent, render more difficult or tend to discourage, a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management.

        Stockholders have no rights to buy additional shares of stock or other securities if we issue new shares of stock or other securities. We may issue common stock, convertible debt or preferred stock pursuant to a subsequent public offering or a private placement. Investors purchasing Units in this offering who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding stock they own. In addition, depending on the terms and pricing of any additional offerings and the value of our investments, you also may experience dilution in the book value and fair market value of, and the amount of distributions paid on, your shares of Series A Preferred Stock and Common Stock, if any.

Our ability to redeem shares of Series A Preferred Stock may be limited by Maryland law.

        Under Maryland law, a corporation may redeem stock as long as, after giving effect to the redemption, the corporation is able to pay its debts as they become due in the usual course (the equity solvency test) and its total assets exceed the sum of its total liabilities plus, unless its charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the redemption, to satisfy the preferential rights upon dissolution of stockholders when preferential rights on dissolution are superior to those whose stock is being redeemed (the balance sheet solvency test). If the Company is insolvent at any time when a redemption of shares of Series A Preferred Stock is required to be made, the Company may not be able to effect such redemption.

Our charter contains and the Warrant Agreement will contain restrictions upon ownership and transfer of the Series A Preferred Stock and exercise of the Warrants, which may impair the ability of holders to acquire the Series A Preferred Stock, the Warrants and the shares of our Common Stock upon exercise of the Warrants and upon redemption of Series A Preferred Stock, if the Company elects to pay the redemption price in shares of Common Stock.

        Our charter contains restrictions on ownership and transfer of the Series A Preferred Stock and Common Stock that are intended to assist us in maintaining our qualification as a REIT for federal income tax purposes, including a prohibition on the beneficial or constructive ownership of more than 9.8%, in number or value, whichever is more restrictive, of our outstanding shares of capital stock. See "Description of Capital Stock and Securities Offered—Restrictions on Ownership and Transfer" in this prospectus supplement. Additionally, the Warrant Agreement will provide that Warrants may not be exercised to the extent such exercise would result in the holder's beneficial or constructive ownership of more than 9.8%, in number or value, whichever is more restrictive, of our outstanding shares of capital stock. You should consider these ownership limitations prior to your purchase of the Units.

Holders of our securities will be subject to inflation risk.

        Inflation is the reduction in the purchasing power of money resulting from the increase in the price of goods and services. Inflation risk is the risk that the inflation-adjusted, or "real," value of an investment in Series A Preferred Stock or Common Stock or the income from that investment will be worth less in the future. As inflation occurs, the real value of the Series A Preferred Stock or Common Stock and dividends payable on such shares declines because such dividend rates will remain the same.

        If market interest rates go up, prospective purchasers of shares of our Common Stock or Series A Preferred Stock may expect a higher dividend rate on their investment. Higher market interest rates would not, however, result in more funds for us to pay dividends and, to the contrary, would likely increase our borrowing costs and potentially decrease funds available for dividends, and higher interest rates will not change the stated dividend rate on the Series A Preferred Stock. Thus, higher market interest rates could cause the market price of our Series A Preferred Stock or Common Stock to go down.

Holders of our securities may be required to recognize taxable income in excess of any cash or other distributions received from us, and Non-U.S. Shareholders could be subject to withholding tax on such amounts.

        The Warrant Agreement will provide that adjustments may be made to the exercise price or the number of shares of Common Stock issuable upon exercise of the Warrants. In certain cases, such an adjustment could result in the recognition of a taxable dividend to holders of Common Stock, Series A Preferred Stock or Warrants even if such holders do not receive any cash or other distribution from us.

        Additionally, as discussed in "Material U.S. Federal Income Tax Consequences—Taxation of Holders of Common Stock, Series A Preferred Stock or Warrants—U.S. Shareholders—Allocation of Purchase Price of Unit as Between Series A Preferred Stock and Warrant," holders of Series A Preferred Stock may be required to accrue income in respect of a "redemption premium," depending on the allocation of the purchase price for the Units as between the Series A Preferred Stock and the Warrants.

        Non-U.S. Shareholders could also be subject to withholding tax in these cases, as described in "Material U.S. Federal Income Tax Consequences—Taxation of Holders of Common Stock, Series A Preferred Stock or Warrants—Non-U.S. Shareholders."

        Holders should consult their tax advisors with respect to the possibility of having to recognize income or the possibility of withholding when no actual distribution is made.

If a Warrant is exercised through a "cashless exercise," the holder of the warrant may recognize gain or loss.

        The Warrant Agreement will provide that, in certain cases, a holder may be required to satisfy its obligation to pay the exercise price through a "cashless exercise." Upon such a cashless exercise, the holder may recognize taxable gain or loss, as discussed in "Material U.S. Federal Income Tax Consequences—Taxation of Holders of Common Stock, Series A Preferred Stock or Warrants—U.S. Shareholders—Exercise of the Warrants."

The exercise price for our Warrants will be established based on the Applicable NAV, and the Applicable NAV may not be indicative of the price at which the shares of Common Stock for which the Warrants may be exercised would trade.

        The exercise price of the Warrants being offered will be based upon the Applicable NAV. As used herein, "Applicable NAV" means the fair market net asset value of the Company per share of Common Stock as most recently published by the Company at the time of the issuance of the applicable Warrant. The Company will determine the Applicable NAV on an annual basis or more frequently if, in the Company's discretion, significant developments warrant. The Company's determination of the Applicable NAV is final and binding. The valuation methodologies underlying our NAVs will involve subjective judgments. See "Description of Capital Stock and Securities Offered—Estimated Net Asset Value" in this prospectus. Valuations of real properties do not necessarily represent the price at which a willing buyer would purchase our properties; therefore, there can be no assurance that we would realize the values underlying our estimated NAVs if we were to sell our assets and distribute the net proceeds to our stockholders. The values of our assets and liabilities are likely to fluctuate over time. The exercise price for the Warrants may not be indicative of the price at which the shares of Common Stock for which the Warrants may be exercised would trade or of the proceeds that a stockholder would receive if we were liquidated or dissolved or of the value of our portfolio at the time you would be able to dispose of your shares.

Shares of Common Stock issuable upon exercise of a Warrant have not been registered under the Securities Act.

        If upon any exercise of any Warrant a registration statement covering the sale of the Common Stock issuable upon exercise of a Warrant is not effective and an exemption from such registration is not available, the holder of such Warrant may only satisfy its obligation to pay the exercise price through a "cashless exercise." We have no obligation to file a registration statement to register the shares of Common Stock underlying any Warrants.

There is a broad range between the minimum offering amount of 400,000 Units and the maximum offering amount of 36,000,000 Units.

        There is a broad range between the minimum offering amount of 400,000 Units (for aggregate gross proceeds of $10,000,000) and the maximum offering amount of 36,000,000 Units (for aggregate gross proceeds of $900,000,000). If this offering is terminated after reaching the minimum offering amount of $10,000,000, then certain objectives described in the section entitled "Estimated Use of Proceeds" of this prospectus may not be achieved as anticipated. Any Units purchased by our Advisor, our Manager, our directors or officers and other affiliated persons and entities will be counted in calculating the minimum offering. Subscribers may not withdraw funds from the escrow account.

There are certain disadvantages to investors because the Units consisting of our Series A Preferred Stock and Warrants are deemed a covered security.

        The term "covered security" applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act of 1933, as amended. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security also can be covered security if it has a seniority greater than or equal other securities from the same issuer that are listed on a national exchange, such as the NASDAQ Global Market. Our Series A Preferred Stock is a covered security because it is senior to our Common Stock and therefore is exempt from state registration. Although the Warrants are not "covered securities", almost every state includes an exemption for warrants that are exercisable into a listed security.

        There are several disadvantages to investors of a security being deemed a covered security. These include:

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  Lack of Suitability Standards—Since there are no specific economic investor eligibility requirements for the purchase of our Units, there is no prohibition on the sale of the securities to certain investors, based on net worth or income as imposed by NASAA guidelines or applicable state blue sky laws.

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  No State Review—Investors will not receive an additional level of review and possible protection affordable by the various state regulators.

Future sales of our shares of Common Stock may cause our market price to drop significantly, even if our business is doing well.

        Urban Partners II, LLC, an affiliate of CIM Group, which we refer to as Urban II, is entitled to registration rights, subject to certain limitations, with respect to our securities pursuant to the Registration Rights and Lockup Agreement dated March 11, 2014 between us and Urban II, which we refer to as the Registration Rights and Lockup Agreement. Urban II is entitled to require us, on up to eight occasions, to register under the Securities Act, our shares of Common Stock it received in connection with the Merger (as defined below).

        While Urban II was initially subject to lockup restrictions in the Registration Rights and Lockup Agreement, the lockup restrictions have expired and therefore, there may be significant pent-up demand by CIM REIT to sell shares of our Common Stock that it holds. A large volume of sales of shares of our Common Stock could decrease the prevailing market price of shares of our Common Stock and could impair our ability to raise additional capital through the sale of equity securities in the future. Even if a substantial number of sales of shares of our Common Stock do not occur, the mere perception of the possibility of these sales could depress the market price of shares of our Common Stock and have a negative effect on our ability to raise capital in the future.

Changes in market conditions could adversely affect the market price of our Common Stock.

        As with other publicly traded equity securities, the value of our Common Stock depends on various market conditions, which may change from time to time. In addition to the current economic environment and future volatility in the securities and credit markets, the following market conditions may affect the value of our Common Stock:

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  the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

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  our financial performance;

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  general stock and bond market conditions;

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  government action or regulation, including changes in tax law;

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  increases in market interest rates, which may lead investors to expect a higher annual yield from our distributions in relation to the price of our shares;

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  changes in federal tax laws;

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  our ability to re-lease space as leases expire;

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  strategic actions by us or our competitors, such as acquisitions or restructurings;

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  changes in our credit ratings; and

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  any negative change in the level of our dividend or the partial payment thereof in shares of Common Stock.

        The market value of our Common Stock is based primarily upon the market's perception of our growth potential and our current and potential future earnings and cash dividends and our capital structure. Consequently, our Common Stock may trade at prices that are higher or lower than our net asset value per share of Common Stock. If our future earnings or cash dividends are less than expected, the market price of our Common Stock could diminish.

There is a limited trading market for our Common Stock and as a result, our share price is subject to greater volatility and you may not be able to resell your shares at or above the price you pay for them.

        Although our Common Stock is listed for trading on the NASDAQ, the volume of trading in our Common Stock has been lower than many other companies listed on the NASDAQ as approximately 98.2% of our Common Stock is presently owned by Urban II, affiliates of CIM Group and our executive officers and directors. See "We are controlled by an affiliate of CIM Group" in this "Risk Factors" section. A public trading market with depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our Common Stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Limited trading volume may subject our Common Stock to greater price volatility and may make it difficult for investors to sell shares at a price that is attractive to them.

Risks Related to Our Real Estate Business

Our operating performance is subject to risks associated with the real estate industry.

        Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for dividends, as well as the value of our properties. These events include, but are not limited to:

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  adverse changes in economic and socioeconomic conditions;

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  vacancies or our inability to rent space on favorable terms;

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  adverse changes in financial conditions of buyers, sellers and tenants of properties;

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  inability to collect rent from tenants;

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  competition from other real estate investors with significant capital, including but not limited to other real estate operating companies, publicly-traded REITs and institutional investment funds;

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  reductions in the level of demand for office, hotel and apartment community space and changes in the relative popularity of properties;

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  increases in the supply of office, hotel and apartment community space;

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  fluctuations in interest rates and the availability of credit, which could adversely affect our ability, or the ability of buyers and tenants of properties, to obtain financing on favorable terms or at all;

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  dependence on third parties to provide leasing, brokerage, property management and other services with respect to certain of our investments;

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  increases in expenses, including insurance costs, labor costs, utility prices, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies, and our inability to pass on some or all of these increases to our tenants; and

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  changes in, and changes in enforcement of, laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning, real estate tax, federal and state laws, governmental fiscal policies and the Americans with Disabilities Act of 1990, which we refer to as the ADA.

        In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases. If we cannot operate our properties so as to meet our financial expectations, our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions could be materially adversely affected.

        There can be no assurance that we can achieve our economic objectives.

A significant portion of our properties, by aggregate net operating income and square feet, are located in California and the District of Columbia. We are dependent on the California and the District of Columbia real estate markets and economies, and are therefore susceptible to risks of events in those markets that could adversely affect our business, such as adverse market conditions, changes in local laws or regulations and natural disasters.

        Because our properties in California (and particularly, in the San Francisco Bay area, including Oakland, California and San Francisco, California, which we refer to as the San Francisco Bay Area) and the District of Columbia represent a significant portion of our portfolio by aggregate net operating income and square feet, we are exposed to greater economic risks than if we owned a more geographically diverse portfolio. We are susceptible to adverse developments in the California (and particularly, in the San Francisco Bay Area) and the District of Columbia economic and regulatory environments (such as business layoffs or downsizing, industry slowdowns, relocations of businesses, increases in real estate and other taxes, costs of complying with governmental regulations or increased regulation and other factors) as well as natural disasters that occur in these areas (such as earthquakes, floods and other events). In addition, the State of California is regarded as more litigious and more highly regulated and taxed than many states, which may reduce demand for office, lodging and apartment space in California. Any adverse developments in the economy or real estate markets in California (and particularly, in the San Francisco Bay Area) or the District of Columbia, or any decrease in demand for office, lodging and apartment space resulting from the California (and particularly, in the San Francisco Bay Area) or the District of Columbia regulatory or business environments, could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

We may be adversely affected by any significant reductions in federal government spending, which could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

        Some of our properties are occupied by tenants that are U.S. federal government agencies. A significant reduction in federal government spending could decrease the likelihood that they will renew their leases with us. Further, economic conditions in the District of Columbia are significantly dependent upon the level of federal government spending in the region as a whole. In the event of a significant reduction in federal government spending, there could be negative economic changes in the District of Columbia which could adversely impact the ability of our tenants to perform their financial obligations under our leases or the likelihood of their lease renewals. As a result, such a reduction in federal government spending could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

Capital and credit market conditions may adversely affect demand for our properties and the overall availability and cost of credit.

        In periods when the capital and credit markets experience significant volatility, demand for our properties and the overall availability and cost of credit may be adversely affected. No assurances can be given that the capital and credit market conditions will not have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

        In addition, we could be adversely affected by significant volatility in the capital and credit markets as follows:

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  the tenants in our office properties may experience a deterioration in their sales or other revenue, or experience a constraint on the availability of credit necessary to fund operations, which in turn may adversely impact those tenants' ability to pay contractual base rents and tenant recoveries. Some tenants may terminate their occupancy due to an inability to operate profitably for an extended period of time, impacting our ability to maintain occupancy levels;

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  constraints on the availability of credit to tenants, necessary to purchase and install improvements, fixtures and equipment and to fund business expenses, could impact our ability to procure new tenants for spaces currently vacant in existing office properties or properties under development; and

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  any joint venture or other co-investment partners could experience difficulty obtaining financing in the future for the same reasons discussed above. Their inability to obtain financing on acceptable terms, or at all, could negatively impact our ability to acquire additional properties.

Adverse economic conditions could have an adverse effect on the office, hotel and apartment communities industries.

        The United States has been recovering from a post-recessionary slow-growth environment, which has experienced historically high levels of unemployment or underemployment. Relative uncertainty over the depth and duration of the economic recovery may have a negative impact on the office, lodging and apartment communities industries. There is some general consensus among economists that the economy in the United States emerged from a recessionary environment in 2009, but high unemployment or underemployment levels have only begun to subside recently. As a result, our office, lodging and apartment properties, among other things, may experience reductions in revenue resulting from lower rental rates and occupancy levels. Accordingly, our financial results could be impacted by the economic environment, and future financial results and growth could be further harmed until a more expansive and consistent national economic environment is prevalent. A continued weaker than anticipated economic recovery, or a return to a recessionary national economic environment, could result in low or decreased levels of business and consumer travel, negatively impacting the lodging industry. Moreover, in the event of another recession, the office, hotel and apartment communities could experience reductions in rental rates, occupancy levels, property valuations and increases in operating costs such as advertising and turnover expenses. Such an economic outcome could also negatively impact our tenants' future growth prospects and could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

Investments in office buildings that have government tenants are subject to the risks associated with conducting business with the U.S. federal government.

        Investments in office buildings that have government tenants are subject to risks associated with conducting business with the U.S. federal government. Congressional action to reduce budgetary spending by the United States could limit or reduce the funding of government agencies or other organizations. Adverse developments and/or conditions affecting government tenants could reduce demand for space or force such tenants to curtail operations, which could result in less rent to us and, accordingly, could have a material adverse effect on our results of operations. The risks of conducting business with the U.S. federal government also include the risk of civil and criminal fines and the risk of public scrutiny of our performance at high profile sites.

The U.S. Government's "green lease" policies may adversely affect us.

        In recent years the U.S. Government has instituted "green lease" policies which allow a government tenant to require leadership in energy and environmental design for commercial interiors, or LEED®-CI, certification in selecting new premises or renewing leases at existing premises. In addition, the Energy Independence and Security Act of 2007 allows the General Services Administration to give preference to buildings for lease that have received an "Energy Star" label. Obtaining such certifications and labels may be costly and time consuming, but our failure to do so may result in our competitive disadvantage in acquiring new or retaining existing government tenants, which could result in less rent to us, and, accordingly, could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

Changes in the United States' and state governments' requirements for leased space may adversely affect us.

        Some of our current rents come from government tenants. Government agencies have been seeking to increase their space utilization under their leases, including reducing the amount of square footage per employee at leased properties, which has reduced the demand for government leased space. If a significant number of such events occur, our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions could be adversely affected.

Tenant concentration increases the risk that cash flow could be interrupted.

        We are, and expect that we will continue to be, subject to a degree of tenant concentration at certain of our properties and/or across multiple properties. In the event that a tenant occupying a significant portion of one or more of our properties or whose rental income represents a significant portion of the rental revenue at such property or properties were to experience financial weakness or file bankruptcy, it could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

We have incurred indebtedness and expect to incur significant additional indebtedness on a consolidated basis, which could have a material adverse effect on our business, financial condition, results of operations, cash flow or our ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions, and which may expose us to interest rate fluctuation risk and the risk of default under our debt obligations.

        As of March 31, 2016, our total consolidated indebtedness was approximately $712 million, inclusive of debt associated with assets held for sale. We expect to incur significant additional indebtedness to fund future investments and development activities and operational needs. The degree of leverage could make us more vulnerable to a downturn in business or the economy generally.

        Payments of principal and interest on our borrowings may leave us with insufficient cash resources to operate our properties and/or pay Common Stock dividend distributions or dividends on the Series A Preferred Stock. The incurrence of substantial outstanding indebtedness, and the limitations imposed by our debt agreements, could have significant other adverse consequences, including the following:

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  our cash flows may be insufficient to meet our required principal and interest payments;

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  we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our liquidity for acquisitions or operations;

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  we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our existing indebtedness;

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  we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

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  we may violate restrictive covenants in our debt documents, which would entitle the lenders to accelerate our debt obligations;

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  we may default on our obligations and the lenders or mortgagees may foreclose on our properties and take possession of any collateral that secures their loans; and

  •
  our default under any of our indebtedness with cross-default provisions could result in a default on other indebtedness.

        If any one of these events were to occur, our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions could be materially adversely affected. In addition, any foreclosure on our properties could create taxable income without the accompanying cash proceeds, which could adversely affect our ability to meet the REIT distribution requirements imposed by the Internal Revenue Code of 1986, as amended, which we refer to as the Code.

Increases in interest rates could increase the amount of our debt payments, which could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

        We may incur indebtedness that bears interest at a variable rate. In addition, from time to time, we may pay mortgage loans or finance and refinance our properties in a rising interest rate environment. Accordingly, increases in interest rates could increase our interest costs, which could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions. In addition, if rising interest rates cause us to need additional capital to repay our indebtedness, we may need to liquidate one or more of our investments at times that may not permit realization of the maximum return on such investments. Prolonged interest rate increases also could negatively impact our ability to make investments with positive economic returns.

We may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our current indebtedness.

        Upon maturity of indebtedness incurred by us, there is no assurance that replacement financing can be obtained or, if it is obtained, that interest rates and other terms would be as favorable as the original indebtedness. Inability to refinance indebtedness on favorable terms may compel us to attempt to dispose of one or more properties, including any properties that may be secured by such debt, on terms less favorable than might be obtained at a later date. In addition, if any secured indebtedness matured before refinancing could be procured, the lender could foreclose on the applicable collateral and we might suffer losses as a result of that foreclosure. Further, lenders may require insurance against terrorist acts, particularly for large properties in urban areas, and the unavailability of such insurance may make it difficult to finance or refinance investments. The factors described above could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

We may be unable to renew leases or lease vacant office space.

        As of December 31, 2015, 12.1% of the rentable square footage of our office portfolio was available for lease. As of December 31, 2015, 11.3% of the occupied square footage in our office portfolio was scheduled to expire in 2016. Local economic environment may make the renewal of these leases more difficult, or renewal may occur at rental rates equal to or below existing rental rates. As a result, portions of our office properties may remain vacant for extended periods of time. In addition, we may have to offer substantial rent abatements, tenant improvements, concessions, early termination rights or below-market renewal options to attract new tenants or retain existing tenants. The factors described above could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

Short-term leases in our multifamily portfolio may expose us to the effects of declining market rents and we may be unable to renew leases or lease vacant units.

        Substantially all of our leases in our multifamily portfolio are for a term of one year or less. Therefore, rental revenues from our multifamily portfolio may be negatively impacted by local and/or market declines in market rents more quickly than if our leases were for longer terms.

        In addition, rental units may remain vacant for extended periods of time. As a result, we may have to offer substantial rent abatements, concessions, or below market renewal options to attract new tenants or retain existing tenants. The factors described above could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

Our operating performance is subject to risks associated with the lodging industry.

        The success of our hotel properties depends largely on the property operators' ability to adapt to dominant trends in the lodging industry as well as disruptions such as greater competitive pressures, increased consolidation, industry overbuilding, dependence on consumer spending patterns and changing demographics, the introduction of new concepts and products such as Airbnb®, Homeaway® and VRBO®, availability of labor, price levels and macroeconomic and microeconomic conditions. The success of a particular hotel brand, the ability of a hotel brand to fulfill any obligations to operators of our business, and trends in the lodging industry could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

        The performance of the lodging industry has historically been closely linked to the performance of the general economy and, specifically, growth in U.S. gross domestic product. The lodging industry is also sensitive to business and personal discretionary spending levels. The lodging industry could experience a significant decline in occupancy and average daily rates due to a reduction in business and/or leisure travel. General economic conditions, increased fuel costs, natural disasters and terrorist attacks are a few factors that could affect an individual's willingness to travel.

We face significant competition.

        Our office portfolio competes with a number of developers, owners and operators of office real estate, many of which own properties similar to ours in the same markets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and may not be able to replace them, and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-

market renewal options in order to retain tenants when our tenants' leases expire. As a result of any of the foregoing factors, our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions could be materially adversely affected.

        Our hotel portfolio competes for guests primarily with other hotels in the immediate vicinity of our hotels and secondarily with other hotels in the geographic market of our hotels. An increase in the number of competitive hotels in a particular area could have a material adverse effect on the occupancy, average daily rate and RevPAR of our hotels in that area.

        There are numerous housing alternatives that compete with our apartment communities in attracting residents. These include other apartment communities and single-family homes that are available for rent in the markets in which the communities are located. If the demand for our apartment communities is reduced or if competitors develop and/or acquire competing apartment communities, rental rates may drop, which may have a material adverse effect on our financial condition and results of operations. We also face competition from other real estate investment funds, businesses and other entities in the acquisition, development and operation of apartment communities. This competition may result in an increase in costs and prices of apartment communities that we acquire and/or develop.

We may be unable to complete investments that would grow our business and, even if consummated, we may fail to successfully integrate and operate acquired properties.

        We plan to acquire additional investments as opportunities arise. Our ability to acquire investments on favorable terms and/or successfully integrate and operate them is subject to the following significant risks:

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  we may be unable to acquire desired investments because of competition from other real estate investors with better access to less expensive capital, including other real estate operating companies, publicly-traded REITs and investment funds;

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  we may acquire properties that are not accretive to our results upon acquisition, and we may not successfully manage and lease those properties to meet our expectations;

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  competition from other potential acquirers may significantly increase purchase prices;

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  acquired properties may be located in new markets where we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures;

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  we may be unable to generate sufficient cash from operations or obtain the necessary debt or equity financing to consummate an investment on favorable terms or at all;

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  we may need to spend more money than anticipated to make necessary improvements or renovations to acquired properties;

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  we may spend significant time and money on potential investments that we do not consummate;

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  we may be unable to quickly and efficiently integrate new acquisitions into our existing operations;

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  we may suffer higher than expected vacancy rates and/or lower than expected rental rates; and

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  we may acquire properties without any recourse, or with only limited recourse, for liabilities against the former owners of the properties.

        If we cannot complete investments on favorable terms, or operate acquired properties to meet our goals or expectations, our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions could be materially adversely affected.

We may be unable to successfully expand our operations into new markets.

        Each of the risks applicable to our ability to acquire and successfully integrate and operate properties in the markets in which our properties are located are also applicable to our ability to acquire and successfully integrate and operate properties in new markets. In addition to these risks, we may not possess the same level of familiarity with the dynamics and market conditions of certain new markets that we may enter, which could adversely affect our ability to expand into those markets. We may be unable to build a significant market share or achieve a desired return on our investments in new markets. If we are unsuccessful in expanding into new markets, it could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

Our stockholders will not have any approval rights regarding expansion or change in strategies or specific future investments.

        We have expanded and may continue to expand our operations into new real estate-related activities, including, without limitation, (i) originating and/or investing in a variety of loan products, including, but not limited to, mezzanine loans, commercial real estate loans and other types of loans (see "Lending Segment" in the "Our Business and Properties" section) and/or (ii) real estate development activities to create substantially stabilized properties. Stockholders will not have any approval rights with respect to expansion or change in strategies or future investments. Our Board of Directors, CIM Urban REIT Management L.P. and/or CIM Investment Advisors, LLC, which we refer to as the Advisor, as applicable, the advisor to our subsidiary, CIM Urban, will make decisions with respect to future investments to be made by us. See "Investment Management Agreement" in the "Our Business and Properties" section. If we are unsuccessful in expanding into new real estate activities or our changes in strategies or future investments turn out to be unsuccessful, it could have a material adverse effect on our financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

We may make investments outside of the United States, which would subject us to additional risks that may affect our operations unfavorably.

        We may invest some of our capital outside of the United States. Our investments in foreign countries could be affected unfavorably by changes in exchange rates due to political and economic factors, including inflation. Because non-U.S. companies are not subject to uniform accounting, auditing and financial reporting standards, practices and requirements comparable with those applicable to U.S. companies, there may be different types of, and lower quality, information available about non-U.S. companies and their assets. This may affect our ability to underwrite and evaluate proposed investments in foreign countries or to obtain appropriate financial reports relating to such investments. In addition, with respect to certain countries, there may be an increased potential for corrupt business practices, or the possibility of expropriation or confiscatory taxation, political or social instability, or diplomatic developments that could affect our investments in those countries. Moreover, individual economies could differ unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, changes in currency rates and exchange control regulations and capital reinvestment. As a result of the factors described in this paragraph, any investments made outside of the United States may be subject to a higher degree of risk; there can also be no assurance that any such investments will generate returns comparable to investment made in the United States.

We are subject to risks and liabilities unique to joint venture relationships.

        We may contemplate acquisitions of properties through joint ventures and sales to institutions of partial ownership of properties that we wholly own. Joint venture investments involve certain risks, including for example:

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  disputes with joint venture partners might affect our ability to develop, operate or dispose of a property;

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  the refinancing of unconsolidated joint venture debt may require additional equity commitments on our part;

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  joint venture partners may control or share certain approval rights over major decisions or might have economic or other business interests or goals that are inconsistent with our business interests or goals that would affect our ability to operate the property;

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  we may be forced to fulfill the obligations of a joint venture or of joint venture partners who default on their obligations including those related to debt or interest rate swaps; and

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  there may be conflicts of interests because our joint venture partners may have varying interests such as different needs for liquidity, different assessments of the market, different tax objectives or ownership of competing interests in properties in our markets.

        The occurrence of one or more of the foregoing events could adversely affect our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

We may become exposed to risks associated with property development.

        We may engage in development and redevelopment activities with respect to certain of our properties. To the extent that we do so, we will be subject to certain risks, including, without limitation:

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  the availability and pricing of financing on favorable terms or at all;

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  the availability and timely receipt of zoning and other regulatory approvals;

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  contractor and subcontractor disputes, strikes, labor disputes or supply disruptions; and

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  the cost and timely completion of construction (including risks beyond our control, such as weather or labor conditions, or materials shortages).

        These risks could result in substantial unanticipated delays or expenses and, under certain circumstances, could prevent completion of development activities once undertaken, any of which could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

Real estate investments are generally illiquid, and we may not be able to sell our properties when we desire, which could adversely affect us.

        Our real estate investments are relatively difficult to sell quickly. Return of capital and realization of gains, if any, from an investment will generally occur upon disposition or refinance of the underlying property. We may not be able to realize our investment objectives by sale or other disposition or be able to refinance at attractive prices within any given period of time. We may also not be able to complete any exit strategy. In particular, these risks could arise from: (i) weak market conditions; (ii) lack of an established market for a property; (iii) changes in the financial condition or prospects of prospective purchasers; (iv) changes in national or international economic conditions, such as the global economic downturn in 2008 and 2009; and (v) changes in laws, regulations or fiscal policies of jurisdictions in which the property is located. Furthermore, certain properties may be adversely affected by contractual rights, such as rights of first offer.

We may be unable to secure funds for our future long-term liquidity needs, which could have a material adverse effect on our business, financial condition, results of operation, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

        Our long-term liquidity needs will consist primarily of funds necessary for acquisition of investments and payment for development or repositioning of properties, capital expenditures, refinancing of indebtedness and acquisitions of shares of our Common Stock, at or below NAV, whether through one or more tender offers, share repurchases or otherwise. In addition, our future liquidity needs will include funds for dividends on Series A Preferred Stock and may include funds for the redemption of Series A Preferred Stock (if we choose to pay the redemption price in cash instead of shares of our Common Stock). We may not have sufficient funds on hand or may not be able to obtain additional financing to cover all of these long-term cash requirements, although it should be noted that we do not currently have any significant property development or repositioning projects planned. The nature of our business, and the requirements imposed by REIT rules that we distribute a substantial majority of our REIT taxable income on an annual basis in the form of dividends, may cause us to have substantial liquidity needs over the long-term. We will seek to satisfy our long-term liquidity needs through one or more of the following methods: (i) offerings of shares of common stock, preferred shares, senior unsecured securities, and/or other equity and debt securities; (ii) credit facilities and term loans; (iii) the addition of senior recourse or non-recourse debt using target acquisitions as well as existing investments as collateral; (iv) the sale of existing investments; and/or (v) cash flows from operations. These sources of funding may not be available on attractive terms or at all. If we cannot obtain additional funding for our long-term liquidity needs, our investments may generate lower cash flows or decline in value, or both, which may cause us to sell assets at a time when we would not otherwise do so and could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

Potential losses may not be covered by insurance.

        Our business operations in California, New York, North Carolina, Texas and the District of Columbia are susceptible to, and could be significantly affected by, adverse weather conditions and natural disasters such as earthquakes, tsunamis, hurricanes, wind, blizzards, floods, landslides, drought and fires. These adverse weather conditions and natural disasters could cause significant damage to the properties in our portfolio, the risk of which is enhanced by the concentration of our properties, by aggregate net operating income and square feet, in California and the District of Columbia. Our insurance may not be adequate to cover business interruption or losses resulting from adverse weather or natural disasters. We carry earthquake insurance on our properties in California in an amount and with deductibles and limitations that we deem to be appropriate. However, the amount of our earthquake insurance coverage may not be sufficient to cover losses from earthquakes in California. Furthermore, we may not carry insurance for certain losses, including, but not limited to, losses caused by war or certain environmental conditions, such as mold or asbestos. In addition, our title insurance policies may not insure for the current aggregate market value of our portfolio, and we do not intend to increase our title insurance coverage if the market value of our portfolio increases.

        As a result of the factors described above, we may not have sufficient coverage against all losses that we may experience for any reason. We may also discontinue insurance on some or all of our properties in the future if the cost of premiums for any of these policies exceeds the value of the coverage discounted for the risk of loss.

        If we experience a loss that is uninsured or that exceeds policy limits, we could incur significant costs and lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. Further, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if the properties were irreparable. In addition, our properties may not be able to be rebuilt to their existing height or size at their existing location under current land-use laws and policies. In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications and otherwise may have to upgrade such property to meet current code requirements. Any of the factors described above could have a material adverse effect on our business, financial condition, results of operation, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

Terrorism and war could harm our operating results.

        The strength and profitability of our business depends on demand for and the value of our properties. Future terrorist attacks in the United States, such as the attacks that occurred in New York and the District of Columbia on September 11, 2001 and in Boston on April 15, 2013, and other acts of terrorism or war may have a negative impact on our operations. Terrorist attacks in the United States and elsewhere may result in declining economic activity, which could harm the demand for and the value of our properties. In addition, the public perception that certain locations are at greater risk for attack, such as major airports, ports, and rail facilities, may decrease the demand for and the value of our properties near these sites. A decrease in demand could make it difficult for us to renew or re-lease our properties at these sites at lease rates equal to or above historical rates. Such terrorist attacks could have an adverse impact on our business even if they are not directed at our properties.

        In addition, the terrorist attacks of September 11, 2001 have substantially affected the availability and price of insurance coverage for certain types of damages or occurrences, and our insurance policies for terrorism include large deductibles and co-payments. Although we maintain terrorism insurance coverage on our portfolio, the amount of our terrorism insurance coverage may not be sufficient to cover losses inflicted by terrorism and therefore could expose us to significant losses and have a negative impact on our operations.

Because we own real property, we are subject to extensive environmental regulation which creates uncertainty regarding future environmental expenditures and liabilities.

        Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under some of these laws, an owner or operator of real estate may be liable for costs related to soil or groundwater contamination on or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site.

        These laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent our property or to borrow using the property as collateral. In addition, persons exposed to hazardous or toxic substances may sue for personal injury damages. For example, some laws impose liability for release of or exposure to asbestos-containing materials. In other cases, some of our properties may have been impacted by contamination from past operations or from off-site sources. As a result, in connection with our current or former ownership, operation, management and development of real properties, we may be potentially liable for investigation and cleanup costs, penalties and damages under environmental laws.

        Although most of our properties have been subjected to preliminary environmental assessments, known as Phase I assessments, by independent environmental consultants that identify certain liabilities, Phase I assessments are limited in scope, and may not include or identify all potential environmental liabilities or risks associated with a property. Unless required by applicable law, we may decide not to further investigate, remedy or ameliorate the liabilities disclosed in the Phase I assessments.

        Further, these or other environmental studies may not identify all potential environmental liabilities or accurately assess whether we will incur material environmental liabilities in the future. If we do incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties.

Compliance with the ADA and fire, safety and other regulations may require us to make unanticipated expenditures that could significantly reduce the cash available for Common Stock dividend distributions or dividends on the Series A Preferred Stock.

        Our properties are subject to regulation under federal laws, such as the ADA, pursuant to which all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the ADA, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of our properties or future properties is not in compliance with the ADA, we might be required to take remedial action, which would require us incur additional costs to bring the property into compliance. Noncompliance with the ADA could also result in imposition of fines or an award of damages to private litigants.

        Additional federal, state and local laws also may require modifications to our properties or restrict our ability to renovate our properties. We cannot predict the ultimate amount of the cost of compliance with the ADA or other legislation.

        In addition, our properties are subject to various federal, state and local regulatory requirements, such as state and local earthquake, fire and life safety requirements. If we were to fail to comply with these various requirements, we might incur governmental fines or private damage awards. If we incur substantial costs to comply with the ADA or any other regulatory requirements, our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions could be materially adversely affected. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties.

Security breaches through cyber attacks, cyber intrusions or otherwise, as well as other significant disruptions of our Advisor's and Manager's, information technology, or IT, networks and related systems could adversely affect us.

        We face risks associated with security breaches, whether through cyber attacks or cyber intrusions over the internet, malware, computer viruses, attachments to e-mails, persons inside our organization or persons with access to systems inside our organization, and other significant disruptions of our Advisor's or Manager's IT networks and related systems. The risk of a security breach or disruption, particularly through cyber attack or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Our Advisor's and Manager's IT networks and related systems are essential to the operation of our business and our ability to perform day-to-day operations (including managing our building systems), and, in some cases, may be critical to the operations of certain of our tenants. There can be no assurance that efforts to maintain the security and integrity of these types of IT networks and related systems will be effective or that attempted security breaches or disruptions would not be successful or damaging. A security breach or other significant disruption involving our Advisor's or Manager's IT networks and related systems could materially adversely impact our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

Changes in accounting standards may adversely impact our financial condition and/or results of operations.

        We are subject to the rules and regulations of the U.S. Financial Accounting Standards Board related to generally accepted accounting principles, which we refer to as GAAP. Various changes to GAAP are constantly being considered, some of which could materially impact our reported financial condition and/or results of operations. Also, to the extent publicly traded companies in the United States would be required in the future to prepare financial statements in accordance with International Financial Reporting Standards instead of the current GAAP, this change in accounting standards could materially affect our financial condition or results of operations.

We have entered, or may in the future enter, into hedging transactions that could expose us to contingent liabilities in the future and materially adversely impact our financial condition and results of operations.

        Subject to maintaining our qualification as a REIT, we have entered, or may in the future enter, into hedging transactions that could require us to fund cash payments in certain circumstances (e.g., the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument), which could in turn result in economic losses to us.

        In addition, certain of the hedging instruments that we may enter into could involve risks since they often are not traded on regulated exchanges, guaranteed by an exchange or our clearing house, or regulated by any U.S. or foreign governmental authorities. We cannot assure you that a liquid secondary market will exist for hedging instruments that we may enter into in the future, and we may be required to maintain a position until exercise or expiration, which could result in significant losses.

        Furthermore, we intend to record any derivative and hedging transactions we enter into in accordance with GAAP. However, we may choose not to pursue, or fail to qualify for, hedge accounting treatment relating to such derivative instruments. As a result, our operating results may suffer because losses, if any, on these derivative instruments may not be offset by a change in the fair value of the related hedged transaction or item. Any losses sustained as a result of our hedging transactions would be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could have a material adverse effect on our business, financial condition, results of operation, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

Risks Related to Our Lending Segment

Our lending segment exposes us to a high degree of risk associated with investing in real estate.

        The performance and value of our loans depends upon many factors beyond our control. The ultimate performance and value of our loans are subject to risks associated with the ownership and operation of the properties which collateralize our loans, including the property owner's ability to operate the property with sufficient cash flow to meet debt service requirements. The performance and value of the properties collateralizing our loans may be adversely affected by:

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  changes in national or regional economic conditions;

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  changes in real estate market conditions due to changes in national, regional or local economic conditions or property market characteristics;

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  competition from other properties;

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  changes in interest rates and the condition of the debt and equity capital markets;

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  the ongoing need for capital repairs and improvements;

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  increases in real estate tax rates and other operating expenses (including utilities);

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  adverse changes in governmental rules and fiscal policies; acts of God, including earthquakes, hurricanes and other natural disasters; acts of war or terrorism; or a decrease in the availability of or an increase in the cost of insurance;

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  adverse changes in zoning laws;

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  the impact of environmental legislation and compliance with environmental laws; and

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  other factors that are beyond our control or the control of the commercial property owners.

        In the event that any of the properties underlying our loans experience any of the foregoing events or occurrences, the value of, and return on, such loans may be negatively impacted, which in turn could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

There are significant risks related to loans originated under the Small Business Administration's 7(a) Program, which we refer to as the SBA 7(a) Program.

        Many of the borrowers under our SBA 7(a) Program are privately-owned businesses. There is typically no publicly available information about these businesses; therefore, we must rely on our own due diligence to obtain information in connection with our investment decisions. Our borrowers may not meet net income, cash flow and other coverage tests typically imposed by banks. A borrower's ability to repay its loan may be adversely impacted by numerous factors, including a downturn in its industry or other negative local or macro-economic conditions. Deterioration in a borrower's financial condition and prospects may be accompanied by deterioration in the collateral for the loan. In addition, small businesses typically depend on the management talents and efforts of one person or a small group of people for their success. The loss of services of one or more of these persons could have an adverse impact on the operations of the small business. Small companies are typically more vulnerable to customer preferences, market conditions and economic downturns and often need additional capital to maintain the business, expand or compete. These factors may have an impact on the ultimate recovery of our loans receivable from such businesses. Loans to small businesses, therefore, involve a high degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative. The factors described above could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

Commercial real estate loans and our real estate owned, which we refer to as REO, are typically illiquid and their value may decrease.

        Our commercial real estate loans and real estate acquired through foreclosure are typically illiquid investments. Therefore, we may be unable to vary our portfolio promptly in response to changing economic, financial and investment conditions. As a result, the fair market value of these investments may decrease in the future and losses may result. The illiquid nature of our loans may adversely affect our ability to dispose of such loans at times when it may be advantageous or necessary for us to liquidate such investments, which in turn could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

Our lending segment has an industry concentration, which may negatively impact our financial condition and results of operations.

        A majority of our revenue from the lending segment (included in discontinued operations) is generated from loans collateralized by hospitality properties. At December 31, 2015, our loans were 76% concentrated in the hospitality industry. Any factors that negatively impact the hospitality industry, including recessions, severe weather events (such as hurricanes, blizzards, floods, etc.), depressed commercial real estate markets, travel restrictions, bankruptcies or other political or geopolitical events or the introduction of new concepts and products such as Airbnb®, Homeaway® and VRBO®, could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or ability to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

Establishing loan loss reserves entails significant judgment and may negatively impact our results of operations.

        We have a quarterly review process to identify and evaluate potential exposure to loan losses. The determination of whether significant doubt exists and whether a loan loss reserve is necessary requires judgment and consideration of the facts and circumstances existing at the evaluation date. Additionally, further changes to the facts and circumstances of the individual borrowers, the limited service hospitality industry and the economy may require the establishment of additional loan loss reserves and the effect to our results of operations would be adverse. If our judgments underlying the establishment of our loan loss reserves are not correct, our results of operations may be negatively impacted.

        Whenever our borrowers experience significant operating difficulties and we are forced to liquidate the collateral underlying the loans, losses may be relatively substantial.

Our loans are subject to delinquency, foreclosure and loss, any or all of which could result in losses.

        Our commercial mortgage loans and loans originated pursuant to the SBA 7(a) Program, are collateralized by income-producing properties and typically have personal guarantees. These loans are predominately to operators of limited service hospitality properties. As a result, these operators are subject to risks associated with the hospitality industry, including recessions, severe weather events, depressed commercial real estate markets, travel restrictions, bankruptcies or other political or geopolitical events.

        Our real estate loans are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of and/or cash flow from the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of and/or cash flow from an income-producing property can be affected by, among other things, tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

        In the event of a loan default, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral multiplied by our percentage ownership and the unguaranteed portion of the principal and accrued interest on the loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of the borrower, the loan to such borrower will be deemed collateralized only to the extent of the value of the underlying property at the time of the bankruptcy (as determined by the bankruptcy court). In addition to losses related to collateral deficiencies, during the foreclosure process we may incur costs related to the protection of our collateral including unpaid real estate taxes, legal fees, franchise fees, insurance and operating shortfalls to the extent the property is being operated by a court-appointed receiver.

        Foreclosure and bankruptcy are complex and sometimes lengthy processes that are subject to federal and state laws and regulations. An action to foreclose on a property is subject to many of the delays and expenses of other lawsuits if the defendant raises defenses or counterclaims. In the event of a default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due under the note. Further, borrowers have the option of seeking federal bankruptcy protection which could delay the foreclosure process. In conjunction with the bankruptcy process, the terms of the loan agreements may be modified. Typically, delays in the foreclosure process will have a negative impact on our results of operations and/or financial condition due to direct and indirect costs incurred and possible deterioration of the value of the collateral. After foreclosure has been completed, a lack of funds or capital may force us to sell the underlying property resulting in a lower recovery even though developing the property prior to a sale could result in a higher recovery.

        As part of our commercial real estate loan origination business, we have originated and expect to originate mezzanine loans, which are loans made to entities that have subsidiaries which own real property and are secured by pledges of such entity's equity ownership in its property-owning subsidiary. Mezzanine loans are by their nature structurally and legally subordinated to more senior property-level financings. Accordingly, if a borrower defaults on our mezzanine loan or if there is a default by our borrower's subsidiary on debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the property-level debt and other senior debt is paid in full.

        We may also retain, from whole loans we originate, subordinate interests referred to as B Notes. B Notes are commercial real estate loans secured by a first mortgage on a single large commercial property or group of related properties and subordinated to a senior interest, referred to as an A Note. As a result, if a borrower defaults, there may not be sufficient funds remaining for B Note owners after payment to the A Note owners.

        Moreover, under the terms of intercreditor arrangements governing mezzanine loans, B Notes and other similar subordinated loans originated by us, we may have to satisfy certain liquidity and capital requirements before we can step into a borrower's position after it has defaulted. There can be no assurance that we will be able to satisfy such requirements, resulting in potentially lower recovery. After a foreclosure on the pledged equity interest has been completed, a lack of funds may force us to sell the underlying property without developing it further (which sale may result in a lower recovery) instead of injecting funds into and developing the property prior to a sale (which may result in a higher recovery).

        As a result of the factors described above, defaults on commercial real estate loans could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

We operate in a competitive market for investment opportunities and future competition for our commercial real estate collateralized loans may limit our ability to originate or dispose of our target loans and could also affect the yield of these investments.

        We are in competition with a number of entities for the types of commercial real estate collateralized loans that we originate. These entities include, among others, specialty finance companies, savings and loan associations, banks and financial institutions. Some of these competitors may be substantially larger and have considerably greater financial, technical and marketing resources than we do. Some of these competitors may also have a lower cost of funds and access to funding sources that may not be available to us currently. In addition, many of our competitors may not be subject to operating constraints associated with REIT qualification or maintenance of exclusions from registration under the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act. Furthermore, competition may further limit our ability to generate desired returns. Due to this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and can offer no assurance that we will be able to identify and make investments that are consistent with our investment objective. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

We may be subject to lender liability claims.

        In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed "lender liability." Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or our other creditors or stockholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Curtailment of our ability to utilize the SBA 7(a) Program by the federal government could adversely affect our results of operations.

        We are dependent upon the federal government to maintain the SBA 7(a) Program. There can be no assurance that the program will be maintained or that loans will continue to be guaranteed at current levels. In addition, there can be no assurance that our Small Business Administration, which we refer to as SBA, lending subsidiary, First Western SBLC, Inc., which we refer to as First Western, will be able to maintain its status as a Preferred Lender or that we can maintain our SBA 7(a) license.

        If we cannot continue originating and selling government guaranteed loans at current levels, we could experience a decrease in future servicing spreads and earned premiums. From time-to-time the SBA has reached its internal budgeted limits and ceased to guarantee loans for a stated period of time. In addition, the SBA may change its rules regarding loans or Congress may adopt legislation or fail to approve a budget that would have the effect of discontinuing, reducing availability of funds for, or changing loan programs. Non-governmental programs could replace government programs for some borrowers, but the terms might not be equally acceptable. If these changes occur, the volume of loans to small businesses that now qualify for government guaranteed loans could decline, as could the profitability of these loans.

        First Western has been granted national Preferred Lender Program, which we refer to as PLP, status and originates, sells and services small business loans and is authorized to place SBA guarantees on loans without seeking prior SBA review and approval. Being a national lender, PLP status allows First Western to expedite loans since First Western is not required to present applications to the SBA for concurrent review and approval. The loss of PLP status could adversely impact our marketing efforts and ultimately loan origination volume which could negatively impact our results of operations. The loss of PLP status could also adversely impact our ability to sell the lending segment.

We may not be able to successfully deconsolidate our lending segment, which may result in an adverse effect to our business or the way our Company is perceived.

        Our Board of Directors approved a plan for the lending segment that, when completed, will result in the deconsolidation of the lending segment. We are currently incurring costs and expenses relating to the plan. While we sold substantially all of our commercial mortgage loans that are associated with the lending segment to an unrelated third party in December 2015, we cannot assure you that we will be able to successfully consummate the deconsolidation of our lending segment as currently contemplated under the plan approved by our Board of Directors or at all. Our failure to deconsolidate the lending segment could have an adverse effect on our business or the way our Company is perceived by analysts, investors or others.

Risks Related to Our Organization and Structure

Failure to qualify as a REIT would have significant adverse consequences to us and the value of our securities.

        If we fail to qualify as a REIT for federal income tax purposes, we would be taxed as a corporation. We believe that we are organized and qualify as a REIT and intend to operate in a manner that will allow us to continue to qualify as a REIT. However, we cannot assure you that we are qualified as such, or that we will remain qualified as such in the future. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT for federal income tax purposes or the federal income tax consequences of such qualification.

        If we fail to qualify as a REIT, we could face serious tax consequences that could substantially reduce our funds available for payment of Common Stock dividend distributions or dividends on the Series A Preferred Stock for each of the years involved because:

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  we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and could be subject to federal income tax at regular corporate rates;

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  we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes;

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  unless we are entitled to relief under statutory provisions, we could not elect to be subject to be taxed as a REIT for four taxable years following the year during which we are disqualified; and

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  all dividends would be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits potentially eligible as "qualified dividends" subject to the applicable income tax rate.

        Any such corporate tax liability could be substantial and would reduce our cash available for, among other things, our operations and distributions to stockholders. In addition, if we fail to qualify as a REIT, we would no longer be required to pay dividends. As a result of these factors, our failure to qualify as a REIT could have a material adverse effect on our financial conditions, result of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions.

        To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding net capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our net taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from, among other things, differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. These sources, however, may not be available on favorable terms or at all. Our access to third-party sources of capital depends on a number of factors, including the market's perception of our growth potential, our current debt levels, the market price of our Common Stock, and our current and potential future earnings. We cannot assure you that we will have access to such capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities and/or to dispose of assets at inopportune times, and could have a material adverse effect on our financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

Complying with REIT requirements may affect our profitability and may force us to liquidate or forgo otherwise attractive investments.

        To qualify as a REIT, we must continually satisfy tests concerning, among other things, the nature and diversification of our assets, the sources of our income and the amounts we distribute to our stockholders. We may be required to liquidate or forgo otherwise attractive investments in order to satisfy the asset and income tests or to qualify under certain statutory relief provisions. We also may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. As a result, having to comply with the distribution requirement could cause us to: (i) sell assets in adverse market conditions; (ii) borrow on unfavorable terms; or (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt. Accordingly, satisfying the REIT requirements could have an adverse effect on our business results, profitability and ability to execute our business plan. Moreover, if we are compelled to liquidate our investments to meet any of these asset, income or distribution tests, or to repay obligations to our lenders, we may be unable to comply with one or more of the requirements applicable to REITs or may be subject to a 100% tax on any resulting gain if such sales constitute prohibited transactions.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

        Income from "qualified dividends" payable to U.S. stockholders that are individuals, trusts and estates are generally subject to tax at preferential rates. Dividends payable by REITs, however, generally are not eligible for the preferential tax rates applicable to qualified dividend income. Although these rules do not adversely affect the taxation of REITs or dividends payable by REITs, to the extent that the preferential rates continue to apply to regular corporate qualified dividends, investors who are individuals, trusts and estates may perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could materially and adversely affect the value of the shares of REITs, including the per share trading price of our securities.

The power of the Board of Directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

        Our organizational documents permit our Board of Directors to revoke or otherwise terminate our REIT election, without the approval of our stockholders, if the Board of Directors determines that it is no longer in our best interest to continue to qualify as a REIT. In such a case, we would become subject to U.S. federal, state and local income tax on our net taxable income and we would no longer be required to distribute most of our net taxable income to our stockholders, which could have adverse consequences on the total return to our stockholders.

Our ownership of and relationship with our taxable REIT subsidiaries will be limited, and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.

        Subject to certain restrictions, a REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 20% (25% with respect to the REIT's taxable years ending after December 31, 2009 and on or before December 31, 2017) of the value of a REIT's assets may consist of stock or securities of one or more taxable REIT subsidiaries. A taxable REIT subsidiary generally will pay income tax at regular corporate rates on any taxable income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm's-length basis.

        Our taxable REIT subsidiaries are subject to normal corporate income taxes. We continuously monitor the value of our investments in taxable REIT subsidiaries for the purpose of ensuring compliance with the rule that no more than 20% or 25% (as applicable) of the value of our assets may consist of taxable REIT subsidiary stock and securities (which is applied at the end of each calendar quarter). The aggregate value of our taxable REIT subsidiary stock and securities is less than 25% of the value of our total assets (including our taxable REIT subsidiary stock and securities) as of December 31, 2015. In addition, we will scrutinize all of our transactions with our taxable REIT subsidiaries for the purpose of ensuring that they are entered into on arm's-length terms in order to avoid incurring the 100% excise tax described above. There are no distribution requirements applicable to the taxable REIT subsidiaries and after-tax earnings may be retained. There can be no assurance, however, that we will be able to comply with the 20% or 25% limitation (as applicable) on ownership of taxable REIT subsidiary stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm's-length transactions.

Certain provisions of Maryland law could inhibit changes in control.

        Certain provisions of the MGCL may have the effect of inhibiting a third party from making a proposal to acquire us or impeding a change of control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of our Common Stock, including:

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  "business combination" provisions that, subject to limitations, prohibit certain business combinations between us and an "interested stockholder" (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter impose special appraisal rights and special stockholder voting requirements on these combinations; and

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  "control share" provisions that provide that "control shares" of our Company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of "control shares") have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

        We have elected to opt out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL, by resolution of our Board of Directors, and in the case of the control share provisions of the MGCL, pursuant to a provision in our bylaws. However, our Board of Directors may by resolution elect to repeal the foregoing opt-outs from the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

        Our charter, bylaws, the partnership agreement for CIM Urban and Maryland law also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our Common Stock or otherwise be in the best interest of our stockholders. See "Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws."

We are controlled by an affiliate of CIM Group.

        Urban II beneficially owns shares of our Common Stock that, together with shares held by other affiliates of CIM Group and our executive officers and directors, currently represents approximately 98.2% of the total voting power of the Company. For so long as affiliates of CIM Group continue to own a significant percentage of our stock, CIM Group will be able to significantly influence the composition of our Board of Directors and the approval of actions requiring stockholder approval. Accordingly, CIM Group will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers. In particular, CIM Group will be able to cause or prevent a change of control of the Company or a change in the composition of our Board of Directors and could preclude any unsolicited acquisition of the Company. The concentration of ownership could deprive our stockholders of an opportunity to receive a premium for their shares of Common Stock as part of a sale of the Company and ultimately might affect the market price of our Common Stock.

We are a "controlled company" within the meaning of the rules of the NASDAQ Stock Market LLC and, as a result, qualify for, and currently rely on, exemptions from certain corporate governance requirements. You do not have the same protections afforded to stockholders of companies that are subject to such requirements.

        Affiliates of CIM Group control a majority of the total voting power in the election of our directors. As a result, we are a "controlled company" within the meaning of the rules of the NASDAQ Stock Market LLC. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including the requirements that (i) a board be comprised of a majority of "independent directors," as defined under the rules of the NASDAQ Stock Market LLC, (ii) a compensation committee be comprised entirely of independent directors and (iii) nomination decisions be made either by independent directors constituting a majority of the independent directors in a vote in which only independent directors participate, or a nomination committee comprised entirely of independent directors.

        As of December 31, 2015, we availed ourselves of these exemptions. As a result, our Board of Directors is not comprised of a majority of independent directors, we do not have a compensation committee, and our nomination decisions are made by our entire Board of Directors. Accordingly, investors in our Common Stock do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NASDAQ Stock Market LLC.

Our future success depends on the Manager and the Advisor, their respective key personnel and their access to the investment professionals of CIM Group. We may not find suitable replacements if such key personnel or investment professionals leave the employment of the Manager, the Advisor or other applicable affiliates of CIM Group or if such key personnel or investment professionals otherwise become unavailable to us.

        We rely on the Manager to provide management and administration services to us, and CIM Urban relies completely on the Advisor to provide CIM Urban with investment advisory services.

        Our executive officers also serve as officers or employees of the Manager and/or the Advisor or other applicable affiliates of CIM Group. The Manager and the Advisor have significant discretion as to the implementation of investment and operating policies and strategies on behalf of us and CIM Urban. Accordingly, we believe that our success depends to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers and key personnel of the Manager, the Advisor and the other applicable affiliates of CIM Group. The departure of any of these officers or key personnel could have a material adverse effect on our financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions.

        We also depend on access to, and the diligence, skill and network of, business contacts of the professionals within CIM Group and the information and deal flow generated by its investment professionals in the course of their investment and portfolio management activities. The departure of any of these individuals, or of a significant number of the investment professionals or principals of CIM Group, could have a material adverse effect on our financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or maintain our level of Common Stock or Series A Preferred Stock dividend distributions. We cannot assure you that we will continue to have access to CIM Group's investment professionals or its information and deal flow.

The Manager and the Advisor and certain of their affiliates manage or otherwise provide services to our business and our subsidiaries' businesses pursuant to the Master Services Agreement and the Investment Management Agreement. Notwithstanding the fact that these agreements provide broad discretion and authority and the payment of fees to the Manager or the Advisor, as applicable, the Master Services Agreement may be assigned by the Manager in certain circumstances without our consent and neither agreement may be terminated by us, except in the case of the Master Services Agreement, in limited circumstances for cause, either or both of which may have a material adverse effect on us.

        On March 11, 2014, we entered into the Master Services Agreement, which we refer to as the Master Services Agreement, with the Manager pursuant to which the Manager agrees to provide or arrange for other service providers to provide management and administrative services to us (which we refer to as the Base Service) and all of our direct and indirect subsidiaries. We are obligated to pay the Manager a base service fee, which we refer to as the Base Service Fee, for the provision of Base Services and market rate transaction fees for transactional and other services that the Manager elects to provide to us. Pursuant to the terms of the Master Services Agreement, the Manager has the right to provide any transactional services to us that we would otherwise engage a third party to provide.

        Pursuant to the terms of the Master Services Agreement, the Manager may also recommend new business opportunities to us for our approval and will make a recommendation as to whether each such new business should be internally managed or externally managed and if externally managed, the external manager and the terms of the management agreement. If the proposed external manager is to be the Manager, our independent directors must approve the decision to make such new business externally managed and the terms of the applicable management agreement. If such new business is to be internally managed, the Manager will oversee the hiring of personnel and the implementation of internal management as a transactional service.

        The Master Services Agreement continues in full force and effect until December 31, 2018, and thereafter will renew automatically each year. We may generally only terminate the Master Services Agreement for the Manager's material breach of the Master Services Agreement, fraud, gross negligence or willful misconduct or if in certain limited circumstances, a change of control of the Manager occurs that our independent directors determine to be materially detrimental to us and our subsidiaries as a whole. We do not have the right to terminate the Master Services Agreement solely for the poor performance of our operations or any investment made by us on the recommendation of the Manager. In addition, CIM Urban does not have the right to terminate the Investment Management Agreement they entered into with the Advisor, which we refer to as the Investment Management Agreement, under any circumstances. Moreover, any removal of an affiliate of CIM Group, which we refer to as Urban GP Manager, as manager of the general partner of Urban Partners GP, LLC, which we refer to as CIM Urban GP, pursuant to the Master Services Agreement or CIM Urban's partnership agreement, which we refer to as the CIM Urban Partnership Agreement, will not affect the rights of the Manager under the Master Services Agreement or the Advisor under the Investment Management Agreement. Accordingly, the Manager will continue to provide the Base Services and receive the Base Service Fee, and the Manager or the applicable service provider will continue to provide the transactional services and receive related transaction fees, under the Master Services Agreement, and the Advisor will continue to receive the management fee under the Investment Management Agreement.

        Further, the Master Services Agreement may be assigned by the Manager without our consent in the case of an assignment by the Manager to an affiliate or an entity that is a successor through merger or acquisition of the business of the Manager. In certain circumstances, including the merger or other acquisition of the business of the Manager, the amount of fees being paid pursuant to the agreements or the poor performance by the Manager, we may desire to terminate one or more of the management agreements. As a result of the limited termination rights under these agreements, we may not have the right to terminate such agreement(s), which could have a material adverse effect on us. See "Master Services Agreement" in the "Our Business and Properties" section.

The Manager's and Advisor's fees are payable regardless of our performance, which may reduce their incentive to devote time and resources to our portfolio.

        Pursuant to the Master Services Agreement, the Manager is entitled to receive the Base Service Fee, regardless of our performance, and is also entitled to receive fees related to the provision of transactional and other services. The Advisor is entitled to receive an asset management fee based upon the adjusted fair value of CIM Urban's assets, including any assets acquired by CIM Urban in the future. See "Investment Management Agreement" in the "Our Business and Properties" section. The Manager's and the Advisor's entitlement to substantial non-performance based compensation might reduce their incentive to devote their time and effort to seeking profitable opportunities for our portfolio.

The Advisor's fees are based on the adjusted fair value of CIM Urban's assets, including any assets acquired by CIM Urban in the future. This fee arrangement may lead the Advisor to recommend riskier investments regardless of their long-term performance in an effort to maximize its compensation.

        The Advisor's fees are based on the adjusted fair value of CIM Urban's assets, including any assets acquired by CIM Urban in the future, which may provide incentive for the Advisor to invest in assets that are riskier investments regardless of their performance. Because these fees are based on the adjusted fair value, the Advisor will benefit when CIM Urban, or we on its behalf, incurs debt or uses leverage. Consequently, the Advisor may recommend investments that are not necessarily in the best interest of our stockholders in order to maximize its compensation.

Each of the Manager and the Advisor undertakes its services to us under very broad mandates; in particular, the Advisor has broad discretion with respect to CIM Urban's investments, and the Board of Directors does not approve each investment, disposition and financing decision made by the Advisor, which may result in CIM Urban's making riskier investments than those currently comprising its investment portfolio.

        The Manager, under the Master Services Agreement, and the Advisor, under the Investment Management Agreement, have broad discretion and authority over our day-to-day operations and investments. While our directors periodically review the performance of our businesses, they do not review all decisions made by the Manager and the Advisor, including proposed investments, dispositions or the implementation of other strategic initiatives. In addition, in conducting reviews of our businesses, our directors may rely primarily on information provided to them by the Manager or the Advisor, as the case may be. The Manager and the Advisor may cause us to enter into significant transactions or undertake significant activities that may be difficult or impossible to unwind or exit by the time they are reviewed by our directors. Each of the Manager and the Advisor has great latitude in the implementation of our strategies, including determining the types of assets that are proper investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which could have a material adverse effect on our financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions. Decisions made and investments entered into by the Advisor may not fully reflect the best interests of our stockholders.

The Advisor may change its investment process, or elect not to follow it, without stockholder consent at any time, which may adversely affect our investments.

        The Advisor may change its investment process and philosophy without stockholder consent at any time. In addition, there can be no assurance that the Advisor will follow its investment process in relation to the identification and acquisition or origination of prospective investments. Changes in the Advisor's investment process and/or philosophy may result in inferior, among other things, due diligence and transaction standards, which may adversely affect the performance of our assets and investment portfolio.

The Advisor, the Manager and their respective affiliates may engage in additional management or investment opportunities which compete with us and our subsidiaries, which could result in decisions that are not in the best interests of our stockholders.

        The Investment Management Agreement with the Advisor and the Master Services Agreement with the Manager do not prevent the Advisor and the Manager, as applicable, and their respective affiliates from engaging in additional management or investment opportunities, some of which could compete with us and our subsidiaries. The Advisor, the Manager and their respective affiliates may engage in additional management or investment opportunities that have overlapping objectives with ours, and may thus face conflicts in the allocation of investment opportunities to these other investments. Allocation of investment opportunities is at the discretion of the Advisor and/or the

Manager and there is no guarantee that this allocation would be made in the best interest of our stockholders.

        There may be conflicts of interest in allocating investment opportunities to CIM Urban and other funds, investment vehicles and ventures managed by the Advisor. For example, the Advisor may serve as the investment manager of private funds formed to invest in substantially stabilized real estate and real estate-related assets located in urban areas that CIM Group has already qualified for investment. There may be a significant overlap in the assets and investment strategies between us and such funds, and many of the same investment personnel will provide services to both entities. Further, the Advisor and its affiliates may form funds or sponsor investment vehicles and ventures that have overlapping objectives with CIM Urban and therefore may compete with CIM Urban for investment opportunities. The ability of the Advisor, the Manager and their officers and employees to engage in other business activities, including the management of other investment vehicles sponsored by CIM Group, may reduce the time the Advisor and the Manager spend managing our activities.

Certain of our directors and executive officers may face conflicts of interest related to positions they hold with the Advisor, the Manager, CIM Group and their affiliates, which could result in decisions that are not in the best interest of our stockholders.

        Some of our directors and executive officers are also part-owners, officers and/or directors of the Advisor, the Manager, CIM Group and their affiliates. As a result, they may owe fiduciary duties to these various other entities and their equity owners, which fiduciary duties may from time to time conflict with the duties they owe to us. Further, these multiple responsibilities may create conflicts of interest for these individuals if they are presented with opportunities that may benefit us and our other affiliates. The individuals may be incentivized to allocate investment opportunities to other entities rather than to us. Their loyalties to other affiliated entities could result in actions or inactions that are detrimental to our business, strategy and investment opportunities.

The business of CIM Urban is managed by Urban GP Manager and we agreed in the Master Services Agreement to appoint an affiliate of CIM Group as the manager of the general partner of CIM Urban; in addition, the general partner of CIM Urban can be removed from that position under certain circumstances as provided in the CIM Urban Partnership Agreement.

        Pursuant to the Master Services Agreement, we agreed to appoint an affiliate of CIM Group as the manager of the general partner of CIM Urban. While currently that designated entity, Urban GP Manager, is an affiliate of CIM Group, there can be no assurances that a different entity would not be appointed the manager of the general partner of CIM Urban in the future. Moreover, we may only remove the Urban GP Manager as the manager of CIM Urban GP for "cause" (as defined in the Master Services Agreement). Removal for "cause" also requires the approval of the holders of at least 66 2/3% of our outstanding shares (excluding for this purpose any shares held by the Manager and any affiliates of the Manager, except to the extent set forth in the immediately following sentence). Notwithstanding the foregoing, CIM REIT has the right to vote any of our shares that it owns with respect to any vote held to remove the Urban GP Manager as the manager of the CIM Urban GP; provided, however, if any such removal vote is held after the second anniversary of the Master Services Agreement, CIM REIT must obtain voting instructions from certain of its non-affiliated investors with respect to voting the shares beneficially owned by such non-affiliated investors and CIM REIT must vote the number of shares beneficially owned by each such non-affiliated investor as so instructed by such non-affiliated investor. Upon removal, a replacement manager will be appointed by the independent directors. Finally, under the CIM Urban Partnership Agreement, the general partner of CIM Urban may be removed under certain circumstances with the consent of 66 2/3% of the class A members of CIM REIT.

        Subject to the limitations set forth in the governing documents of CIM Urban and CIM Urban GP, Urban GP Manager is given the power and authority under the Master Services Agreement to manage, to direct the management, business and affairs of and to make all decisions to be made by or on behalf of (1) CIM Urban GP and (2) CIM Urban. Subject to the other terms of the CIM Urban Partnership Agreement, CIM Urban GP has broad discretion over the operations of CIM Urban. Accordingly, while we own indirectly all of the partnership interests in CIM Urban, except as set forth in the Master Services Agreement and the rights specifically reserved to limited partners by the CIM Urban Partnership Agreement and applicable law, we will have no part in the management and control of CIM Urban.

The CIM Urban Partnership Agreement contains provisions that give rights to certain unaffiliated members of CIM REIT to influence the business and operations of CIM Urban; such members may have interests that are adverse to our stockholders and the exercise of such rights may negatively impact the rights of our stockholders, or our business.

        The CIM Urban Partnership Agreement requires the consent of a majority in interest of certain members of CIM REIT in order to amend the CIM Urban Partnership Agreement; the Investment Management Agreement can be amended only with the consent of at least 66 2/3% of the class A members of CIM REIT who are not affiliates of CIM Urban GP. As noted above, in certain situations, upon a two-thirds vote of certain members of CIM REIT, the CIM Urban GP may be removed and replaced. The refusal to permit amendment of the CIM Urban Partnership Agreement or the removal of the general partner by the members of CIM REIT may adversely impact us.

The Manager's and the Advisor's liability is limited under the Master Services Agreement and the Investment Management Agreement, respectively, and we have agreed to indemnify the Manager against certain liabilities and CIM Urban has agreed to indemnify the Advisor against certain liabilities. As a result, we could experience poor performance or losses for which neither the Manager nor the Advisor would be liable.

        Pursuant to the Master Services Agreement, the Manager does not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations. Under the terms of the Master Services Agreement, neither the Manager nor any of its affiliates providing services under the Master Services Agreement will be liable to us, any subsidiary of ours party to the Master Services Agreement, any governing body of any such entity, including any director or officer, or any of our or such subsidiaries' stockholders or partners for acts or omissions pursuant to or in accordance with the Master Services Agreement, except by reason of acts or omissions constituting fraud, willful misconduct, gross negligence or violation of certain laws or any other intentional or criminal wrongdoing or breach of the Master Services Agreement. Moreover, the aggregate liability of any such entities and persons pursuant to the Master Services Agreement is capped at the Base Service Fee and transaction fees previously paid to the Manager in the two most recent calendar years. In addition, we have agreed to indemnify our Manager and any of its affiliates providing services under the Master Services Agreement, any affiliates of the Manager and any directors, officers, stockholders, agents, subcontractors, contractors, delegates, members, partners, shareholders, employees and other representatives of each of them from and against all actions, suits, investigations, proceedings or claims except to the extent resulting from such person's fraud, willful misconduct, gross negligence or violation of certain laws or any other intentional or criminal wrongdoing or breach of the Master Services Agreement.

        Pursuant to the Investment Management Agreement, the Advisor is not liable to CIM Urban, CIM Urban GP or any manager or director of CIM Urban GP for, among other things, (1) any act or omission performed or omitted by it or for any costs, damages or liabilities arising therefrom, in the absence of fraud, gross negligence, willful misconduct or a breach of the Investment Management

Agreement or (2) any losses due to the negligence of any employees, brokers, or other agents of CIM Urban. In addition, CIM Urban has agreed to indemnify the Advisor against any losses, claims, damages or liabilities to which it may become subject in connection with, among other things, (1) any act or omission performed or omitted by it or for any costs, damages or liabilities arising therefrom, in the absence of fraud, gross negligence, willful misconduct or a breach of the Investment Management Agreement or (2) any losses due to the negligence of any employees, brokers, or other agents of CIM Urban.

If we seek to internalize the management functions provided pursuant to the Master Services Agreement and the Investment Management Agreement, there is no assurance that we could reach agreements with the Manager and the Advisor and we could incur substantial costs and lose certain key personnel.

        At some point in the future, the Board of Directors may determine that it is in our best interest to become self-managed by internalizing the functions performed by the Manager and the Advisor and to terminate the Master Services Agreement and the Investment Management Agreement. However, we do not have the unilateral right to terminate the Master Services Agreement and CIM Urban does not have the unilateral right to terminate the Investment Management Agreement, and neither the Manager nor the Advisor would be obligated to enter into an internalization transaction with us. There is no assurance that a mutually acceptable agreement with these entities as to the terms of the internalization could be reached. In addition, the costs that we would incur in any such internalization transaction are uncertain and could be substantial.

        Further, if we were to internalize these management functions, certain key employees may not become our employees but may instead remain employees of the Manager and the Advisor or their respective affiliates, especially if the management functions are internalized but the Manager and the Advisor are not acquired by us. An inability to manage an internalization transaction could effectively result in us incurring excess costs and suffering deficiencies in our disclosure controls and procedures or our internal control over financial reporting. These deficiencies could cause us to incur additional costs, and management's attention could be diverted from most effectively managing our investments, which could result in us incurring unanticipated costs in connection with any internalization transaction.

If we were deemed an investment company under the Investment Company Act, applicable restrictions could make it impractical for us to continue our business as contemplated and could have an adverse effect on our business.

        We are not an investment company under the Investment Company Act, and intend to conduct our operations so that we will not be deemed an investment company. However, if we were to be deemed an investment company, restrictions imposed by the Investment Company Act, including limitations on the nature of investments and ability to transact with affiliates, could make it impractical for us to continue our business as contemplated. In addition, the Investment Company Act imposes certain requirements on companies deemed to be within its regulatory scope, including registration as an investment company, adoption of a specific form of corporate structure and compliance with certain burdensome reporting, record keeping, voting, proxy, disclosure and other rules and regulations. In the event of the characterization of us as an investment company, the failure by us to satisfy such regulatory requirements, whether on a timely basis or at all, would, under certain circumstances, also have a material adverse effect on us.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results.

        An effective system of internal control over financial reporting is necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. As part of our ongoing monitoring of internal controls, we may discover material weaknesses or significant deficiencies in our internal controls that we believe require remediation. If we discover such weaknesses, we will make efforts to improve our internal controls in a timely manner. Any system of internal controls, however well designed and operated, is based in part on certain assumptions and can only provide reasonable, not absolute, assurance that the objectives of the system are met. Any failure to maintain effective internal controls, or implement any necessary improvements in a timely manner, could have a material adverse effect on our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions, or cause us to not meet our reporting obligations, which could affect our ability to remain listed with NASDAQ. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The information set forth herein contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, which are intended to be covered by the safe harbors created thereby. You can identify these statements by the fact that they do not relate strictly to historical or current facts or discuss the business and affairs of CIM Commercial on a prospective basis. Further, statements that include words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "target," "could," "would," "estimate," "continue," "pursue" or "should" or the negative or other words or expressions of similar meaning, may identify forward-looking statements. CIM Commercial bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this prospectus. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained herein will in fact transpire. New factors emerge from time to time, and it is not possible for CIM Commercial to predict all of them. Nor can CIM Commercial assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement.

        Forward-looking statements are necessary estimates reflecting the judgment of CIM Commercial and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include but are not limited to:

  •
  global, national, regional and local economic conditions;

  •
  competition from other available space;

  •
  local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

  •
  management of our properties;

  •
  the development and/or redevelopment of our properties;

  •
  changes in market rental rates;

  •
  the timing and costs associated with property improvements and rentals;

  •
  whether we are able to pass all or portions of any increases in operating costs through to tenants;

  •
  changes in real estate taxes and other expenses;

  •
  whether tenants and users such as customers and shoppers consider a property attractive;

  •
  the financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

  •
  availability of financing on acceptable terms or at all;

  •
  inflation, interest rate, securities market and monetary fluctuations;

  •
  movements in interest rates;

  •
  negative trends in our market capitalization and adverse changes in the price of our Common Stock;

  •
  political instability;

  •
  acts of war or terrorism;

  •
  changes in consumer spending, borrowings and savings habits;

  •
  technological changes;

  •
  our ability to obtain adequate insurance;

  •
  changes in zoning laws and taxation;

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  government regulation;

  •
  consequences of any armed conflict involving, or terrorist attacks against, the United States or individual acts of violence in public spaces including retail centers;

  •
  potential liability under environmental or other laws or regulations;

  •
  natural disasters;

  •
  general competitive factors;

  •
  climate changes;

  •
  the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters;

  •
  ability to retain and attract skilled employees;

  •
  changes in our organization, compensation and benefit plans; and

  •
  our success at managing the risks involved in the foregoing items.

        Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

ESTIMATED USE OF PROCEEDS

        Assuming the maximum offering, we estimate that we will receive net proceeds from the sale of the Units in this offering of approximately $826,454,214 after deducting estimated offering expenses, including selling commissions, the dealer manager fee and reimbursable expenses as described in the "Plan of Distribution" section payable by us of approximately $73,545,786. We intend to use the net proceeds from this offering for general corporate purposes, acquisitions of shares of our Common Stock, at or below NAV (as defined herein), whether through one or more tender offers, share repurchases or otherwise, and acquisitions and additional investments consistent with our investment strategies. We have not given effect to any special sales discounts that could reduce the sales commissions or dealer manager fees payable by us. See "Plan of Distribution" for a description of the special sales discounts.

 MARKET PRICE OF AND DIVIDENDS ON THE COMPANY COMMON STOCK

        Commencing with the completion of the merger, which we refer to as the Merger, on March 11, 2014, pursuant to the merger agreement, which we refer to as the Merger Agreement, between PMC Commercial Trust, which we refer to as PMC Commercial, and CIM REIT, an affiliate of CIM Group, and subsidiaries of the respective parties, our shares of Common Stock have been traded on NASDAQ under the symbol "CMCT." The following table sets forth, for the periods indicated, the high and low sales prices as reported on NASDAQ and the regular dividends per share declared by us for each such period.

Quarter Ended	High	Low	Regular Quarterly Dividends Per Share
March 31, 2016	$18.99	$15.14	$0.21875
December 31, 2015	$21.27	$14.72	$0.21875
September 30, 2015	$21.55	$14.31	$0.21875
June 30, 2015	$19.45	$16.90	$0.21875
March 31, 2015	$18.86	$14.50	$0.21875
December 31, 2014	$24.70	$14.79	$0.21875
September 30, 2014	$23.49	$14.71	$0.21875
June 30, 2014(1)	$23.50	$21.45	$0.23890
March 31, 2014(1)(2)(3)	$24.25	$17.03	$0.19854

(1)
The regular quarterly dividend per share amounts do not include PMC Commercial's pre-Merger dividends or the special dividend paid to PMC Commercial's pre-Merger stockholders; however, these amounts do include the dividends paid on the shares of preferred stock issued to Urban II in the Merger on an as converted basis.

(2)
The special dividend to PMC Commercial's pre-Merger stockholders was in the amount of $27.975 per share of common stock (which includes the $27.50 per share of common stock special dividend plus $0.475 pro rata portion of PMC Commercial's regular quarterly cash dividend). Consistent with stock exchange policy for extraordinary dividends, our Common Stock continued to be quoted from the time of the Merger without giving effect to the special dividend through the dividend payment date, after which the shares were traded on an ex-dividend basis. As a result of this policy, purchasers of our Common Stock after the record date (the date of the Merger) and prior to the "ex" date were entitled to receive a redeemable "due bill" equal in value to the special dividend. For purposes of determining the high and low prices of our Common Stock, we have reduced the quoted market price by the amount of the due bill from the Merger date until the ex-dividend date.

(3)
The quoted high and low price is for the period from March 11, 2014 until March 31, 2014. Dividend amount for the first quarter of 2014 through March 11, 2014 represents distributions by CIM Urban in respect of its limited partnership interests. These amounts have been converted to per common share amounts based on the number of our shares of common stock issued to Urban II in the Merger and issued to Urban II upon conversion of the preferred shares issued to Urban II in the Merger.

        On June 20, 2016, there were approximately 605 holders of record of our Common Stock, excluding stockholders whose shares were held by brokerage firms, depositories and other institutional firms in "street name" for their customers. The last reported sales price of our Common Stock on June 27, 2016 was $18.09.

        As of June 21, 2016, 1.9% of our shares of Common Stock were held by non-affiliated stockholders.

        The holders of our Common Stock are entitled to receive dividends when and as declared by the Board of Directors.

OUR BUSINESS AND PROPERTIES

Company Overview

Business Overview

        CIM Commercial is a Maryland corporation and REIT. Our principal business is to invest in, own, and operate Class A and creative office investments in vibrant and improving urban communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers-to-entry, high population density, improving demographic trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of substantially stabilized assets in the area. We believe that these assets will provide greater returns than similar assets in other markets, as a result of the improving demographics, public commitment, and significant private investment that characterize these areas.

        We are managed by affiliates of CIM Group. Our wholly-owned subsidiary, CIM Urban, is party to an Investment Management Agreement with CIM Investment Advisors, LLC, an affiliate of CIM Group, pursuant to which CIM Investment Advisors, LLC provides investment advisory services to CIM Urban. In addition, we are party to a Master Services Agreement with the Manager, an affiliate of CIM Group, pursuant to which the Manager provides or arranges for other service providers to provide management and administration services to us. CIM Group is a vertically-integrated, full-service investment manager with multi-disciplinary expertise and in-house research, acquisition, investment, development, finance, leasing, and management capabilities. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; and New York, New York.

        As of December 31, 2015, our real estate portfolio consisted of 33 assets, all of which are fee-simple properties except one leasehold property. As of December 31, 2015, our 24 office properties (including two parking garages, one of which has street level retail space, and two development sites, one of which is being used as a parking lot), totaling approximately 5.6 million rentable square feet, were 86.9% occupied; our multifamily properties, composed of 930 units, were 92.4% occupied; and our hotels, which have a total of 1,070 rooms, had RevPAR of $108.88 for the year ended December 31, 2015. Our office portfolio contributed approximately 70.1% of revenue from continuing operations for the year ended December 31, 2015, while our hotel portfolio contributed approximately 22.9%, and our multifamily portfolio contributed approximately 7.0%.

        Our office, multifamily and hotel assets are located in 10 U.S. markets. The breakdown by segment, market and submarket, as of December 31, 2015, is as follows:

Overview of our Real Estate Portfolio as of December 31, 2015

Property	Market	Sub-Market	Office and Retail Rentable Square Feet	Multi- family Units	Hotel Rooms
Office
200 S College Street	Charlotte, NC	Uptown	567,578	—	—
1 Kaiser Plaza	Oakland, CA	Lake Merritt	531,477	—	—
2101 Webster Street	Oakland, CA	Lake Merritt	472,636	—	—
980 9th Street	Sacramento, CA	Downtown/Midtown	452,138	—	—
211 Main Street	San Francisco, CA	S Financial District	415,120	—	—
370 L'Enfant Promenade	District of Columbia	Southwest	407,321	—	—
999 N Capitol Street	District of Columbia	Capitol Hill	321,544	—	—
899 N Capitol Street	District of Columbia	Capitol Hill	314,317	—	—
800 N Capitol Street	District of Columbia	Capitol Hill	312,610	—	—
1901 Harrison Street	Oakland, CA	Lake Merritt	272,161	—	—
830 1st Street	District of Columbia	Capitol Hill	247,337	—	—
1333 Broadway	Oakland, CA	City Center	239,835	—	—
2100 Franklin Street	Oakland, CA	Lake Merritt	216,666	—	—
11620 Wilshire Boulevard	Los Angeles, CA	West Los Angeles	192,742	—	—
3601 S Congress Avenue	Austin, TX	South	182,484	—	—
4750 Wilshire Boulevard	Los Angeles, CA	Mid-Wilshire	143,361	—	—
7083 Hollywood Boulevard	Los Angeles, CA	Hollywood/Sunset	82,180	—	—
260 Townsend Street	San Francisco, CA	South of Market	65,760	—	—
11600 Wilshire Boulevard	Los Angeles, CA	West Los Angeles	54,980	—	—
Lindblade Media Center	Los Angeles, CA	West Los Angeles	32,428	—	—

Total Office (20 Properties)			5,524,675	—	—

Other Ancillary Properties within Office Portfolio
1010 8th Street Parking Garage & Retail	Sacramento, CA	Downtown/Midtown	31,133	—	—
901 N Capitol Street(1)	District of Columbia	Capitol Hill	—	—	—
2353 Webster Street Parking Garage	Oakland, CA	Lake Merritt	—	—	—
2 Kaiser Plaza Parking Lot	Oakland, CA	Lake Merritt	—	—	—

Total Ancillary Office (4 Properties)			31,133	—	—

Total Office including Other Ancillary (24 Properties)			5,555,808	—	—

Property	Market	Sub-Market	Office and Retail Rentable Square Feet	Multi- family Units	Hotel Rooms
Multifamily Portfolio
4649 Cole Avenue	Dallas, TX	Oaklawn	—	334	—
4200 Scotland Street	Houston, TX	Montrose/River Oaks	—	308	—
47 E 34th Street	New York, NY	Midtown West	—	110	—
3636 McKinney Avenue	Dallas, TX	Central Dallas	—	103	—
3839 McKinney Avenue	Dallas, TX	Central Dallas	—	75	—

Total Multifamily (5 Properties)			—	930	—

Hotel Portfolio
Sheraton Grand Hotel	Sacramento, CA	Downtown/Midtown	—	—	503
LAX Holiday Inn	Los Angeles, CA	LAX	—	—	405
Courtyard Oakland(2)	Oakland, CA	City Center	—	—	162

Total Hotel (3 Properties)			—	—	1,070

Other Ancillary Properties within Hotel Portfolio (1 Property)
Sheraton Grand Hotel Parking Garage & Retail	Sacramento, CA	Downtown/Midtown	9,453	—	—

TOTAL PORTFOLIO (33 Properties)			5,565,261	930	1,070

(1)
901 N Capitol Street is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. We are entitled to develop a building we have designed with 270,172 rentable square feet.

(2)
Courtyard Oakland was sold in February 2016.

        Our Common Stock is traded on NASDAQ under the ticker symbol "CMCT." Our principal executive offices are located at 17950 Preston Road, Suite 600, Dallas, Texas 75252 and our telephone number is (972) 349-3200. Our internet address is http://www.cimcommercial.com. The information contained on our website is not part of this prospectus.

Investment Strategy

        Our investment strategy is to continue to primarily invest in Class A and creative office investments in vibrant and improving urban communities throughout the United States in a manner that will allow us to increase our net asset value and cash flow per share of Common Stock. Our investment strategy is centered around CIM's community qualification process. We believe this strategy provides us with a significant competitive advantage when making urban real estate investments. See "Business Objectives and Growth Strategies" and "Competitive Advantages."

        We have been reviewing our strategies with respect to certain of our non-office and non-strategic real estate portfolio. As a result of such review, we sold a hotel in Oakland, California in February 2016 and an office building in Santa Ana, California in November 2015. As a general matter, we continuously evaluate each asset within our portfolio as well as our strategies and such review may result in additional dispositions that no longer fit our overall objectives and/or changes in our strategies.

History

        On July 8, 2013, PMC Commercial entered into the Merger Agreement with CIM REIT, an affiliate of CIM Group, and subsidiaries of the respective parties. CIM REIT, a private commercial REIT, was the owner of CIM Urban. The Merger was completed on March 11, 2014.

        The Merger Agreement provided for the business combination of CIM REIT's wholly owned subsidiary, CIM Urban, and PMC Commercial. Pursuant to the Merger Agreement, Urban II, an affiliate of CIM REIT and CIM Urban, received 4,400,000 shares of newly-issued PMC Commercial common stock and approximately 65,000,000 shares of newly-issued PMC Commercial preferred stock. Following the Merger and subsequent increase in our authorized number of shares, each share of preferred stock was converted into 1.4 shares of PMC Commercial common stock, resulting in the issuance of 95,440,000 shares of PMC Commercial common stock in the aggregate in connection with the Merger, representing approximately 97.8% of PMC Commercial's outstanding shares of common stock at the time.

        All shares of PMC Commercial common stock that were outstanding immediately prior to the closing of the Merger continued to remain outstanding following March 11, 2014. In addition, stockholders of record of PMC Commercial at the close of the business day prior to March 11, 2014 received a special cash dividend of $27.50 per share of common stock plus the pro-rata portion of PMC Commercial's regular quarterly cash dividend accrued through March 11, 2014, each of which was paid March 25, 2014.

        Upon completion of the Merger, PMC Commercial became the parent of CIM Urban. PMC Commercial reincorporated from Texas to Maryland on April 28, 2014 and, on the same day, changed its name from "PMC Commercial Trust" to "CIM Commercial Trust Corporation."

        The Merger was accounted for as a reverse acquisition under the acquisition method of accounting with CIM Urban considered to be the accounting acquirer based upon the terms of the Merger Agreement. Based on the determination that CIM Urban was the accounting acquirer in the transaction, CIM Urban allocated the purchase price to the fair value of PMC Commercial's assets and liabilities as of March 11, 2014.

        Furthermore, on April 28, 2014, we filed Articles of Amendment, to effectuate a one-for-five reverse stock split of our Common Stock, which we refer to as the reverse stock split, effective April 29, 2014. Pursuant to the reverse stock split, each five shares of Common Stock issued and outstanding immediately prior to the effective time of the reverse stock split were converted into one share of Common Stock. All per share and outstanding share information from before the reverse stock split included herein has been presented to reflect the reverse stock split unless otherwise noted.

        In order to allow CIM Commercial to increase its focus on Class A and creative office investments, our Board of Directors approved a plan for the lending segment that, when completed, will result in the deconsolidation of the lending segment. The assets and liabilities of the lending segment have been reflected as held for sale in our December 31, 2015 and 2014 consolidated balance sheets and its operations have been reflected as discontinued operations in our consolidated income statements for the years ended December 31, 2015 and 2014. During July 2015, to maximize value, we modified our strategy from a strategy of selling the lending segment as a whole to a strategy of soliciting buyers for components of the business. In December 2015, pursuant to the modified plan, we sold substantially all of our commercial mortgage loans that were associated with the lending segment to an unrelated third party. This change in the sale methodology resulted in the need to extend the period to complete the sale of the remainder of the lending segment beyond one year. The Company is continuing its efforts and is actively soliciting the sale of the remainder of the lending segment. See "Lending Segment" in this "Our Business and Properties" section.

Segments

        We operate in the following business segments: the acquisition, redevelopment, ownership, and management of (i) office real estate; (ii) multifamily real estate; and (iii) hotels. We also have the lending segment, which was acquired in connection with the Merger in March 2014 and is classified as held for sale at December 31, 2015 and 2014. Information related to our business segments for the years ended December 31, 2015, 2014 and 2013 is set forth in Notes 7 and 19 to our consolidated financial statements in Item 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Business Objectives and Growth Strategies

        Our primary goals are (a) consistently growing our NAV and cash flows per common share through acquiring, owning and operating Class A and creative office investments in vibrant and improving urban communities throughout the United States and (b) providing liquidity to our common stockholders at prices reflecting our NAV and cash flow prospects. We also intend to achieve superior long-term returns relative to the risk that we are undertaking. We intend to achieve our goals by continuing to rely upon the investment processes that CIM Group has developed during 22 years as an investor in urban markets and identifying opportunities to invest at prices below intrinsic values.

        We intend to drive portfolio growth through a combination of acquisition and asset management strategies, which are designed to increase cash flows and asset value.

        Our investment strategy is centered around CIM's community qualification process. We believe this strategy provides us with a significant competitive advantage when making urban real estate investments. The qualification process generally takes between six months and five years and is a critical component of CIM's investment evaluation. CIM examines the characteristics of a market to determine whether the district justifies the extensive efforts CIM undertakes in reviewing and making potential investments in its Qualified Communities. Qualified Communities generally fall into one of two categories: (i) transitional urban districts that have dedicated resources to become vibrant urban communities and (ii) well-established, thriving urban areas (typically major central business districts). Qualified Communities are distinct districts which have dedicated resources to become or are currently vibrant communities where people can live, work, shop and be entertained—all within walking distance or close proximity to public transportation. These areas also generally have high barriers-to-entry, high population density, improving demographic trends and a propensity for growth. CIM believes that a vast majority of the risks associated with making real asset investments are mitigated by accumulating local market knowledge of the community where the investment lies. CIM typically spends significant time and resources qualifying targeted investment communities prior to making any acquisitions. Since 1994, CIM Group has qualified 103 communities and has deployed capital in 57 of these Qualified Communities. Although we may not invest exclusively in Qualified Communities, it is expected that most of our investments will be identified through this systematic process.

        CIM seeks to maximize the value of its investments through active asset management. CIM has extensive in-house research, acquisition, investment, development, financing, leasing and property management capabilities, which leverage its deep understanding of urban communities to position properties for multiple uses and to maximize operating income. As a fully integrated owner and operator, CIM's asset management capabilities are complemented by its in-house property management capabilities. Property managers prepare annual capital and operating budgets and monthly operating reports, monitor results and oversee vendor services, maintenance and capital improvement schedules. In addition, they ensure that revenue objectives are met, lease terms are followed, receivables are collected, preventative maintenance programs are implemented, vendors are evaluated and expenses are controlled. CIM's Asset Management Committee, which we refer to as the Asset Management Committee, reviews and approves strategic plans for each investment, including financial, leasing, marketing, property positioning and strategic and disposition plans. In addition, the Asset Management Committee reviews and approves the annual business plan for each property, including its capital and operating budget. CIM's organizational structure provides for investment and asset management continuity through multi-disciplinary teams responsible for an asset from the time of the original investment recommendation, through the implementation of the asset's business plan, and any disposition activities.

Competitive Advantages

        We believe that CIM Group's experienced team and integrated and multi-disciplinary organization, coupled with its community-focused and disciplined urban real estate investment philosophy, results in a competitive advantage that benefits us. Additionally, CIM's investment strategy is complemented by a number of other competitive advantages including its use of low leverage, underwriting approach, disciplined capital deployment, and strong network of relationships. CIM's competitive advantages include:

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  Vertically-Integrated Organization and Team

  CIM is managed by its senior management team, which is comprised of its three founders, Shaul Kuba, Richard Ressler and Avi Shemesh, and includes ten other principals. CIM Group is vertically-integrated and organized into seven functional groups including Investments, Development, Property Management, Financial Reporting, Compliance, Operations, and Internal Audit.

  To support CIM's organic growth and related investment platforms, CIM has invested substantial time and resources in building a strong and integrated team of approximately 290 experienced professionals. Each of CIM Group's departments is managed by seasoned professionals and CIM continues to develop the extensive team of senior management, which represents the next generation of CIM's leaders. In addition to developing a core team of principals and senior level management, CIM has proactively managed its growth through career development and mentoring at both the mid and junior staffing levels, and has hired ahead of its needs, thus ensuring appropriate management and staffing for its investment activities.

  CIM leverages the deep operating and industry experience of its principals and professionals, as well as their extensive relationships, to source and execute opportunistic, stabilized, and infrastructure investments. Each investment opportunity is overseen by a dedicated team comprised of an oversight principal (Richard Ressler, Avi Shemesh, Shaul Kuba or Charles E. Garner II, our Chief Executive Officer), a team lead (vice president level and above), associate vice presidents and associates, as necessary, who are responsible for managing the investment from sourcing through underwriting, acquisition, development (if required), asset management, and disposition. As part of this process, the team draws upon CIM's extensive in-house expertise in legal matters, finance, development, leasing, and property management. Each dedicated investment team is purposefully staffed with professionals from multiple CIM offices, regardless of the location of the asset being evaluated. As a result, all investment professionals work across a variety of Qualified Communities and CIM's knowledge base is shared across all of its offices.

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  Community Qualification

  Since inception, CIM's proven community qualification process has served as the foundation for its investment strategy. CIM targets high barriers-to-entry markets and submarkets with high population density and applies rigorous research to qualify for potential investments. Since 1994, CIM has qualified 103 communities in high barriers-to-entry markets and has deployed capital in 57 of these Qualified Communities. CIM examines the characteristics of a market to determine whether the district justifies the extensive efforts its investment professionals undertake in reviewing and making potential investments in its Qualified Communities. Qualified Communities generally fall into one of two categories: (i) transitional urban districts that have dedicated resources to become vibrant urban communities and (ii) well-established, thriving urban areas (typically major central business districts).

  As more fully described in "Principles" in this "Our Business and Properties" section, once a community is qualified, CIM continues to differentiate itself by applying various business principles including: (i) product non-specific—CIM has extensive experience investing in a diverse range of property types, including retail, residential, office, parking, hotel, signage, and mixed-use, which gives CIM the ability to execute and capitalize on its urban strategy effectively; (ii) community-based tenanting—CIM's investment strategy focuses on the entire community and the best use of assets in that community; owning a significant number of key properties in an area better enables CIM to meet the needs of national retailers and office tenants and thus optimize the value of these real estate properties; (iii) local market leadership with North American footprint—CIM maintains local market knowledge and relationships, along with a diversified North American presence, through its 103 Qualified Communities (thus, CIM has the flexibility to invest in its Qualified Communities only when the market environment meets CIM's investment and underwriting standards); and (iv) investing across the capital stack—CIM has extensive experience investing across the capital stack including equity, preferred equity, debt and mezzanine investments, giving it the flexibility to structure transactions in efficient and creative ways.

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  Investment Discipline

  CIM's investment strategy relies on its sound business plan and value creation execution to produce strong returns, rather than financial engineering. CIM Group's underwriting of its investments is performed both on a leveraged and unleveraged basis. Additionally, CIM has generally not utilized recourse or cross-collateralized debt due to its conservative underwriting standards.

  CIM employs multiple underwriting scenarios when evaluating potential investment opportunities. CIM Group generally underwrites investments utilizing long-term average exit capitalization rates for similar product types and long-term average interest rates. Where possible, these long-term averages cross multiple market cycles, thereby mitigating the risk of cyclical volatility. CIM's "long-term average" underwriting is based on its belief, reinforced by its experience through multiple market cycles, that over the life of any given fund that it manages, such fund should be able to exit its investments at long-term historical averages. CIM also underwrites a "current market case" scenario, which generally utilizes current submarket specific exit assumptions and interest rates, in order to reflect anticipated investment results under current market conditions. CIM believes that utilizing multiple underwriting scenarios enables CIM to assess potential returns relative to risk within a range of potential investment outcomes.

Policies with Respect to Certain Activities

        The following is a discussion of certain of our policies. These policies may be amended or revised from time to time by our Board of Directors without a vote of our stockholders.

Investment Policies

  Investment in Real Estate or Interests in Real Estate

        Our principal business is to invest in, own, and operate Class A and creative office investments in vibrant and improving urban communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers-to-entry, high population density, improving demographic trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of substantially stabilized assets in the area. We believe that these assets will provide greater returns than similar assets in other markets, as a result of the improving demographics, public commitment, and significant private investment that characterize these areas.

        We seek attractive risk-adjusted returns by utilizing the CIM platform which has generated attractive returns across multiple market cycles by focusing on improved asset and community performance, and capitalizing on market inefficiencies and distressed situations. Over time, we seek to expand our real estate holdings in communities targeted by CIM Group for investment, supported by CIM Group's broad real estate investment capabilities, as part of our plan to prudently grow market value and earnings.

        While we seek to provide quarterly cash dividends and achieve long-term capital appreciation through increases in the value of our investments, we have not established a specific policy regarding which of these objectives is our priority.

        We currently have substantial borrowing capacity and will likely finance our future activities through one or more of the following methods: (i) offerings of shares of common stock, preferred shares, senior unsecured securities, and/or other equity and debt securities; (ii) credit facilities and term loans; (iii) the addition of senior recourse or non-recourse debt using target acquisitions as well as existing investments as collateral; (iv) the sale of existing investments; and/or (v) cash flows from operations. We expect to employ leverage levels that are comparable to those of other commercial REITs engaged in business strategies similar to our own.

        We have not offered our Common Stock or other securities in exchange for property (other than as contemplated by the Merger), but may engage in such activities in the future.

        On May 16, 2016 we launched a tender offer to purchase for cash up to 10 million shares of Common Stock at a price of $21.00 per share of Common Stock, net to the seller in cash, less any applicable withholding taxes and without interest, subject to the terms and conditions of the offer. The tender offer expired at 11:59 p.m., New York City time, on June 13, 2016. Urban II tendered all of its holdings in the tender offer and, pursuant to the proration procedures applicable to the tender offer, a portion of its holdings were repurchased. We had 87,676,197 shares of Common Stock outstanding following the purchase of shares of Common Stock tendered in the tender offer (based on the number of shares of Common Stock outstanding as of June 21, 2016). See "There is a limited trading market for our Common Stock and as a result, our share price is subject to greater volatility and you may not be able to resell your shares at or above the price you pay for them" under the "Risk Factors" section.

  Investments in Real Estate Mortgages

        Through our lending business, we are a national lender that primarily originates loans to small businesses through the SBA 7(a) Loan Program. We identify loan origination opportunities through personal contacts, internet referrals, attendance at trade shows and meetings, direct mailings, advertisements in trade publications and other marketing methods. We also generate loans through referrals from real estate and loan brokers, franchise representatives, existing borrowers, lawyers and accountants.

        As part of our lending business, we originate commercial real estate loans for properties that are primarily located in CIM Group's Qualified Communities. We target investments between $15 million and $150 million with a focus on developing a diversified pool of loans. These loans are typically short duration (five years or less, inclusive of extension options), floating rate and are expected to be:

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  limited and/or non-recourse junior (mezzanine, b-note or 2nd lien) and senior construction loans; or

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  limited and/or non-recourse junior (mezzanine, b-note or 2nd lien) and senior acquisition, bridge or repositioning loans.

        We have participated and expect to continue to participate with one or more institutional investors with respect to a substantial portion of these loans, and/or syndicate a substantial portion of these loans to, one or more institutional investors.

  Securities of or Interests in Persons Primarily Engaged in Real Estate Activities

        Subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, we may invest in debt or equity securities of other REITs, other entities engaged in real estate activities or securities of other issuers where such investment would be consistent with our investment objectives in the future, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities.

  Investment in Other Securities

        Other than securities that fit into our investment strategy, we do not intend to invest in securities.

        We have not engaged in trading or underwriting of securities, and do not intend to do so as of the date of this prospectus.

Conflicts of Interests

        Our governing instruments do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction in which we have an interest or from conducting, for their own account, business activities of the type we conduct. However, our code of business conduct and ethics contains a conflicts of interest policy that requires our directors, officers and employees, as well as employees, officers, directors and members of CIM and its affiliates who provide services to us, to avoid any conflict, or the appearance of a conflict between their personal interest and the interests of the Company and to advance the legitimate interest of the Company. Persons subject to our code of business conduct and ethics are prohibited from (i) taking for themselves personally (or direct to a third party) opportunities, including investment opportunities, discovered through the use of their positions with the Company or through use of the Company's property or information, (ii) using the Company's property, information or position for their personal gain or the gain of a family member or (iii) competing or preparing to compete with the Company.

        Additionally, our Board of Directors has adopted a written related person transaction policy. Under the policy, a "Related Person Transaction" includes certain transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant, and in which a related person had, has or will have a direct or indirect material interest.

        A "Related Person" is:

        Any person who was in any of the following categories during the applicable period:

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  a director or nominee for director;

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  any executive officer; or

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  any immediate family member of a director or executive officer, or of any nominee for director, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, or nominee for director and any person (other than a tenant or employee) sharing the household of such security holder.

        Any person who was in any of the following categories when a transaction in which such person had a direct or indirect material interest occurred or existed:

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  any person who is known to the Company to be the beneficial owner of more than 5% of our Common Stock; and

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  any immediate family member of any such security holder, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such security holder and any person (other than a tenant or employee) sharing the household of such security holder.

        A person who has a position or relationship within a firm, corporation or other entity that engages in a transaction with the Company will not be deemed to have an "indirect material interest" within the meaning of "Related Person Transaction" when:

        The interest arises only:

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  from such person's position as a director of another corporation or organization that is a party to the transaction;

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  from the direct or indirect ownership by such person and all other persons specified in the definition of "Related Person" in the aggregate of less than 10% equity interest in another person (other than a partnership) which is a party to the transaction;

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  from both such position and ownership; or

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  from such person's position as a limited partner in a partnership in which the person and all other persons specified in the definition of "Related Person" have an interest of less than 10%, and the person is not a general partner of and does not hold another position in the partnership.

        Each of the Company's executive officers is encouraged to help identify any potential Related Person Transaction.

        If a new Related Person Transaction is identified, it will initially be brought to the attention of the Chief Financial Officer, who will then prepare a recommendation to our Board of Directors and/or a committee thereof regarding whether the proposed transaction is reasonable and fair to the Company.

        A committee comprised solely of independent directors, who are also independent of the Related Person Transaction in question, will determine whether to approve a Related Person Transaction. In general, the committee will only approve or ratify a Related Person Transaction if it determines, among other things, that the Related Person Transaction is reasonable and fair to the Company.

Reports to Stockholders

        We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we file periodic reports, proxy statements and other information, including audited financial statements, with the SEC. We will furnish our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm and make available our quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

2015 Acquisitions

        During 2015, we acquired a 100% fee-simple interest in a surface parking lot known as 2 Kaiser Plaza from an unrelated third party. The parking lot has approximately 44,642 square feet of land and is located in Oakland, California. The acquisition was funded with proceeds from our unsecured credit facility, and the acquired property is reported as part of the office segment.

Property	Asset Type	Date of Acquisition	Square Feet	Purchase Price
				(in thousands)
2 Kaiser Plaza, Oakland, CA	Surface parking lot	August 26, 2015	44,642	$11,143

2015 Dispositions

        During 2015, we sold a 100% fee-simple interest in Civic Center located at 500 West Santa Ana Boulevard, Santa Ana, California to an unrelated third party.

Property	Asset Type	Date of Sale	Square Feet	Sales Price	Gain on Sale
				(in thousands)
500 West Santa Ana Boulevard, Santa Ana, CA	Office	November 19, 2015	37,116	$8,050	$3,092

        In addition, on February 2, 2016, we sold a 100% fee-simple interest in Courtyard Oakland located in Oakland, California to an unrelated third party for $43,800,000 and recognized a gain of approximately $24,700,000.

Risk Management

        As part of its risk management strategy, CIM will continually evaluate our investments and actively manage the risks involved in our business strategies. CIM's investment professionals will provide asset management oversight by closely monitoring the performance of our investments relative to market and industry benchmarks and internal underwriting assumptions using direct knowledge of local markets provided by CIM's in-house asset management, property management, and leasing professionals. In-house property management capabilities include monthly and annual budgeting and reporting as well as vendor services management, property maintenance and capital expenditures management. Property management seeks to ensure that revenue objectives are met, lease terms are followed, receivables are collected, preventative maintenance programs are implemented, vendors are evaluated and expenses are controlled. CIM's Asset Management Committee oversees the asset management of investments, and consists of CIM's four most senior investment professionals: Shaul Kuba, Richard Ressler, Avi Shemesh and our Chief Executive Officer, Charles E. Garner II, which we refer to as the Oversight Principals, each of whom has extensive experience in investment, development, asset and property management and leasing. Every investment is directly overseen by an Oversight Principal who is ultimately responsible for the performance of the investment. The Oversight Principals work with each CIM department to ensure that every investment benefits from the full range of CIM's real estate expertise. CIM believes that empowering its most seasoned investment professionals to bring their breadth of experience to bear directly on investments will optimize investment returns.

        The Oversight Principals meet informally on a frequent basis, generally weekly, to review and discuss the performance of investments, and meet formally at least annually to review and approve strategic plans for the investments, including: financial and operational analyses, operating strategies and agreements, tenant composition and marketing, asset positioning, market conditions affecting the asset, hold/sell analyses and timing considerations, and the annual business plan for each investment, including its capital and operating budget.

        The size, composition, and policies of the Asset Management Committee may be changed from time to time.

Regulatory Matters

Environmental Matters

        Environmental laws regulate, and impose liability for, releases of hazardous or toxic substances into the environment. Under some of these laws, an owner or operator of real estate is or may be liable for costs related to soil or groundwater contamination on, in, or migrating to or from its property. In addition, persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of cleaning up contamination at the disposal site. Such laws often impose liability regardless of whether the person knew of, or was responsible for, the presence of the hazardous or toxic substances that caused the contamination. The presence of, or contamination resulting from, any of these substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent our property or to borrow using such property as collateral. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous materials. As part of our efforts to mitigate these risks, we typically engage third parties to perform assessments of potential environmental risks when evaluating a new acquisition of property.

Americans with Disabilities Act of 1990

        Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the ADA, we have not conducted an audit or investigation of all of our properties to determine our compliance. If one or more of our properties or future properties is not in compliance with the ADA, then we would be required to incur additional costs to bring the property into compliance. We cannot predict the ultimate amount of the cost of compliance with the ADA. If we incur substantial costs to comply with the ADA, our business, financial condition, results of operations, cash flow or ability to satisfy our debt service obligations or to maintain our level of Common Stock or Series A Preferred Stock dividend distributions could be materially adversely affected.

Competition

        We compete with other investors engaged in the acquisition, development, and management of real estate and real estate-related investments. Our competitors include other REITs, insurance companies, pension funds, private equity funds, sovereign wealth funds, hedge funds, mortgage banks, investment banks, commercial banks, savings and loan associations, specialty finance companies, and other private and institutional investors and financial companies that pursue strategies similar to ours. Some of our competitors may be larger than us and have greater access to capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or lower profitability targets than us, which could allow them to pursue new business more aggressively than us. We believe that our relationship with CIM Group gives us a competitive advantage that allows us to operate more effectively in the markets in which we conduct our business.

Overview and History of CIM Group

        CIM is a privately held California domiciled limited partnership, specializing in private equity real estate and infrastructure investments. CIM Group was founded in 1994 by Shaul Kuba, Richard Ressler and Avi Shemesh and has AUM of approximately $18.9 billion and EUM of approximately $11.9 billion, in each case as of December 31, 2015(3). CIM has systematically developed its urban investing discipline over the past 22 years. CIM Group's three founding principals have worked together since inception and continue to direct the business of CIM and are actively involved in the day-to-day management along with thirteen other principals of CIM Group's leadership team. CIM Group's successful track record is anchored by CIM's community-oriented approach to urban investing as well as a number of other competitive advantages including its use of low leverage, underwriting approach, disciplined capital deployment, vertically-integrated capabilities and strong network of relationships.

(3)
See footnote 1.

        CIM is a premier full service urban real estate and infrastructure fund manager with in-house research, acquisition, investment, development, finance, leasing and management capabilities. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; and New York, New York. CIM has over 540 employees, including approximately 290 professionals. CIM has generated strong risk-adjusted returns across multiple market cycles by focusing on improved asset and community performance, and capitalizing on market inefficiencies and distressed situations.

Principles

        As described in "Business Objectives and Growth Strategies" and "Competitive Advantages" in this "Our Business and Properties" section, the community qualification process is one of CIM Group's core competencies, which demonstrates a disciplined investing program and strategic outlook on urban communities. Once a community is qualified, CIM Group believes it continues to differentiate itself through the following business principles:

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  Product Non-Specific:  CIM has extensive experience investing in a diverse range of property types, including retail, residential, office, parking, hotel, signage, and mixed-use, which gives CIM the ability to execute and capitalize on its urban strategy effectively. Successful investment requires selecting the right markets coupled with providing the right product. CIM's experience with multiple asset types does not predispose CIM Group to select certain asset types, but instead ensures that they deliver a product mix that is consistent with the market's requirements and needs. Additionally, there is a growing trend towards developing mixed-use real estate properties in urban markets which requires a diversified investment platform to successfully execute.

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  Community-Based Tenanting:  CIM's investment strategy focuses on the entire community and the best use of assets in that community. Owning a significant number of key properties in an area better enables CIM to meet the needs of national retailers and office tenants and thus optimizes the value of these real estate properties. CIM believes that its community perspective gives it a significant competitive advantage in attracting tenants to its retail, office and mixed-use properties and creating synergies between the different tenant types.

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  Local Market Leadership with North American Footprint:  CIM maintains local market knowledge and relationships, along with a diversified North American presence, through its 103 Qualified Communities. Thus, CIM has the flexibility to invest in its Qualified Communities only when the market environment meets CIM's investment and underwriting standards. CIM does not need to invest in a given community or product type at a specific time due to its broad proprietary pipeline of communities.

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  Investing Across the Capital Stack:  CIM has extensive experience investing across the capital stack including equity, preferred equity, debt and mezzanine investments, giving it the flexibility to structure transactions in efficient and creative ways.

CIM Urban Partnership Agreement

        Our subsidiary, CIM Urban, is governed by the CIM Urban Partnership Agreement. The general partner of CIM Urban, CIM Urban GP, is an affiliate of CIM Group and has the full, exclusive and complete right, power, authority, discretion and responsibility vested in or assumed by a general partner of a limited partnership under the Delaware Revised Uniform Limited Partnership Act and as otherwise provided by law and is vested with the full, exclusive and complete right, power and discretion to operate, manage and control the affairs of CIM Urban, subject to the terms of the CIM Urban Partnership Agreement.

Removal of General Partner

        The class A members of CIM REIT, upon a two-thirds vote of the interests of such members, may remove and replace CIM Urban GP as the general partner of CIM Urban if (a) certain affiliates and related parties of CIM Urban GP cease to own at least 85% of the class A membership units of CIM REIT that they have acquired or (b) any two of Shaul Kuba, Richard Ressler or Avi Shemesh cease to be actively engaged in the management of the general partner.

Amendments

        Subject to certain limited exceptions, amendments of the CIM Urban Partnership Agreement may be adopted only with the consent of the majority in interest of the class A members of CIM REIT who are not affiliates of CIM Urban GP.

Liability for Acts and Omissions

        None of CIM Urban GP or any of its affiliates, members, stockholders, partners, managers, officers, directors, employees, agents and representatives will have any liability in damages or otherwise to any limited partner, any investors in CIM REIT or CIM Urban, and CIM Urban will indemnify such persons from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind which may be imposed on, incurred by or asserted against such persons in any way relating to or arising out of any action or inaction on the part of such persons when acting on behalf of CIM Urban or any of its investments, except for those liabilities that result from such persons' fraud, gross negligence, willful misconduct or breach of the terms of the CIM Urban Partnership Agreement or any other agreement between such person and CIM Urban or its affiliates.

Investment Management Agreement

        In May 2005, CIM Urban and CIM Urban REIT Management L.P., each an affiliate of CIM REIT and CIM Group, entered into an Investment Management Agreement, pursuant to which CIM Urban engaged CIM Urban REIT Management L.P. to provide investment advisory services to CIM Urban. In 2015, CIM Investment Advisors, LLC, an affiliate of CIM REIT and CIM Group, registered with the SEC as an investment adviser and, in connection with such registration, CIM Urban entered into a new Investment Management Agreement with CIM Investment Advisors, LLC in December 2015 on terms substantially similar to those in the previous Investment Management Agreement, pursuant to which CIM Urban engaged CIM Investment Advisors, LLC to provide investment advisory services, and the previous Investment Management Agreement was terminated. "Advisor" refers to CIM Urban REIT Management L.P. prior to December 10, 2015 and to CIM Investment Advisors, LLC on and after December 10, 2015.

        The Advisor is entitled to receive from CIM Urban, as compensation for the Advisor's management services, an annual management fee, payable quarterly in arrears, in an amount that is based on the daily average adjusted fair value of CIM Urban's investments during such quarter as follows:

Daily Average Adjusted Fair Value of CIM Urban's Investments
		Quarterly Fee Percentage
From Greater of	To and Including
$—	$500,000,000	0.2500%
500,000,000	1,000,000,000	0.2375
1,000,000,000	1,500,000,000	0.2250
1,500,000,000	4,000,000,000	0.2125
4,000,000,000	20,000,000,000	0.1000

        For the years ended December 31, 2015, 2014 and 2013, the Advisor earned asset management fees of $24,882,000, $23,223,000 and $21,767,000, respectively.

        The Advisor is responsible for the payment of all costs and expenses relating to the general operation of its business, including administrative expenses, employment expenses and office expenses. All costs and expenses incurred by the Advisor on behalf of CIM Urban are borne by CIM Urban. In addition, CIM Urban will indemnify the Advisor against losses, claims, damages or liabilities, and reimburse the Advisor for its legal and other expenses, in each case incurred in connection with any action, proceeding or investigation arising out of or in connection with CIM Urban's business or affairs, except to the extent such losses or expenses result from fraud, gross negligence or willful misconduct of, or a breach of the terms of the Investment Management Agreement by, the Advisor or with respect to CIM Urban REIT Management L.P., any violation of securities law or any other intentional or criminal wrongdoing. Under the Investment Management Agreement between CIM Urban and CIM Urban REIT Management L.P., CIM Urban REIT Management L.P. is obligated to indemnify CIM Urban against any losses, claims, damages or liabilities to which CIM Urban becomes subject in connection with any matter arising out of or in connection with CIM Urban's business or affairs that results from CIM Urban REIT Management L.P.'s fraud, gross negligence, willful misconduct or breach of such Investment Management Agreement.

        Nothing in the Investment Management Agreement limits or restricts the right of any partner, officer or employee of the Advisor to engage in any other business or to devote his time and attention in part to any other business. Nothing in the Investment Management Agreement limits or restricts the right of the Advisor to engage in any other business or to render services of any kind to any other person.

        The Investment Management Agreement will remain in effect until CIM Urban is dissolved or CIM Urban and the Advisor otherwise mutually agree.

Master Services Agreement

        On March 11, 2014, we entered into the Master Services Agreement, with the Manager, an affiliate of CIM Group, pursuant to which the Manager agrees to provide or arrange for other service providers to provide management and administration services to us. Pursuant to the Master Services Agreement, we appointed Urban GP Manager, an affiliate of CIM Group, as the manager of CIM Urban GP. Under the Master Services Agreement, we pay the Base Service Fee to the Manager initially set at $1,000,000 per year (subject to an annual escalation by a specified inflation factor beginning on January 1, 2015), payable quarterly in arrears. Based on the annual escalation factor, the Base Service Fee for 2015 was $1,010,000. For the years ended December 31, 2015 and 2014, the Manager earned a Base Service Fee of $1,010,000 and $806,000, respectively. In addition, pursuant to the terms of the Master Services Agreement, the Manager may receive compensation and/or reimbursement for performing certain services for us and our subsidiaries that are not covered under the Base Service Fee. During the years ended December 31, 2015 and 2014, such services performed by the Manager included accounting, tax, reporting, internal audit, legal, compliance, risk management, IT, human resources and corporate communications. The Manager's compensation is based on the salaries and benefits of the employees of the Manager and/or its affiliates who performed these services (allocated based on the percentage of time spent on our affairs and the affairs of our subsidiaries). For the years ended December 31, 2015 and 2014, we expensed $2,993,000 and $1,193,000 for such services, respectively. At December 31, 2015 and 2014, $1,256,000 and $725,000 was due to the Manager, respectively, for such services.

        On January 1, 2015, we entered into a Staffing and Reimbursement Agreement with CIM SBA Staffing, LLC, an affiliate of CIM Group, which we refer to as CIM SBA, and our subsidiary, PMC Commercial Lending, LLC, which provides that CIM SBA will provide personnel and resources to us and that we will reimburse CIM SBA for the costs and expenses of providing such personnel and resources. For the year ended December 31, 2015, we incurred expenses related to services subject to reimbursement by us under this agreement of $4,627,000, which are included in discontinued operations and $434,000, which are included in asset management and other fees to related parties. In addition, we expensed $1,638,000 for transaction costs paid to CIM SBA for reimbursement of costs in connection with the sale of substantially all of our commercial mortgage loans to an unrelated third party.

Other Services

        CIM Management, Inc. and certain of its affiliates, which we refer to collectively, as the CIM Management Entities, all affiliates of CIM REIT and CIM Group, provide property management, leasing, and development services to CIM Urban. The CIM Management Entities earned property management fees, which are included in rental and other property operating expenses, totaling $5,814,000, $5,284,000 and $4,828,000 for the years ended December 31, 2015, 2014 and 2013, respectively. CIM Urban also reimbursed the CIM Management Entities $8,319,000, $7,369,000 and $5,082,000 during the years ended December 31, 2015, 2014 and 2013, respectively, for the cost of on-site personnel incurred on behalf of CIM Urban, which is included in rental and other property operating expenses. The CIM Management Entities earned leasing commissions of $697,000, $1,904,000 and $537,000 for the years ended December 31, 2015, 2014, and 2013, respectively, which were capitalized to deferred charges. In addition, the CIM Management Entities earned construction management fees of $1,055,000, $566,000 and $834,000 for the years ended December 31, 2015, 2014 and 2013, respectively, which were capitalized to investments in real estate.

        On October 1, 2015, an affiliate of CIM Group entered into a 5-year lease renewal with respect to a property owned by the Company. For the years ended December 31, 2015, 2014 and 2013, we recorded rental and other property income related to this lease of $104,000, $100,000 and $97,000, respectively.

Lending Segment

        In order to allow CIM Commercial to increase its focus on Class A and creative office investments, our Board of Directors approved a plan for the lending segment that, when completed, will result in the deconsolidation of the lending segment. The assets and liabilities of the lending segment have been reflected as held for sale in our consolidated December 31, 2015 and 2014 balance sheets and its operations have been reflected as discontinued operations in our consolidated income statements for the years ended December 31, 2015 and 2014. During July 2015, to maximize value, we modified our strategy from a strategy of selling the lending segment as a whole to a strategy of soliciting buyers for components of the business. On December 17, 2015, pursuant to such modified plan, we sold substantially all of our commercial mortgage loans that are associated with the lending segment to an unrelated third party. This change in the sale methodology resulted in the need to extend the period to complete the sale of the remainder of the lending segment beyond one year. The Company is continuing its efforts and is actively soliciting the sale of the remainder of the lending segment.

        Through our lending business, we are a national lender that primarily originates loans to small businesses. We identify loan origination opportunities through personal contacts, internet referrals, attendance at trade shows and meetings, direct mailings, advertisements in trade publications and other marketing methods. We also generate loans through referrals from real estate and loan brokers, franchise representatives, existing borrowers, lawyers and accountants.

        As part of our lending business, we also originate commercial real estate loans for properties that are primarily located in CIM Group's Qualified Communities. We target investments between

$15 million and $150 million with a focus on developing a diversified pool of loans. These loans are typically short duration (five years or less, inclusive of extension options), floating rate and are expected to be:

  •
  limited and/or non-recourse junior (mezzanine, b-note or 2nd lien) and senior construction loans; or

  •
  limited and/or non-recourse junior (mezzanine, b-note or 2nd lien) and senior acquisition, bridge or repositioning loans.

        We have participated and expect to continue to participate with one or more institutional investors with respect to a substantial portion of these loans, and/or syndicate a substantial portion of these loans to, one or more institutional investors.

        During 2015, we funded an aggregate of $59.5 million of loans in our lending business and received principal payments (including prepayments) of $44.3 million (included in the amount funded during 2015 was $20.4 million for a commercial real estate loan). From March 11, 2014 to December 31, 2014, we funded an aggregate of $51.0 million of loans and received principal payments (including prepayments) of $49.4 million. In addition, we sold substantially all of our commercial mortgage loans with a book value of $77.1 million on December 17, 2015 to an unrelated third party, resulting in a gain of $5.2 million.

SBA 7(a) Program

        Our SBA lending subsidiary, First Western, is licensed as a small business lending company that originates loans through the SBA 7(a) Program.

        The SBA maintains a Preferred Lender Program wherein it grants PLP status to certain lenders originating SBA 7(a) Program loans based on achievement of certain standards in lending which are regularly monitored by the SBA. First Western has been granted national PLP status and originates, sells and services small business loans. As a Preferred Lender, First Western is authorized to place SBA guarantees on loans without seeking prior SBA review and approval. Being a national lender, PLP status allows First Western to expedite loans since First Western is not required to present applications to the SBA for concurrent review and approval.

        We utilize the SBA 7(a) Program to originate small business loans, primarily secured by real estate, and then sell the government guaranteed portion to investors.

        The SBA 7(a) Program is the SBA's primary loan program. In general, the SBA reduces risks to lenders by guaranteeing major portions of qualified loans made to small businesses. This enables lenders to provide financing to small businesses when funding may otherwise be unavailable or not available on reasonable terms.

        Under the SBA 7(a) Program, the SBA typically guarantees 75% of qualified loans over $150,000. The eligibility requirements of the SBA 7(a) Program vary by the industry of the borrower and affiliates and other factors. In order to operate as a small business lending company, a licensee is required to maintain a minimum level of regulatory capital (as defined by SBA regulations) of the greater of (1) 10% of its outstanding loans receivable and other investments or (2) $1.0 million, and is subject to certain other regulatory restrictions such as change in control provisions. First Western is periodically examined and audited by the SBA to determine compliance with SBA regulations.

        Information on our SBA 7(a) Program loans receivable at December 31, 2015 was as follows (dollars in thousands):

SBA 7(a) loans receivable, net(1)(2)	$79,824
Weighted average interest rate	5.8%
Weighted average yield to maturity	6.9%
Average yield(3)	6.4%
Loans delinquent greater than 30 days	0.6%
Weighted average contractual maturity in years	21.4
Hospitality industry concentration	94.1%

(1)
Includes SBA 7(a) Program loans subject to secured borrowings of $36,646 representing the government guaranteed portion of loans, which were sold with the proceeds received from the sale reflected as secured borrowings. There is no credit risk associated with these loans since the SBA has guaranteed payment of the principal.

(2)
In addition to our retained SBA 7(a) portfolio described above, we service $106.0 million of aggregate principal balance remaining on secondary market loan sales.

(3)
The calculation of average yield divides our interest income and other loan related fees, adjusted by the provision for loan losses, by the weighted average loans receivable outstanding on an annualized basis.

Employees

        As of December 31, 2015, we had ten employees including eight property-level staff. Substantially all of our 33 lending segment employees moved to CIM SBA on January 1, 2015, except for two of our officers, who became jointly employed by us and CIM SBA and their employment agreements with us continue in full force and effect.

Offices

        We are headquartered in Dallas, Texas.

Properties

        As of December 31, 2015, our real estate portfolio consisted of (i) 20 office properties comprised of approximately 5.5 million rentable square feet, (ii) five multifamily properties comprised of 930 units, (iii) three hotels comprised of 1,070 rooms, (iv) three parking garages, two of which have street level retail space, and (v) two development sites, one of which is being used as a parking lot. Each of our properties is suitable and adequate for its intended use. The following tables contain descriptive information about all of our properties as of December 31, 2015.

Office Portfolio Summary as of December 31, 2015

Office

Property	Market	Rentable Square Feet	% Occupied	% Leased(1)	Annualized Rent (in thousands)(2)	Annualized Rent Per Occupied Square Foot
200 S College Street	Charlotte, NC	567,578	66.9%	69.1%	$8,857	$23.33
1 Kaiser Plaza	Oakland, CA	531,477	96.7%	97.6%	17,594	34.24
2101 Webster Street	Oakland, CA	472,636	98.9%	98.9%	17,190	36.76
980 9th Street	Sacramento, CA	452,138	64.0%	69.0%	8,594	29.69
211 Main Street	San Francisco, CA	415,120	100.0%	100.0%	11,959	28.81
370 L'Enfant Promenade	District of Columbia	407,321	87.7%	87.7%	18,552	51.94
999 N Capitol Street	District of Columbia	321,544	84.0%	84.0%	12,109	44.82
899 N Capitol Street	District of Columbia	314,317	73.7%	73.7%	11,686	50.44
800 N Capitol Street	District of Columbia	312,610	76.1%	76.1%	10,791	45.36
1901 Harrison Street	Oakland, CA	272,161	98.2%	98.2%	9,092	34.02
830 1st Street	District of Columbia	247,337	100.0%	100.0%	10,519	42.53
1333 Broadway	Oakland, CA	239,835	92.9%	92.9%	6,924	31.07
2100 Franklin Street	Oakland, CA	216,666	96.7%	98.5%	7,889	37.65
11620 Wilshire Boulevard	Los Angeles, CA	192,742	91.5%	92.5%	6,187	35.07
3601 S Congress Avenue	Austin, TX	182,484	97.4%	100.0%	5,372	30.21
4750 Wilshire Boulevard	Los Angeles, CA	143,361	100.0%	100.0%	3,589	25.03
7083 Hollywood Boulevard	Los Angeles, CA	82,180	97.3%	97.3%	3,068	38.35
260 Townsend Street	San Francisco, CA	65,760	89.7%	94.0%	3,830	64.92
11600 Wilshire Boulevard	Los Angeles, CA	54,980	84.7%	87.7%	2,292	49.23
Lindblade Media Center	Los Angeles, CA	32,428	100.0%	100.0%	1,293	39.88

Total Office (20 Properties)		5,524,675	87.3%	88.3%	$177,387	$36.77

Other Ancillary Properties within Office Portfolio

Property	Market	Rentable Square Feet (Retail)		% Occupied	% Leased (Retail) (1)	Annualized Rent (in thousands) (3)	Annualized Rent Per Occupied Square Foot
1010 8th Street Parking Garage & Retail	Sacramento, CA	31,133		9.6%	9.6%	$20	$6.63
901 N Capitol Street	District of Columbia	N/A	(4)	N/A	N/A	N/A	N/A
2353 Webster Street Parking Garage	Oakland, CA	N/A		N/A	N/A	N/A	N/A
2 Kaiser Plaza Parking Lot	Oakland, CA	N/A		N/A	N/A	N/A	N/A

Total Ancillary Office (4 Properties)		31,133		9.6%	9.6%	$20	$6.63

Total Office including Other Ancillary

	Rentable Square Feet	% Occupied	% Leased(1)	Annualized Rent (in thousands)(2)(3)	Annualized Rent Per Occupied Square Foot
Total Office incl. Other Ancillary (24 Properties)	5,555,808	86.9%	87.9%	$177,407	$36.75

(1)
Based on leases signed as of December 31, 2015.

(2)
Represents gross monthly base rent, as of December 31, 2015, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent.

(3)
Represents gross monthly contractual rent under retail (1010 8th Street Parking Garage & Retail) leases commenced as of December 31, 2015, multiplied by twelve. This amount reflects total cash rent before abatements.

(4)
901 N Capitol Street is a 39,696 square foot parcel of land located between 899 and 999 N Capitol Street. We are entitled to develop a building we have designed with 270,172 rentable square feet.

Office Portfolio Detail by Property, Market, and Submarket as of December 31, 2015

Location	Rentable Square Feet	% Occupied	% Leased(1)	Annualized Rent (in thousands)(2)	Annualized Rent Per Occupied Square Foot
NORTHERN CALIFORNIA
Oakland, CA
Lake Merritt
1 Kaiser Plaza	531,477	96.7%	97.6%	$17,594	$34.24
2101 Webster Street	472,636	98.9%	98.9%	17,190	36.76
1901 Harrison Street	272,161	98.2%	98.2%	9,092	34.02
2100 Franklin Street	216,666	96.7%	98.5%	7,889	37.65

Total Lake Merritt	1,492,940	97.7%	98.3%	51,765	35.49

City Center
1333 Broadway	239,835	92.9%	92.9%	6,924	31.07

Total Oakland, CA	1,732,775	97.0%	97.6%	58,689	34.92

San Francisco, CA
South Financial District
211 Main Street	415,120	100.0%	100.0%	11,959	28.81
South of Market
260 Townsend Street	65,760	89.7%	94.0%	3,830	64.92

Total San Francisco, CA	480,880	98.6%	99.2%	15,789	33.30

Sacramento, CA
Downtown/Midtown
980 9th & 1010 8th Street	483,271	60.5%	65.2%	8,614	29.45

Total Sacramento, CA	483,271	60.5%	65.2%	8,614	29.45

TOTAL NORTHERN CALIFORNIA	2,696,926	90.7%	92.1%	$83,092	$33.97

SOUTHERN CALIFORNIA
Los Angeles, CA
West Los Angeles
11620 Wilshire Boulevard	192,742	91.5%	92.5%	$6,187	$35.07
11600 Wilshire Boulevard	54,980	84.7%	87.7%	2,292	49.23
Lindblade Media Center	32,428	100.0%	100.0%	1,293	39.88

Total West Los Angeles	280,150	91.1%	92.4%	9,772	38.29

Mid-Wilshire
4750 Wilshire Boulevard	143,361	100.0%	100.0%	3,589	25.03
Hollywood/Sunset
7083 Hollywood Boulevard	82,180	97.3%	97.3%	3,068	38.35

Total Los Angeles, CA	505,691	94.6%	95.4%	16,429	34.34

TOTAL SOUTHERN CALIFORNIA	505,691	94.6%	95.4%	$16,429	$34.34

EAST
Washington, DC
Capitol Hill
999 N Capitol Street	321,544	84.0%	84.0%	$12,109	$44.82
899 N Capitol Street	314,317	73.7%	73.7%	11,686	50.44
800 N Capitol Street	312,610	76.1%	76.1%	10,791	45.36
830 1st Street	247,337	100.0%	100.0%	10,519	42.53

Total Capitol Hill	1,195,808	82.5%	82.5%	45,105	45.72

Southwest
370 L'Enfant Promenade	407,321	87.7%	87.7%	18,552	51.94

Total Washington, DC	1,603,129	83.8%	83.8%	63,657	47.38

Location	Rentable Square Feet	% Occupied	% Leased(1)	Annualized Rent (in thousands)(2)	Annualized Rent Per Occupied Square Foot
Charlotte, NC
Uptown
200 S College Street	567,578	66.9%	69.1%	8,857	23.33

TOTAL EAST	2,170,707	79.4%	80.0%	$72,514	$42.07

SOUTHWEST
Austin, TX
South
3601 S Congress Avenue	182,484	97.4%	100.0%	$5,372	$30.21

TOTAL SOUTHWEST	182,484	97.4%	100.0%	$5,372	$30.21

TOTAL PORTFOLIO	5,555,808	86.9%	87.9%	$177,407	$36.75

(1)
Based on leases signed as of December 31, 2015.

(2)
Represents gross monthly base rent, as of December 31, 2015, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent.

Multifamily Portfolio Summary as of December 31, 2015

Property	Market	Units	% Occupied(1)	Annualized Rent (in thousands)(2)	Monthly Rent Per Occupied Unit
4649 Cole Avenue	Dallas, TX	334	93.1%	$5,240	$1,404
4200 Scotland Street	Houston, TX	308	91.2%	5,963	1,768
47 E 34th Street	New York, NY	110	89.1%	5,459	4,642
3636 McKinney Avenue	Dallas, TX	103	94.2%	1,974	1,696
3839 McKinney Avenue	Dallas, TX	75	96.0%	1,380	1,597

Total Multifamily (5 Properties)		930	92.4%	$20,016	$1,942

(1)
Based on number of units occupied as of December 31, 2015.

(2)
Represents gross monthly base rent under leases commenced as of December 31, 2015, multiplied by twelve. This amount reflects total cash rent before concessions.

Hotel Portfolio Summary as of December 31, 2015

Property	Market	Rooms	% Occupied(1)	Revenue Per Available Room(1)
Sheraton Grand Hotel	Sacramento, CA	503	77.5%	$114.83
LAX Holiday Inn	Los Angeles, CA	405	87.9%	88.35
Courtyard Oakland(4)	Oakland, CA	162	81.9%	141.72

Total Hotel (3 Properties)		1,070	82.1%	$108.88

Other Ancillary Properties within Hotel Portfolio

Property	Market	Rentable Square Feet (Retail)	% Occupied (Retail)	% Leased (Retail)(2)	Annualized Rent (Parking and Retail) (in thousands)(3)
Sheraton Grand Hotel Parking
Garage & Retail	Sacramento, CA	9,453	88.3%	88.3%	$1,979

Total Ancillary Hotel (1 Property)		9,453	88.3%	88.3%	$1,979

(1)
Represents trailing 12-month occupancy and RevPAR as of December 31, 2015. Occupancy represents occupied rooms divided by available rooms, and RevPAR represents room revenue divided by available rooms.

(2)
Based on leases signed as of December 31, 2015.

(3)
Represents gross monthly contractual rent under parking and retail leases commenced as of December 31, 2015, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent.

(4)
Courtyard Oakland was sold in February 2016.

Office Portfolio—Top 10 Tenants by Annualized Rental Revenue as of December 31, 2015

Tenant	Property	Credit Rating (S&P / Moody's / Fitch)	Lease Expiration	Rentable Square Feet	% of Rentable Square Feet	Annualized Rent(1) (in thousands)	% of Annualized Rent
U.S. Federal Government Agencies	Various	AA+ / Aaa / AAA	2016 - 2026	1,064,652	19.1%	$47,322	26.8%
Kaiser Foundation Health Plan, Inc.	1 Kaiser Plaza / 2101 Webster	A+ / – / A+	2016 - 2027	459,148	8.3%	16,009	9.0%
Charles Schwab & Co., Inc.	211 Main Street	A / A2 / A	2018	415,120	7.5%	11,959	6.7%
The District of Columbia	899 N Capitol Street	AA / Aa2 / AA	2016 & 2021	172,903	3.1%	9,070	5.1%
Pandora Media, Inc.	2100 Franklin Street/2101 Webster	– / – / –	2020	183,783	3.3%	6,806	3.8%
Wells Fargo Bank, N.A.	1901 Harrison Street	A+ / A1 / A+	2018	147,520	2.7%	4,977	2.8%
Swinerton Incorporated	260 Townsend/1 Kaiser Plaza	– / – / –	2016 & 2026	57,216	1.0%	3,644	2.1%
Farmers Group, Inc.	4750 Wilshire Boulevard	AA– / Aa3 / A+	2019	143,361	2.6%	3,589	2.0%
Neighborhood Reinvestment Corporation	999 N Capitol Street	– / – / –	2023	67,611	1.2%	3,187	1.8%
Branch Banking & Trust Company	200 S College Street	A– / A2 / A+	2018	140,964	2.5%	3,175	1.8%

Total for Top Ten Tenants				2,852,278	51.3%	$109,738	61.9%

All Other Tenants				1,975,976	35.6%	67,669	38.1%
Vacant				727,554	13.1%	—	0.0%

Total for Portfolio				5,555,808	100.0%	$177,407	100.0%

(1)
Represents gross monthly base rent, as of December 31, 2015, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent.

Office Portfolio—Diversification by NAICS code as of December 31, 2015

NAICS Code	Annualized Rent (in thousands)(1)	% of Annualized Rent	Rentable Square Feet	% of Rentable Square Feet
Public Administration	$62,918	35.5%	1,434,000	25.8%
Finance and Insurance	28,935	16.3%	1,020,780	18.3%
Professional, Scientific, and Technical Services	26,835	15.1%	744,466	13.3%
Health Care and Social Assistance	20,846	11.8%	584,183	10.5%
Information	9,326	5.3%	256,422	4.6%
Other Services (except Public Administration)	6,215	3.5%	164,756	3.0%
Real Estate and Rental and Leasing	5,225	2.9%	171,645	3.1%
Construction	3,898	2.2%	69,771	1.3%
Arts, Entertainment, and Recreation	3,151	1.8%	75,100	1.4%
Educational Services	2,682	1.5%	86,473	1.6%
Accommodation and Food Services	2,379	1.3%	66,526	1.2%
Manufacturing	2,236	1.3%	60,676	1.1%
Retail Trade	1,015	0.6%	38,000	0.7%
Management of Companies and Enterprises	794	0.4%	19,136	0.3%
Administrative and Support and Waste Management and Remediation Services	509	0.3%	20,207	0.4%
Wholesale Trade	443	0.2%	16,113	0.3%
Vacant	—	0.0%	727,554	13.1%

TOTAL PORTFOLIO	$177,407	100.0%	5,555,808	100.0%

(1)
Represents gross monthly base rent, as of December 31, 2015, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent.

Office Portfolio—Lease Expiration as of December 31, 2015

Year of Lease Expiration	Square Feet of Expiring Leases	% of Square Feet Expiring	Annualized Rent (in thousands)(1)	% of Annualized Rent Expiring	Annualized Rent Per Occupied Square Foot
2016(2)	546,223	11.3%	$23,122	13.1%	$42.33
2017	390,024	8.1%	13,553	7.6%	$34.75
2018	1,010,694	20.9%	31,169	17.6%	$30.84
2019	462,187	9.6%	14,703	8.3%	$31.81
2020	451,961	9.4%	16,352	9.2%	$36.18
2021	494,116	10.2%	21,731	12.2%	$43.98
2022	320,000	6.6%	11,650	6.6%	$36.41
2023	212,376	4.4%	8,723	4.9%	$41.07
2024	38,078	0.8%	1,250	0.7%	$32.83
2025	407,341	8.4%	13,865	7.8%	$34.04
Thereafter	495,254	10.3%	21,289	12.0%	$42.99

Total Occupied	4,828,254	100.0%	$177,407	100.0%	$36.75

Vacant	727,554

Total Portfolio	5,555,808

(1)
Represents gross monthly base rent, as of December 31, 2015, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent.

(2)
Includes 57,088 square feet of month-to-month leases.

Office Portfolio—Historical Occupancy

	December 31, 2015 Rentable Square Feet	Occupancy Rates(1)
Property		2011	2012	2013	2014	2015
200 S College Street	567,578	90.0%	94.6%	82.7%	68.3%	66.9%
1 Kaiser Plaza	531,477	93.2%	89.0%	90.8%	91.0%	96.7%
980 9th & 1010 8th Street	483,271	85.7%	81.2%	77.6%	78.6%	60.5%
2101 Webster Street	472,636	87.9%	92.9%	82.8%	81.9%	98.9%
211 Main Street	415,120	100.0%	100.0%	100.0%	100.0%	100.0%
370 L'Enfant Promenade	407,321	82.5%	91.1%	88.7%	89.0%	87.7%
999 N Capitol Street	321,544	47.6%	52.6%	83.1%	84.0%	84.0%
899 N Capitol Street	314,317	59.5%	62.7%	51.1%	52.2%	73.7%
800 N Capitol Street	312,610	100.0%	97.2%	94.8%	93.2%	76.1%
1901 Harrison Street	272,161	84.1%	86.8%	87.0%	99.4%	98.2%
830 1st Street	247,337	100.0%	100.0%	100.0%	100.0%	100.0%
1333 Broadway	239,835	79.5%	80.7%	72.1%	82.6%	92.9%
2100 Franklin Street	216,666	42.2%	54.8%	73.1%	83.5%	96.7%
11620 Wilshire Boulevard	192,742	73.4%	66.4%	65.5%	84.5%	91.5%
3601 S Congress Avenue	182,484	78.7%	90.6%	90.7%	91.1%	97.4%
4750 Wilshire Boulevard(2)	143,361	N/A	N/A	N/A	100.0%	100.0%
7083 Hollywood Boulevard	82,180	28.0%	92.9%	96.3%	96.3%	97.3%
260 Townsend Street	65,760	100.0%	100.0%	100.0%	89.5%	89.7%
11600 Wilshire Boulevard	54,980	85.0%	78.2%	74.7%	78.5%	84.7%
500 West Santa Ana Boulevard(3)	N/A	100.0%	100.0%	100.0%	100.0%	N/A
Lindblade Media Center(4)	32,428	N/A	N/A	N/A	100.0%	100.0%

Total Weighted Average	5,555,808	82.2%	85.0%	84.0%	85.1%	86.9%

(1)
Historical occupancies for Office properties are based on leases commenced as of December 31st of each historical year.

(2)
4750 Wilshire Boulevard was acquired on April 18, 2014.

(3)
500 West Santa Ana Boulevard, with 37,116 rentable square feet, was sold on November 19, 2015.

(4)
Lindblade Media Center was acquired on October 21, 2014.

Office Portfolio—Historical Annualized Rents

	December 31, 2015 Rentable Square Feet	Annualized Rent Per Occupied Square Foot(1)
Property		2011	2012	2013	2014	2015
200 S College Street	567,578	$22.31	$22.55	$22.20	$22.61	$23.33
1 Kaiser Plaza	531,477	35.40	36.68	37.14	36.50	34.24
980 9th & 1010 8th Street	483,271	31.03	31.75	31.13	30.28	29.45
2101 Webster Street	472,636	34.36	37.68	38.10	38.84	36.76
211 Main Street	415,120	28.72	28.68	28.78	28.69	28.81
370 L'Enfant Promenade	407,321	49.18	51.21	51.41	51.25	51.94
999 N Capitol Street	321,544	41.65	42.08	42.26	44.18	44.82
899 N Capitol Street	314,317	48.94	46.91	50.22	52.36	50.44
800 N Capitol Street	312,610	41.43	42.68	46.01	45.19	45.36
1901 Harrison Street	272,161	31.18	31.21	33.20	33.74	34.02
830 1st Street	247,337	39.00	39.89	40.73	42.42	42.53
1333 Broadway	239,835	30.22	29.62	28.89	30.17	31.07
2100 Franklin Street	216,666	38.52	38.69	40.96	37.20	37.65
11620 Wilshire Boulevard	192,742	37.79	35.76	35.64	30.50	35.07
3601 S Congress Avenue	182,484	20.68	23.94	25.29	27.28	30.21
4750 Wilshire Boulevard(2)	143,361	N/A	N/A	N/A	25.45	25.03
7083 Hollywood Boulevard	82,180	31.56	32.59	35.37	35.61	38.35
260 Townsend Street	65,760	31.00	31.71	32.48	58.02	64.92
11600 Wilshire Boulevard	54,980	42.17	43.78	43.97	45.89	49.23
500 West Santa Ana Boulevard(3)	N/A	18.54	20.42	20.17	20.40	N/A
Lindblade Media Center(4)	32,428	N/A	N/A	N/A	31.51	39.88

Total Weighted Average	5,555,808	$34.27	$35.39	$36.10	$36.25	$36.75

(1)
Annualized Rent Per Occupied Square Foot represents annualized gross rent divided by total occupied square feet as of December 31 of each historical year. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent.

(2)
4750 Wilshire Boulevard was acquired on April 18, 2014.

(3)
500 West Santa Ana Boulevard, with 37,116 rentable square feet, was sold on November 19, 2015.

(4)
Lindblade Media Center was acquired on October 21, 2014.

Multifamily Portfolio—Historical Occupancy and Annualized Rents

		Occupancy Rates(1)
Property	Units	2011	2012	2013	2014	2015
4649 Cole Avenue	334	95.5%	92.2%	93.1%	88.9%	93.1%
4200 Scotland Street	308	96.4%	96.4%	91.9%	92.2%	91.2%
47 E 34th Street	110	100.0%	100.0%	100.0%	100.0%	89.1%
3636 McKinney Avenue	103	94.2%	97.1%	97.1%	98.1%	94.2%
3839 McKinney Avenue	75	97.3%	98.7%	94.7%	94.7%	96.0%

Total Weighted Average	930	96.3%	95.6%	94.1%	92.8%	92.4%

		Monthly Rent Per Occupied Unit(2)
Property	Units	2011	2012	2013	2014	2015
4649 Cole Avenue	334	$1,108	$1,188	$1,282	$1,366	$1,404
4200 Scotland Street	308	1,815	1,740	1,775	1,797	1,768
47 E 34th Street	110	3,636	3,712	3,880	4,188	4,642
3636 McKinney Avenue	103	1,489	1,473	1,529	1,647	1,696
3839 McKinney Avenue	75	1,390	1,479	1,526	1,590	1,597

Total Weighted Average	930	$1,717	$1,741	$1,816	$1,919	$1,942

(1)
Historical occupancies for multifamily properties are based on leases commenced as of December 31st of each historical year and were calculated using units and not square feet.

(2)
Represents gross monthly base rent under leases commenced divided by occupied units as of December 31st of each historical year. This amount reflects total cash rent before concessions.

Multifamily Portfolio Overview as of December 31, 2015

Property	Location	Units	Rentable Square Feet	Year Built	Year Acquired	Annualized Rent (in thousands)(1)	Monthly Rent Per Occupied Unit(3)	% Occupancy(2)
4649 Cole Avenue	Dallas, TX	334	283,438	1994	2010	$5,240	$1,404	93.1%
4200 Scotland Street	Houston, TX	308	297,404	2009	2010	5,963	1,768	91.2%
47 E 34th Street(4)	New York, NY	110	78,085	2009	2011	5,459	4,642	89.1%
3636 McKinney Avenue	Dallas, TX	103	98,335	2006	2010	1,974	1,696	94.2%
3839 McKinney Avenue	Dallas, TX	75	68,817	2006	2010	1,380	1,597	96.0%

Total/Weighted Average		930	826,079					92.4%

(1)
Represents gross monthly base rent under leases commenced as of December 31, 2015, multiplied by twelve. This amount reflects total cash rent before concessions.

(2)
Based on number of units occupied as of December 31, 2015.

(3)
Represents gross monthly base rent under leases commenced divided by occupied units as of December 31st of each historical year. This amount reflects total cash rent before concessions.

(4)
Square footage and annualized rent exclude 3,847 rentable square feet of retail, which is 100% occupied.

Hotel Portfolio—Ownership, Franchise and Management as of December 31, 2015

Hotel Location	Franchise	Hotel Owner/Lessor	Lessee	Manager
Oakland, CA(1)	Courtyard	CIM Urban Partners, L.P.	N/A	Interstate-RIM Management
Sacramento, CA	Sheraton	CIM Urban Partners, L.P.	N/A	Starwood
Los Angeles, CA	Holiday Inn	CIM Urban Partners, L.P.	N/A	Interstate-RIM Management

(1)
This property was sold in February 2016.

Hotel Portfolio—Historical Occupancy Rates, Average Daily Rates and Revenue per Available Room/Suite as of December 31, 2015

		Occupancy (%)(1)(2)
Hotel Location	Franchise	Rooms	2011	2012	2013	2014	2015
Sacramento, CA	Sheraton	503	71.3%	73.0%	75.5%	75.3%	77.5%
Los Angeles, CA(3)	Holiday Inn	405	N/A	N/A	69.0%	89.2%	87.9%
Oakland, CA(6)	Courtyard	162	72.3%	77.7%	79.0%	80.2%	81.9%

Weighted Average		1,070	71.6%	74.2%	75.4%	81.3%	82.1%

			Average Daily Rate (Price) Per Room/Suite ($)(2)(4)
Hotel Location	Franchise	Rooms	2011	2012	2013	2014	2015
Sacramento, CA	Sheraton	503	$129.83	$130.82	$129.48	$140.75	$148.24
Los Angeles, CA(3)	Holiday Inn	405	N/A	N/A	82.25	93.08	100.46
Oakland, CA(6)	Courtyard	162	115.22	122.95	131.83	151.27	173.05

Weighted Average		1,070	$126.23	$128.81	$124.70	$122.52	$132.61

			Revenue Per Available Room/Suite ($)(2)(5)
Hotel Location	Franchise	Rooms	2011	2012	2013	2014	2015
Sacramento, CA	Sheraton	503	$92.61	$95.54	$97.74	$105.95	$114.83
Los Angeles, CA(3)	Holiday Inn	405	N/A	N/A	56.74	83.06	88.35
Oakland, CA(6)	Courtyard	162	83.36	95.57	104.13	121.31	141.72

Weighted Average		1,070	$90.36	$95.55	$94.06	$99.61	$108.88

(1)
Occupancy percentage represents occupied rooms divided by available rooms.

(2)
Represents trailing 12-months occupancy, average daily rate and RevPAR as of December 31st of each historical year.

(3)
CIM Urban was the lender to the LAX Holiday Inn and held the first mortgage secured by the property until a subsidiary of CIM Urban submitted the highest bid at a foreclosure auction that took place on October 8, 2013 and subsequently took possession of the LAX Holiday Inn. The 2013 metrics presented above are for a partial year and represent the values for CIM Urban's period of ownership only.

(4)
Average daily rate represents room revenue divided by occupied rooms.

(5)
RevPAR represents room revenue divided by available rooms.

(6)
This property was sold in February 2016.

Property Indebtedness as of December 31, 2015

Property	Outstanding Principal Balance (in thousands)	Interest Rate	Maturity Date	Balance Due At Maturity Date (in thousands)	Prepayment/ Defeasance
211 Main Street	$29,201	6.65%	07/15/2018	$21,136		(1)
4649 Cole Avenue	23,989	5.39%	03/01/2021	21,490		(2)
3636 McKinney Avenue	9,533	5.39%	03/01/2021	8,540		(3)
3839 McKinney Avenue	6,324	5.39%	03/01/2021	5,665		(4)
4200 Scotland Street	29,744	5.18%	06/05/2021	26,232		(5)
830 1st Street	46,000	4.50%	01/05/2027	42,008		(6)

Total/Weighted Average	$144,791	5.32%		$125,071

(1)
Loan is subject to a prepayment fee equal to the greater of (a) one percent (1%) of the outstanding principal balance of the note or (b) modified yield maintenance.

(2)
Loan is prepayable but if prepaid prior to August 31, 2020 is subject to a prepayment fee equal to the greater of (a) one percent (1%) of the principal being prepaid or (b) yield maintenance.

(3)
Loan is prepayable but if prepaid prior to August 31, 2020 is subject to a prepayment fee equal to the greater of (a) one percent (1%) of the principal being prepaid or (b) yield maintenance.

(4)
Loan is prepayable but if prepaid prior to August 31, 2020 is subject to a prepayment fee equal to the greater of (a) one percent (1%) of the principal being prepaid or (b) yield maintenance.

(5)
Loan is prepayable but is subject to a prepayment fee equal to the greater of (a) one percent (1%) of the principal amount being prepaid multiplied by the quotient of the number of months until maturity divided by the term of the note or (b) the present value of the loan less the amount being prepaid.

(6)
Loan is prepayable but is subject to a prepayment fee equal to the greater of (a) one percent (1%) of the principal amount being prepaid multiplied by the quotient of the number of months until maturity divided by the term of the note or (b) the present value of the loan less the principal and accrued interest being prepaid.

Principal Lease Terms

        Our office leases generally have terms ranging from three to ten years. Most of our leases for office properties are for fixed rentals with periodic pre-negotiated increases and are not based on the income, profits or sales of any person. Our office leases typically provide that the landlord is responsible for some property related expenses during the lease term, but some of the expenses are reimbursed to us by the tenant in various proportions. In these office leases, the tenant may have the right to terminate the lease or abate rent due to a major casualty or condemnation affecting a significant portion of the property or due to the landlord's failure to perform its obligations under the lease.

Development Plans

        As of the date of this prospectus, the Company has no current active plans for major renovation, improvement or development of the Company's properties, other than ongoing repair and maintenance. However, we may in the future decide to do so.

Insurance

        Most of the properties in our portfolio are covered under blanket insurance policies for liability, fire, business interruption and rental loss. We also carry earthquake insurance on our properties in California and maintain terrorism insurance coverage on our portfolio. Subject to the limitations described in "Potential losses may not be covered by insurance" and "Terrorism and war could harm our operating results" under the "Risk Factors" section, we believe the policy specifications and insured limits are appropriate and adequate given the relative risk of loss and the cost of the coverage.

DESCRIPTION OF CAPITAL STOCK AND SECURITIES OFFERED

        In this section, references to "the Company," "we," "our," and "us" refer only to CIM Commercial Trust Corporation and not its consolidated subsidiaries.

        The following is a summary description of our capital stock. This description is not complete and is qualified in its entirety by reference to the provisions of charter and bylaws and the applicable provisions of MGCL. Our charter and bylaws are incorporated by reference, as exhibits, in the registration statement of which this prospectus forms a part (see "Where You Can Find More Information").

General

        Our charter provides that we may issue up to 900,000,000 shares of common stock, $0.001 par value per share, or our Common Stock, and up to 100,000,000 shares of preferred stock, $0.001 par value per share, or our Preferred Stock. Our charter authorizes our Board of Directors to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue with the approval of a majority of our entire Board of Directors and without stockholder approval. As of June 21, 2016, 87,676,197 shares of our Common Stock and no shares of our Preferred Stock were issued and outstanding. Our Common Stock was held by approximately 605 stockholders of record as of June 20, 2016. Under Maryland law, our stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

        Subject to the preferential rights of our Preferred Stock and any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our Common Stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our Board of Directors out of assets legally available therefor and declared by us and to share ratably in the assets of our Company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our Company.

        Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our stock, each outstanding share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share of Common Stock entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by the MGCL or by our charter.

        Holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our Company. Our charter provides that our common stockholders generally have no appraisal rights unless our Board of Directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our Common Stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our Common Stock will have equal dividend, liquidation and other rights.

Classification or Reclassification of Stock

        Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of Common Stock or Preferred Stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our Common Stock, and authorize us to issue the newly-classified shares. Prior to the issuance of shares of each new class or series, our Board of Directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and the terms of any other class or series of our stock then outstanding, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our Board of Directors may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded or the terms of any other class or series of our stock. Therefore, our Board of Directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our Common Stock or otherwise be in the best interest of our stockholders. As of the date hereof, no shares of Preferred Stock are outstanding.

Securities Offered In This Offering

Series A Preferred Stock

        Our Board of Directors has created out of the authorized and unissued shares of our Preferred Stock, a series of redeemable preferred stock, designated as the Series A Preferred Stock. Our Series A Preferred Stock is being offered pursuant to this prospectus and will be issued as a part of up to 36,000,000 Units, with each Unit consisting of one share of Series A Preferred Stock and one Warrant to purchase 0.25 of a share of our Common Stock.

        The following is a brief description of the terms of our Series A Preferred Stock. The description of our Series A Preferred Stock contained herein does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary for our Series A Preferred Stock, which are filed as an exhibit to the registration statement of which this prospectus forms a part. On June 28, 2016, our Articles Supplementary were filed with and accepted for record by the State Department of Assessments and Taxation of Maryland.

        Rank.    Our Series A Preferred Stock ranks, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

  •
  senior to our Common Stock and any other class or series of our capital stock, the terms of which expressly provide that our Series A Preferred Stock ranks senior to such class or series as to dividend rights or rights on our liquidation, winding-up and dissolution;

  •
  on parity with each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks on parity with the Series A Preferred Stock as to dividend rights and rights on our liquidation, winding up and dissolution;

  •
  junior to each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights or rights on our liquidation, winding up and dissolution; and

  •
  junior to all our existing and future debt obligations.

        Stated Value.    Each share of Series A Preferred Stock has an initial "Stated Value" of $25, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series A Preferred Stock, as set forth in the Articles Supplementary for our Series A Preferred Stock.

        Dividends.    Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to our Series A Preferred Stock, if any such class or series of stock is authorized in the future, the holders of our Series A Preferred Stock are entitled to receive, when, and as authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of five and one-half percent (5.5%) of the Stated Value. Dividends on each share of Series A Preferred Stock begin accruing on, and are cumulative from, the date of issuance. We expect to pay dividends on the Series A Preferred Stock quarterly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. We also expect to authorize and declare dividends on the shares of Series A Preferred Stock on a quarterly basis commencing the first full quarter after we receive and accept aggregate subscriptions in excess of the minimum offering. Dividends will be payable on the 15th day of the month following the quarter for which the dividend was declared. The timing and amount of such dividends will be determined by our Board of Directors, in its sole discretion, and may vary from time to time.

        Dividends will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series A Preferred Stock will accrue and be cumulative from the end of the most recent dividend period for which dividends have been paid, or if no dividends have been paid, from the date of issuance. Dividends on the Series A Preferred Stock will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such dividends and (iii) such dividends are authorized by our Board of Directors or declared by us. Accrued dividends on the Series A Preferred Stock will not bear interest.

        Holders of our shares of Series A Preferred Stock are not entitled to any dividend in excess of full cumulative dividends on such shares. Unless full cumulative dividends on our shares of Series A Preferred Stock for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

  •
  declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to the Series A Preferred Stock as to the dividend rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our Common Stock or any class or series of our stock ranking junior to or on parity with the Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution for any period; or

  •
  except by conversion into or exchange for shares of stock ranking junior to the Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any Common Stock or any class or series of our stock ranking junior to or on parity with the Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution.

        To the extent necessary to preserve our status as a REIT, the foregoing sentence, however, will not prohibit declaring or paying or setting apart for payment any dividend or other distribution on the Common Stock or the redemption of our capital stock pursuant to the restrictions on ownership and transfer contained in our charter.

        Redemption at the Option of a Holder.    Beginning on the second anniversary of the date of original issuance of any shares of our Series A Preferred Stock until but excluding the fifth anniversary of the date of original issuance of such shares, the holder will have the right to require the Company to redeem such shares at a redemption price equal to the Stated Value, initially $25 per share, less a 10% redemption fee, plus any accrued but unpaid dividends.

        From and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock, the holder of such shares will have the right to require the Company to redeem such shares at a redemption price equal to 100% of the Stated Value, initially $25 per share, plus any accrued and unpaid dividends.

        Each holder of Series A Preferred Stock may exercise their redemption right by delivering a written notice thereof to the Company and the redemption price shall be paid by the Company on a date selected by the Company that is no later than 45 days after such notice is received by the Company.

        If a holder of shares of Series A Preferred Stock causes the Company to redeem such shares, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 60 trading days prior to the redemption.

        If the Company elects to pay the redemption price in Common Stock, the Company shall cause the transfer agent to, as soon as practicable, but not later than three business days after the effective date of such redemption, register the number of shares of Common Stock to which such holder shall be entitled as a result of such redemption. The person or persons entitled to receive the shares of Common Stock issuable upon such redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such redemption.

        Our obligation to redeem any shares of our Series A Preferred Stock is limited to the extent that (i) we have sufficient funds available to fund any such redemption, in which case we will be required to redeem with shares of Common Stock, or (ii) we are restricted by applicable law, our charter or contractual obligations from making such redemption.

        Optional Redemption Following Death of a Holder.    Beginning on the date of original issuance and ending on but not including the second anniversary of the date of original issuance of any shares of our Series A Preferred Stock, we will redeem such shares held by a natural person upon his or her death at the written request of the holder's estate at a redemption price equal to the Stated Value, plus accrued and unpaid dividends thereon through and including the date fixed for such redemption; provided, however, that our obligation to redeem any of the shares of Series A Preferred Stock is limited to the extent that (i) we do not have sufficient funds available to fund any such redemption, in which case we will be required to redeem with shares of Common Stock, or (ii) we are restricted by applicable law, our charter or contractual obligations from making such redemption. Upon any such redemption request from a holder's estate, we will pay the redemption price in cash or on or after the first anniversary of the issuance of the shares of Series A Preferred Stock to be redeemed, we have the right, in our sole discretion, to pay the redemption price or in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 60 trading days prior to the redemption.

        Optional Redemption by the Company.    We will have the right to redeem any or all shares of our Series A Preferred Stock from and after the fifth anniversary of the date of original issuance of such shares. We may redeem such shares at a redemption price equal to 100% of the Stated Value, initially $25 per share, plus any accrued but unpaid dividends. We have the right, in our sole discretion, to pay the redemption price in cash or in equal value through the issuance of shares of Common Stock, with such value of Common Stock to be determined based on the volume weighted average price of our Common Stock for the 60 trading days prior to the redemption.

        If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the Company will select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

        We may exercise our redemption right by delivering a written notice thereof to the holders of shares of Series A Preferred Stock to be redeemed. Each such notice will state the date on which the redemption by us shall occur, which date will be no fewer than 30 nor more than 60 days following the notice date.

        If full cumulative dividends on all outstanding shares of Series A Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of the Series A Preferred Stock may be redeemed at the option of the Company, unless all outstanding shares of the Series A Preferred Stock are simultaneously redeemed, and, except as provided by the restrictions on ownership and transfer set forth in our charter, neither the Company nor any of its affiliates may purchase or otherwise acquire shares of Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Series A Preferred Stock.

        Fractional Shares.    No fractional shares of Common Stock will be issued upon redemption of any shares of Series A Preferred Stock. Rather, we shall round down to the nearest whole number of shares of Common Stock to be issued upon redemption.

        Liquidation Preference.    Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made to holders of our Common Stock or any other class or series of capital stock ranking junior to shares of Series A Preferred Stock, the holders of shares of Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Stated Value per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to and including the date of payment.

        If upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the available assets of the Company, or proceeds thereof, distributable among the holders of the Series A Preferred Stock is insufficient to pay in full the above described liquidation preference and the liquidating payments on any shares of any class or series of stock ranking on parity to the Series A Preferred Stock, such stock we refer to as Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of the Series A Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full.

        After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our shares of Series A Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into us, the sale or transfer of any or all our assets or business, or a statutory share exchange will not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

        In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under the MGCL, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of the Series A Preferred Stock will not be added to our total liabilities.

        The consolidation, merger or conversion of the Company with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Company, or the sale or transfer of all or substantially all of the assets or business of the Company or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Company.

        Voting Rights.    Our Series A Preferred Stock has no voting rights.

        Exchange Listing.    We do not plan on making an application to list the shares of our Series A Preferred Stock on NASDAQ, any other national securities exchange or any other nationally recognized trading system. Our Common Stock is listed on NASDAQ.

Common Stock Warrants

        The following is a brief summary of the Warrants and is subject to, and qualified in its entirety by, the terms set forth in the Warrant Agreement (as defined below) and global warrant certificate filed as exhibits to the registration statement of which this prospectus forms a part.

        Warrant Agreement.    The Warrants to be issued in this offering will be governed by a warrant agreement, or the Warrant Agreement. The Warrants shall be issued either in certificated form or by "book-entry" form, in either case to DTC, and evidenced by one or more global warrants. Those investors who own beneficial interests in a global warrant do so through participants in DTC's system, and the rights of these indirect owners will be governed solely by the Warrant Agreement and the applicable procedures and requirements of the DTC. The Warrants may be exercised by the holders of beneficial interest in the Warrants by delivering to the warrant agent, through a broker who is a DTC participant, prior to the expiration of such Warrants, a duly signed exercise notice and payment of the exercise price for the shares of our Common Stock for which such Warrants are being exercised, as described in more detail below.

        Exercisability.    Holders may exercise the Warrants at any time beginning on the first anniversary of the date of issuance up to 5:00 p.m., New York time, on the date that is the fifth anniversary of the date of issuance. The Warrants are exercisable, at the option of each holder, in whole, but not in part, for no less than 50 shares of Common Stock (it being understood that in the case of a "cashless exercise", the number of shares of Common Stock to be received by a holder of a Warrant will be reduced to pay for the exercise price as provided in the Warrant Agreement), unless such holder does not at the time of exercise own a sufficient number of Warrants to do so, by delivering to the warrant agent a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise in the circumstances discussed below). Each Warrant is exercisable for 0.25 of a share of our Common Stock (subject to adjustment, as discussed below). A holder of Warrants does not have the right to exercise any portion of a Warrant to the extent that, after giving effect to the issuance of shares of our Common Stock upon such exercise, the holder (together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates) would beneficially or constructively own shares of Common Stock (i) in excess of 9.8% in value or number of shares, whichever is more restrictive, of the shares of Common Stock outstanding or (ii) that would otherwise result in the violation of any of the restrictions on ownership transfer of our stock contained in our charter, in each case, immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Warrant. Our charter prohibits the beneficial or constructive ownership of more than 9.8%, in number or value, whichever is more restrictive, of our outstanding shares of Common Stock, or more than 9.8% in value of our capital stock.

        Cashless Exercise.    If, on the date of any exercise of any Warrant, a registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Warrant is not effective and an exemption from registration is not available for the resale of such shares issuable upon exercise of the Warrant, the holder may only satisfy its obligation to pay the exercise price upon the exercise of its Warrant on a cashless basis in accordance with the terms of the Warrant Agreement. When exercised on a cashless basis, a portion of the Warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our Common Stock purchasable upon such exercise. The shares of Common Stock cancelled in a cashless exercise will be valued at the closing price of the Common Stock on the trading day immediately preceding the date as of which such value is being determined.

        Outstanding Warrants After Termination Date.    Any Warrant that is outstanding on the termination date of the Warrant shall be automatically terminated.

        Exercise Price.    The exercise price of the Common Stock purchasable upon exercise of the Warrants will equal a 15% premium to the Applicable NAV. As used herein, "Applicable NAV" means the fair market net asset value of the Company per share of Common Stock as most recently published by the Company at the time of the issuance of the applicable Warrant. The Company will determine the Applicable NAV on an annual basis or more frequently if, in the Company's discretion, significant developments warrant. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to appropriate adjustment from time to time in relation to the following events or actions in respect of the Company: (i) we declare a dividend or make a distribution on outstanding shares of Common Stock in shares of Common Stock; (ii) we subdivide or reclassify our outstanding shares of Common Stock into a greater number of shares of Common Stock; (iii) we combine or reclassify our outstanding shares of Common Stock into a smaller number of shares of Common Stock; or (iv) we enter into any transaction whereby the outstanding shares of Common Stock are at any time changed into or exchanged for a different number or kind of shares or other securities of the Company or of another entity through reorganization, merger, consolidation, liquidation or recapitalization.

        Transferability.    Subject to applicable law, the Warrants may be transferred at the option of the holder upon surrender of the Warrants with the appropriate instruments of transfer.

        Exchange Listing.    We do not plan on making an application to list the Warrants on NASDAQ, any other national securities exchange or other nationally recognized trading system. Our Common Stock is listed on NASDAQ.

        Rights as Stockholder.    Except by virtue of such holder's ownership of shares of our Common Stock, the holders of the Warrants will not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Warrants.

        Fractional Shares.    Warrants may only be exercised by a holder or the holder of beneficial interests therein for a whole number of shares of Common Stock not less than 50 shares of Common Stock (it being understood that in the case of a "cashless exercise", the number of shares of Common Stock to be received by a holder of a Warrant will be reduced to pay for the exercise price as provided in the Warrant Agreement), unless such holder does not at the time of exercise own a sufficient number of Warrants to do so. No fractional shares of Common Stock will be issued upon the exercise of the Warrants. Rather, we shall, at our election, either pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price or round down the number of shares of Common Stock to be issued to the nearest whole number.

Estimated Net Asset Value

        As of the date hereof, we have established an estimated NAV per share of Common Stock of $23.20. Neither FINRA nor the SEC provides rules on the methodology we must use to determine our estimated NAV per share. The determination of estimated NAV involves a number of subjective assumptions, estimates and judgments that may not be accurate or complete. We believe there is no established practice among public REITs for calculating estimated NAV. Different firms using different property-specific, general real estate, capital markets, economic and other assumptions, estimates and judgments could derive an estimated NAV that could be significantly different from our estimated NAV. Thus other public REITs' methodologies used to calculate estimated NAV may differ materially from ours. Additionally, the estimated NAV does not give effect to changes in value, investment activities, capital activities, indebtedness levels, and other various activities occurring after December 31, 2015 that would have an impact on our estimated NAV (other than the tender offer as described under "Policies with Respect to Certain Activities" section).

Overview

        The estimated NAV per share of $23.20 was calculated by our Advisor, relying in part on appraisals of our real estate investments and held for sale lending segment. The table below sets forth the material items included in the calculation of our estimated NAV.

($ in thousands)
Investments in real estate—at fair value(1)	$2,741,000
Loans receivable—at fair value(1)	104,226
Debt(1)	(655,657)
Cash and other assets net of other liabilities(1)	54,047
Noncontrolling interests(1)	(1,305)
Tender offer(2)	(210,000)

Estimated NAV available to common shareholders	$2,032,311

Shares of Common Stock outstanding(1)	97,589,598
Tender offer(2)	(10,000,000)

Shares of Common Stock outstanding	87,589,598

Estimated NAV per share of Common Stock	$23.20

(1)
As of December 31, 2015.

(2)
Represents the tender offer which expired on June 13, 2016 where we repurchased 10,000,000 shares of Common Stock at a price of $21.00 per share or $210,000,000 in total. The amounts above do not reflect the expenses incurred in connection with the tender offer.

        We engaged various third party appraisal firms to perform appraisals of our real estate investments and held for sale lending segment as of December 31, 2015. These appraisals were performed in accordance with standards set forth by the American Institute of Certified Public Accountants. Each of our appraisals were prepared by personnel who are subject to and in compliance with the code of professional ethics and the standards of professional conduct set forth by the certification programs of the professional appraisal organizations of which they are members.

        The estimated per share NAV does not represent the fair value of our assets less liabilities in accordance with U.S. generally accepted accounting principles, and such estimated per share NAV is not a representation, warranty or guarantee that (i) the exercise price for the Warrants, which is established based on Applicable NAV, will be indicative of the price at which the shares of Common Stock for which the Warrants may be exercised would trade, or that the shares of Common Stock would trade at the estimated per share NAV; (ii) a stockholder would be able to realize an amount equal to the estimated per share NAV if such stockholder attempts to sell his or her shares of Common Stock; (iii) a stockholder would ultimately realize distributions per share equal to the estimated per share NAV upon our liquidation or sale; or (iv) a third party would offer the estimated per share NAV in an arm's-length transaction to purchase all or substantially all of our shares of Common Stock.

        Further, the estimated per share NAV was calculated as of a moment in time, and, although the values of shares of our Common Stock will fluctuate over time as a result of, among other things, developments related to individual assets, purchases and sale of additional assets, changes in the real estate and capital markets, distribution by us and changes in corporate policies and strategies, we do not undertake to update the estimated per share NAV on a regular basis.

Fair Value of Real Estate

        As of December 31, 2015, our real estate portfolio consisted of (i) 20 office properties comprised of approximately 5.5 million rentable square feet, (ii) five multifamily properties comprised of 930 units, (iii) three hotels comprised of 1,070 rooms, (iv) three parking garages, two of which have street level retail space, and (v) two development sites, one of which is being used as a parking lot. As of December 31, 2015, our investments in real estate had an aggregate estimated fair value of $2,741,000,000.

        The fair values of all our real estate assets, with the exception of the five multifamily properties, one parking garage and the two development sites, were determined using the income capitalization approach and more specifically utilizing discounted cash flow analyses as the primary methodology with the sales comparison approach being used as a secondary methodology. The fair values of our five multifamily properties and one parking garage were determined using the income capitalization approach and more specifically utilizing the direct capitalization methodology with the sales comparison approach being used as a secondary methodology. The sales comparison approach was utilized exclusively to value the two development sites.

        The discounted cash flow approach to valuing real estate investments involves projecting annual cash flows over a defined holding period as well as calculating a residual value for an investment at the end of the holding period. The residual value is calculated by applying a capitalization rate to the projected net operating income in the year following the projected sale. The present value of the future cash flows, including the residual value, is then calculated using an appropriate discount rate and the summation of these present values is the basis for an investment's fair value.

        The direct capitalization approach to valuing real estate investments involves applying a capitalization rate to current annual net operating income with the resulting value being the basis for an investment's fair value.

        The sales comparison approach to valuing real estate investments uses actual sales prices for comparable assets to determine the investment's fair value. The sales prices of the comparable assets are adjusted to reflect their condition relative to the subject property, the time and resources necessary to ready the comparable properties for sale, and the terms of the comparable properties sales.

        The ranges of certain key assumptions used in the fair value measurement of the investments in real estate as of December 31, 2015 were as follows:

Asset Type / Key Assumption	Range	Weighted Average
Office and hotel assets
Discount rate	6.5% - 10.0%	7.6%
Capitalization rate	5.5% - 8.0%	6.7%
Multifamily assets
Capitalization rate	3.0% - 6.0%	4.2%

Fair Value of Loans Receivable

        As of December 31, 2015, we held 192 loans whose aggregate fair value was $104,226,000. The fair values were determined using a present value technique for the anticipated future cash flows of the loans using certain key assumptions. Credit risk, or lack of credit risk in the case of our government guaranteed loans, was considered in the determination of the key assumptions used to fair value our loans receivable.

Debt

        As of December 31, 2015, our debt consisted of fixed rate property-level mortgage notes payable, floating rate junior subordinated notes, a floating rate unsecured credit facility, and a floating rate term loan facility whose interest rate has been effectively converted to a fixed rate through interest rate swaps.

        As of December 31, 2015, the carrying amount of our fixed rate mortgages payable was $143,894,000, net of deferred loan costs, and the carrying amount of our floating rate debt which includes our junior subordinated notes, unsecured credit facility and term loan facility was $511,763,000, net of deferred loan costs.

        The fair value of our debt is calculated for disclosure purposes only and we do not include the mark to market adjustments related to our debt in our estimated NAV calculation. As of December 31, 2015, the estimated fair value of our debt was $3,689,000 higher than the carrying amount of our debt net of deferred loan costs.

Fair Value of Cash, Other Assets and Other Liabilities

        As of December 31, 2015, the carrying amounts of our cash, other assets and other liabilities approximates their fair values due to the liquid nature of such assets and the short-term nature of such liabilities.

Sensitivity Analysis

        While we believe that the assumptions used in determining the appraised values of our investments in real estate are reasonable, certain changes in these assumptions could impact the calculation of such values.

        The table below illustrates the impact on the estimated NAV per share if the capitalization rates or discount rates were adjusted by 25 basis points, assuming all other factors remain unchanged.

	Change in the NAV Per Share Due To
	Decrease of 25 bps	Increase of 25 bps
Capitalization rates	$0.83	$(0.76)
Discount rates	$0.53	$(0.52)

Restrictions on Ownership and Transfer

        Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit which prohibits any person, unless exempted by our Board of Directors, from acquiring or holding, directly or indirectly, applying attribution rules under the Code, shares of stock in excess of 9.8% in number of shares or value, whichever is more restrictive, of the aggregate of the outstanding shares of our stock or 9.8% of the number of shares or value, whichever is more restrictive, of the shares of our outstanding stock.

Pursuant to our charter, our Board of Directors has the power to increase or decrease the percentage of stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our stock is in excess of such decreased stock ownership limit until that person's percentage ownership of our stock equals or falls below the decreased stock ownership limit. Until such a person's percentage ownership of our stock falls below such decreased stock ownership limit, any further acquisition of stock will be in violation of the decreased stock ownership limit.

        Our charter further prohibits (1) any person from beneficially or constructively owning our stock that (i) would result in us being "closely held" under Section 856(h) of the Code (without regard to whether the shares are owned during the last half of a taxable year), (ii) would cause us to constructively own 10% or more of the ownership interests in a tenant of our real property within the meaning of Section 856(d)(2)(B) of the Code or (iii) would otherwise cause us to fail to qualify as a REIT, or (2) any person from transferring our stock if such transfer would result in our stock being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our stock that will or may violate any of the foregoing restrictions on transfer and ownership, or who is the intended transferee of shares of our stock that are transferred to the trust (as described below), is required to give written notice immediately to us or, in the event of a proposed or attempted transfer, at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transfer and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with such restrictions is no longer required in order for us to qualify as a REIT.

        Our Board of Directors, in its sole discretion, may exempt, prospectively or retroactively, a person from each of the foregoing restrictions except those listed under (1)(i), (iii) and (2) in the preceding paragraph. The person seeking an exemption must provide such representations, covenants and undertakings as our Board of Directors may deem appropriate to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our Board of Directors may also require a ruling from the IRS or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions. Our Board of Directors has waived the 9.8% ownership limit and the restrictions listed under (1)(ii) in the preceding paragraph for Urban II, CIM REIT, CIM Urban Partners GP, LLC, the Manager and persons owning a direct or indirect interest in Urban II, CIM REIT, CIM Urban Partners GP, LLC or the Manager.

        Any attempted transfer of shares of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares of our stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such stock. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on transfer and ownership contained in our charter, our charter provides that the purported transfer will be treated as invalid from the outset. Shares of stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of our stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of, the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares, or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (2) the price per share received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owned by the proposed transferee to the trust.

        Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owned by the proposed transferee to the trust. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number or in value of the outstanding shares of our stock within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each beneficial or constructive owner and each person who is holding shares of our stock for such owner will, upon demand, be required to provide to us such information as we may request to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stock or might otherwise be in the best interests of our stockholders.

Distribution Policy and Distributions

        Holders of our Series A Preferred Stock are entitled to receive, when, and as authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends on each share of our Series A Preferred Stock at an annual rate of five and one-half percent (5.5%) of the Stated Value. Dividends on each share of our Series A Preferred Stock will begin accruing on, and will be cumulative from, the date of issuance. We expect to pay dividends on the Series A Preferred Stock quarterly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. We also expect to authorize and declare dividends on the shares of Series A Preferred Stock on a quarterly basis commencing the first full quarter after we receive and accept aggregate subscriptions in excess of the minimum offering. Dividends will be payable on the 15th day of the month following the quarter for which the dividend was declared. The timing and amount of such dividends will be determined by our Board of Directors, in its sole discretion, and may vary from time to time.

        Distributions will be paid to our stockholders when, and as authorized by our Board of Directors and declared by us out of legally available funds as of the record dates selected by our Board of Directors. We expect to continue to declare and pay distributions to our common stockholders quarterly unless our results of operations, our general financial condition, general economic conditions or other factors make it imprudent to do so. Distributions will be authorized at the discretion of our Board of Directors, which will be influenced in part by its intention to comply with the REIT requirements of the Code. We intend to make distributions sufficient to meet the annual distribution requirement and to avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. Our ability to maintain payment of dividends to our stockholders may be impacted by various factors, including the following:

  •
  we may not have enough capital resources to pay such dividends due to changes in our cash requirements, capital spending plans, cash flow or financial position;

  •
  decisions on whether, when and in which amounts to make any future dividends will remain at all times entirely at the discretion of the Board of Directors, which reserves the right to change our dividend practices at any time and for any reason; and

  •
  we may desire to retain cash to maintain or improve any credit ratings we have or may obtain in the future.

        We must distribute to our stockholders at least 90% of our REIT taxable income each year in order to meet the requirements for being treated as a REIT under the Code. This requirement is described in greater detail in the section entitled "Material U.S. Federal Income Tax Consequences—Annual Distribution Requirements" included elsewhere in this prospectus. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of distributions, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital. See the section entitled "Material U.S. Federal Income Tax Consequences—Requirements for Qualification—General" included elsewhere in this prospectus.

Transfer Agent and Registrar

        We expect the transfer agent and registrar for our shares of Series A Preferred Stock and the Warrants to be American Stock Transfer and Trust Company. American Stock Transfer and Trust Company currently acts as the transfer agent and registrar for our Common Stock.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR
CHARTER AND BYLAWS

        The following summary of certain provisions of Maryland law and our charter and bylaws contains the material terms of our charter and bylaws and is subject to, and qualified in its entirety by, reference to Maryland law and to our charter and bylaws.

Our Board of Directors

        Our charter and bylaws provide that the number of directors may be established, increased or decreased by a majority of our entire Board of Directors, but may not be fewer than the minimum number required by the MGCL (which currently is one) or, unless our bylaws are amended, more than 25. Any vacancy on our Board of Directors, whether resulting from an increase in the number of directors or otherwise, may only be filled by the affirmative vote of a majority of the remaining directors, even if such a majority constitutes less than a quorum. Except as may be provided with respect to any class or series of our stock, at each annual meeting of our stockholders, each of our directors will be elected by the holders of our Common Stock to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies.

Removal of Directors

        Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, a director may be removed with or without cause and by the affirmative vote of at least two-thirds of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision, when coupled with the exclusive power of our Board of Directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

        Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

  •
  was committed in bad faith; or

  •
  was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct

        Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our Company and at our Company's request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, trustee, member, manager or partner and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us, subject to approval from our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and named executive officers. Each Indemnification Agreement provides that we will indemnify and hold harmless each such director or named executive officer to the fullest extent permitted by law.

Business Combinations

        Under the MGCL, certain "business combinations," including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an "interested stockholder" or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An "interested stockholder" is, generally, any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the corporation.

        After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

        Under the MGCL, a person is not an "interested stockholder" if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation's board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

        We have elected to opt out of these provisions of the MGCL by resolution of our Board of Directors. However, our Board of Directors may by resolution elect to repeal the foregoing opt-outs from the business combination provisions of the MGCL.

Control Share Acquisitions

        The MGCL provides that a holder of "control shares" of a Maryland corporation acquired in a "control share acquisition" has no voting rights with respect to such shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding any of the following persons entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other such shares previously acquired, directly or indirectly, by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power.

        Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A "control share acquisition" means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an acquiring person statement (as described in the MGCL)), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

        If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition. If voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

        The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

        We have elected to opt out of these provisions of the MGCL pursuant to a provision in our bylaws. However, we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

  •
  a classified board consisting of three classes;

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  a two-thirds vote requirement for removing a director;

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  a requirement that the number of directors be fixed only by vote of the directors;

  •
  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

  •
  a majority stockholder vote requirement for the calling of a special meeting of stockholders.

        Our charter provides that, except as may be provided by our Board of Directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board of Directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director from the Board of Directors, (2) vest in the Board of Directors the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and (3) require, unless called by the chairman of our Board of Directors, our president, our chief executive officer or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting. We have not elected to classify our board.

Dissolution, Amendment to the Charter and Other Extraordinary Actions

        Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or convert into another entity unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors, the indemnification of our officers and directors, restrictions on ownership and transfer of our stock or the vote required to amend such provisions. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by CIM Urban or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Meetings of Stockholders

        Under our bylaws, annual meetings of holders of our Common Stock must be held each year at a date, time and place determined by our Board of Directors. Special meetings of holders of our Common Stock may be called by the chairman of our Board of Directors, our chief executive officer, our president and our Board of Directors. Subject to the provisions of our bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and provided the information and certifications required by our bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our Board of Directors, or (3) by a holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of our annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our Board of Directors may be made only (a) by or at the direction of our Board of Directors, or (b) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by any holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes the taxation of CIM Commercial Trust Corporation, which we refer to as CIM Commercial, and the material U.S. federal income tax consequences to holders of CIM Commercial's Series A Preferred Stock, Warrants and Common Stock received upon exercise of the Warrants. This discussion is for your general information only. For purposes of this section under the heading "Material U.S. Federal Income Tax Consequences," references to "CIM Commercial" mean only CIM Commercial Trust Corporation and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is not tax advice. The tax treatment of a holder will vary depending upon the holder's particular situation, and this summary addresses only holders that hold these securities as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This summary also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the U.S. federal income tax laws apply, including:

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  dealers in securities or currencies;

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  traders in securities that elect to use a mark-to-market method of accounting for such traders' securities holdings;

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  banks;

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  insurance companies;

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  tax-exempt organizations;

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  persons liable for the alternative minimum tax;

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  persons that hold securities that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction;

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  persons that purchase or sell shares or warrants as part of a wash sale for tax purposes; and

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  a U.S. shareholder (as defined below) whose functional currency is not the U.S. dollar.

        This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

        If a partnership holds shares of stock or warrants, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of stock or warrants should consult such partner's tax advisor with regard to the U.S. federal income tax treatment of an investment in the shares or warrants.

        We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling Common Stock, Series A Preferred Stock and Warrants, including the federal, state, local and foreign tax consequences of acquiring, owning and selling these securities in your particular circumstances and potential changes in applicable laws.

        As used in this section, the term "U.S. shareholder" means a holder of shares of CIM Commercial Common Stock, Series A Preferred Stock or Warrants who, for U.S. federal income tax purposes, is:

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  a citizen or resident of the United States;

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  a domestic corporation;

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  an estate whose income is subject to U.S. federal income taxation regardless of the income's source; or

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  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons have authority to control all substantial decisions of the trust.

        In this section, references to "CIM Commercial stock" include Common Stock and Series A Preferred Stock, unless otherwise specified.

        Nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. federal income tax on a net income basis, who own CIM Commercial stock or Warrants are referred to in this section as "non-U.S. shareholders."

Taxation of CIM Commercial as a REIT

        In the opinion of Sullivan & Cromwell LLP, commencing with its taxable year ending December 31, 2014, CIM Commercial has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for taxable years ending prior to the date hereof, and CIM Commercial's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the Internal Revenue Service or any court.

        In providing its opinion, Sullivan & Cromwell LLP is relying, without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP with respect to CIM Commercial and its subsidiary that is also a REIT, which we refer to as the REIT Subsidiary.

        CIM Commercial's qualification as a REIT under the Code will depend upon the continuing satisfaction by CIM Commercial and, given CIM Commercial's current ownership interests in the REIT Subsidiary, by the REIT Subsidiary, of requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while CIM Commercial intends to qualify to be taxed as a REIT for U.S. federal income tax purposes, the actual results of CIM Commercial or the REIT Subsidiary for any particular year might not satisfy these requirements. Neither Sullivan & Cromwell LLP nor any other such law firm will monitor the compliance of CIM Commercial or the REIT Subsidiary with the requirements for REIT qualification on an ongoing basis.

        The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes material aspects of these sections of the Code.

        As a REIT, CIM Commercial generally will not have to pay U.S. federal corporate income taxes on CIM Commercial's net income that CIM Commercial currently distributes to its shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from investment in a regular corporation. CIM Commercial's dividends, however, generally will not be eligible for (i) the reduced rates of tax applicable to dividends received by noncorporate holders and (ii) the corporate dividends-received deduction.

        However, CIM Commercial may have to pay U.S. federal income tax as follows:

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  First, if CIM Commercial has any undistributed REIT taxable income, including undistributed net capital gains, CIM Commercial will have to pay tax at regular corporate rates on such income and gains.

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  Second, under certain circumstances, CIM Commercial may have to pay the alternative minimum tax on CIM Commercial's items of tax preference.

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  Third, if CIM Commercial has (a) net income from the sale or other disposition of "foreclosure property," as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, CIM Commercial will have to pay tax at the highest corporate rate on that income.

  •
  Fourth, if CIM Commercial has net income from "prohibited transactions," as defined in the Code, CIM Commercial will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

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  Fifth, if CIM Commercial should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under "Requirements for Qualification—Income Tests," but has nonetheless maintained CIM Commercial's qualification as a REIT because CIM Commercial has satisfied some other requirements, CIM Commercial will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of CIM Commercial's gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of CIM Commercial's gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect CIM Commercial's profitability.

  •
  Sixth, if CIM Commercial should fail to distribute during each calendar year at least the sum of (1) 85% of CIM Commercial's REIT ordinary income for that year, (2) 95% of CIM Commercial's REIT capital gain net income for that year and (3) any undistributed taxable income from prior periods, CIM Commercial would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

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  Seventh, if CIM Commercial acquires any asset from a C corporation in certain transactions in which CIM Commercial must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in the hands of CIM Commercial, and CIM Commercial recognizes gain on the disposition of that asset during the five-year period beginning on the date on which CIM Commercial acquired that asset, then CIM Commercial will have to pay tax on the built-in gain at the highest regular corporate rate. A C corporation generally has to pay full corporate-level tax.

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  Eighth, if CIM Commercial derives "excess inclusion income" from a residual interest in a real estate mortgage investment conduit, or REMIC, or certain interests in a taxable mortgage pool, or TMP, CIM Commercial could be subject to corporate-level U.S. federal income tax at a 35% rate to the extent that such income is allocable to certain types of tax-exempt shareholders that are not subject to unrelated business income tax, such as government entities.

  •
  Ninth, if CIM Commercial receives non-arm's-length income from a TRS (as defined under "Requirements for Qualification—Asset Tests"), or as a result of services provided by a TRS to tenants of CIM Commercial, CIM Commercial will be subject to a 100% tax on the amount of CIM Commercial's non-arm's-length income.

  •
  Tenth, if CIM Commercial fails to satisfy a REIT asset test, as described below, due to reasonable cause and CIM Commercial nonetheless maintains its REIT qualification because of specified cure provisions, CIM Commercial will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused CIM Commercial to fail such test.

  •
  Eleventh, if CIM Commercial fails to satisfy any provision of the Code that would result in CIM Commercial's failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, CIM Commercial may retain its REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

  Requirements for Qualification

        The Code defines a REIT as a corporation, trust or association:

  •
  that is managed by one or more trustees or directors;

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  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

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  that would otherwise be taxable as a domestic corporation, but for the sections of the Code defining and providing special rules for REITs;

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  that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

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  the beneficial ownership of which is held by 100 or more persons;

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  during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities (the "not closely held requirement") and

  •
  that meets certain other tests, including tests described below regarding the nature of its income and assets.

        The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

        CIM Commercial has satisfied the conditions described in the first through fifth bullet points of the second preceding paragraph and believes that is has also satisfied the condition described in the sixth bullet point of the second preceding paragraph. In addition, CIM Commercial's charter provides for restrictions regarding the ownership and transfer of CIM Commercial stock. These restrictions are intended to, among other things, assist CIM Commercial in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to CIM Commercial stock are described in this proxy statement under the heading "Description of Capital Stock and Securities Offered—Restrictions on Ownership and Transfer."

        Disregarded Entity Subsidiaries.    A corporation that is a qualified REIT subsidiary, or QRS, as defined in the Code, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS will be treated as assets, liabilities and items of these kinds of CIM Commercial, unless CIM Commercial makes an election to treat such corporation as a TRS. Thus, in applying the requirements described in this section, CIM Commercial's QRSs (if any) will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as assets, liabilities and items of these kinds of CIM Commercial. References to "disregarded entity subsidiaries" in this section include QRSs.

        Investments in Partnerships.    If a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that proportionate share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the rules of the Code defining REITs, including satisfying the gross income tests and the asset tests. Thus, CIM Commercial's proportionate share of the assets, liabilities and items of income of any partnership in which CIM Commercial is a partner will be treated as assets, liabilities and items of income of CIM Commercial for purposes of applying the requirements described in this section. Thus, actions taken by partnerships in which CIM Commercial owns an interest, either directly or through one or more tiers of partnerships or disregarded entity subsidiaries, can affect CIM Commercial's ability to satisfy the REIT income and asset tests and the determination of whether CIM Commercial has net income from prohibited transactions. See the fourth bullet point under the heading "Taxation of CIM Commercial as a REIT" above for a brief description of prohibited transactions.

        Taxable REIT Subsidiaries.    A taxable REIT subsidiary, which we refer to as TRS, is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

        A TRS is subject to U.S. federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of CIM Commercial's TRSs will also be taxable, either (1) to CIM Commercial to the extent the dividend is retained by CIM Commercial or (2) to CIM Commercial's shareholders to the extent the dividends received from the TRS are paid to CIM Commercial's shareholders. CIM Commercial may hold more than 10% of the stock of a TRS without jeopardizing its qualification as a REIT under the Code notwithstanding the rule described below under "Asset Tests" that generally precludes ownership of more than 10% of any issuer's securities. However, as noted below, in order for CIM Commercial to qualify as a REIT under the Code, the securities of all of the TRSs in which CIM Commercial has invested either directly or indirectly may not represent more than 20% of the total value of CIM Commercial's assets (25% with respect to CIM Commercial's taxable years ending after December 31, 2009 and on or before December 31, 2017). CIM Commercial believes that the aggregate value of all of its interests in TRSs has represented less than 20% (and expects that for its taxable years ending after December 31, 2009 and on or before December 31, 2017, has represented and will continue to represent less than 25%) of the total value of CIM Commercial's assets; however, CIM Commercial cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility, a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

        Income Tests.    In order to maintain CIM Commercial's qualification as a REIT, CIM Commercial annually must satisfy two gross income requirements.

  •
  First, CIM Commercial must derive at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property, mortgages on real property or investments in REIT equity securities, including "rents from real property," as defined in the Code, or from certain types of temporary investments. Rents from real property generally include expenses of CIM Commercial that are paid or reimbursed by tenants.

  •
  Second, at least 95% of CIM Commercial's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

        Rents that CIM Commercial receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions.

  •
  First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because the rent is based on a fixed percentage or percentages of receipts or sales.

  •
  Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if CIM Commercial, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if CIM Commercial owns more than a 10% interest in the subsidiary. We refer to a tenant in which CIM Commercial owns a 10% or greater interest as a "related party tenant."

  •
  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

  •
  Finally, for rents received to qualify as rents from real property, except as described below, CIM Commercial generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom CIM Commercial derives no revenue or through a TRS. However, CIM Commercial may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.

        CIM Commercial does not and will not derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

        CIM Commercial directly performs services for some of its tenants. CIM Commercial does not believe that the provision of these services will cause its gross income attributable to these tenants to fail to be treated as rents from real property. If CIM Commercial were to provide services to a tenant of a property of CIM Commercial other than those services landlords usually or customarily provide to tenants of properties of a similar class in the same geographic market when renting space for occupancy only, amounts received or accrued by CIM Commercial for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the service, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by CIM Commercial during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by CIM Commercial with respect to the property will not qualify as rents from real property, even if CIM Commercial provides the impermissible service to some, but not all, of the tenants of the property.

        The term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because the amount of the interest is based on a fixed percentage or percentages of receipts or sales.

        From time to time, CIM Commercial may enter into hedging transactions with respect to one or more of CIM Commercial's assets or liabilities. CIM Commercial's hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income CIM Commercial derives from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a hedging transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction is however, nonqualifying for purposes of the 75% gross income test with respect to transactions entered into on or prior to June 30, 2008. The term "hedging transaction," as used above, generally means any transaction CIM Commercial enters into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by CIM Commercial. For transactions entered into after July 30, 2008, the term "hedging transaction" also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property that generates such income or gain), including gain from the termination of such a transaction. The term "hedging transaction" also includes hedges of other hedging transactions described in this paragraph. CIM Commercial intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

        As a general matter, certain foreign currency gains recognized after July 30, 2008 by CIM Commercial will be excluded from gross income for purposes of one or both of the gross income tests, as follows.

        "Real estate foreign exchange gain" will be excluded from gross income for purposes of both the 75% and 95% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain qualified business units of a REIT.

        "Passive foreign exchange gain" will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations that would not fall within the scope of the definition of real estate foreign exchange gain.

        If CIM Commercial fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, CIM Commercial may nevertheless qualify as a REIT for that year if CIM Commercial satisfies the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

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  CIM Commercial's failure to meet the income tests was due to reasonable cause and not due to willful neglect and

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  CIM Commercial files a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the Internal Revenue Service.

        CIM Commercial might not be entitled to the benefit of these relief provisions, however. Even if these relief provisions apply, CIM Commercial would have to pay a tax on the excess income. The tax will be a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of CIM Commercial's gross income over the amount of gross income that is qualifying income for purposes of the 75% test and (ii) 95% of CIM Commercial's gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect CIM Commercial's profitability.

        Asset Tests.    CIM Commercial, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of its assets.

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  First, at least 75% of the value of CIM Commercial's total assets must be represented by real estate assets, including (a) real estate assets held by CIM Commercial's disregarded entity subsidiaries (if any), CIM Commercial's allocable share of real estate assets held by partnerships in which CIM Commercial owns an interest and stock issued by another REIT, (b) for a period of one year from the date of CIM Commercial's receipt of proceeds of an offering of the shares of CIM Commercial stock or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

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  Second, not more than 25% of CIM Commercial's total assets may be represented by securities other than those in the 75% asset class (except that not more than 25% of CIM Commercial's total assets may be represented by "nonqualified" debt instruments issued by publicly offered REITs).

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  Third, not more than 20% of CIM Commercial's total assets may constitute securities issued by TRSs (25% with respect to CIM Commercial's taxable years ending after December 31, 2009 and on or before December 31, 2017) and of the investments included in the 25% asset class, the value of any one issuer's securities, other than equity securities issued by another REIT or securities issued by a TRS, owned by CIM Commercial may not exceed 5% of the value of CIM Commercial's total assets. In addition, not more than 25% of the value of CIM Commercial's total assets may consist of "nonqualified" publicly offered REIT debt, as defined in Section 856(c)(5)(L) of the Code.

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  Fourth, CIM Commercial may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, disregarded entity subsidiaries or TRSs, or certain securities that qualify under a safe harbor provision of the Code (such as so-called "straight-debt" securities). Solely for the purposes of the 10% value test described above, the determination of CIM Commercial's interest in the assets of any partnership or limited liability company in which CIM Commercial owns an interest will be based on CIM Commercial's proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.

        If the Internal Revenue Service successfully challenges the partnership status of any of the partnerships in which CIM Commercial maintains a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, CIM Commercial could lose its REIT status. In addition, in the case of such a successful challenge, CIM Commercial could lose its REIT status if such recharacterization results in CIM Commercial otherwise failing one of the asset tests described above.

        Certain relief provisions may be available to CIM Commercial if it fails to satisfy the asset tests described above after a 30-day cure period. Under these provisions, CIM Commercial will be deemed to have met the 5% and 10% REIT asset tests if the value of CIM Commercial's nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of CIM Commercial's assets at the end of the applicable quarter and (b) $10,000,000, and (ii) CIM Commercial disposes of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, CIM Commercial may avoid disqualification as a REIT under any of the asset tests, after the 30-day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the Internal Revenue Service.

        Annual Distribution Requirements.    CIM Commercial, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to CIM Commercial's shareholders in an amount at least equal to (1) the sum of (a) 90% of CIM Commercial's "REIT taxable income," computed without regard to the dividends paid deduction and CIM Commercial's net capital gain, and (b) 90% of CIM Commercial's net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

        In addition, if CIM Commercial acquired an asset from a C corporation in a carryover basis transaction and disposes of such asset within five years of acquiring the asset, CIM Commercial may be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

        These distributions must be paid in the taxable year to which the distributions relate, or in the following taxable year if declared before CIM Commercial timely files its tax return for the year to which the distributions relate and if paid on or before the first regular dividend payment after the declaration. However, for U.S. federal income tax purposes, these distributions that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if the distributions were paid on December 31 of the year declared.

        To the extent that CIM Commercial does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of CIM Commercial's REIT taxable income, as adjusted, CIM Commercial will have to pay tax on the undistributed amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if CIM Commercial fails to distribute during each calendar year at least the sum of (a) 85% of CIM Commercial's ordinary income for that year, (b) 95% of CIM Commercial's capital gain net income for that year and (c) any undistributed taxable income from prior periods, CIM Commercial would have to pay a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

        CIM Commercial intends to satisfy the annual distribution requirements.

        From time to time, CIM Commercial may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when CIM Commercial actually receives income and when CIM Commercial actually pays deductible expenses and (b) when CIM Commercial includes the income and deducts the expenses in arriving at CIM Commercial's taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, CIM Commercial may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

        Under certain circumstances, CIM Commercial may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in CIM Commercial's deduction for dividends paid for the earlier year. Thus, CIM Commercial may be able to avoid being taxed on amounts distributed as deficiency dividends; however, CIM Commercial will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

        If CIM Commercial would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, CIM Commercial's qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and CIM Commercial pays a penalty tax of

$50,000 for the violation. The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the asset tests described above, each of which have specific relief provisions that are described above.

        If CIM Commercial fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, CIM Commercial will have to pay tax, including any applicable alternative minimum tax, on CIM Commercial's taxable income at regular corporate rates. CIM Commercial will not be able to deduct distributions to shareholders in any year in which CIM Commercial fails to qualify, nor will CIM Commercial be required to make distributions to shareholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable to the shareholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends-received deduction if such distributees satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, CIM Commercial will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. CIM Commercial might not be entitled to the statutory relief described above in all circumstances.

Excess Inclusion Income

        If CIM Commercial holds a residual interest in a REMIC or certain interests in a TMP from which CIM Commercial derives "excess inclusion income," CIM Commercial may be required to allocate such income among its shareholders in proportion to the dividends received by CIM Commercial's shareholders, even though CIM Commercial may not receive such income in cash. To the extent that excess inclusion income is allocable to a particular shareholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders.

Taxation of Holders of Common Stock, Series A Preferred Stock or Warrants

U.S. Shareholders

        Allocation of Purchase Price of Unit as Between Series A Preferred Stock and Warrant.    For U.S. federal income tax purposes, the purchase of each Unit will be treated as the purchase of (i) a share of Series A Preferred Stock and (ii) a Warrant to purchase 0.25 of a share of Common Stock. The purchase price for the Unit must be allocated as between the Series A Preferred Stock and the Warrant in proportion to their relative fair market values on the date that the Unit is purchased. The allocation of the purchase price will establish your initial tax basis for U.S. federal income tax purposes in your Series A Preferred Stock and the Warrant. You should consult your own tax advisor regarding the allocation of the purchase price between the share of Series A Preferred Stock and the Warrant.

        If the allocation of the purchase price between the Series A Preferred Stock and the Warrant results in an "issue price" for the Series A Preferred Stock that is lower than the price at which the Series A Preferred Stock may be redeemed under certain circumstances, this difference in price (the "redemption premium") would be treated as a constructive distribution of additional stock on Series A Preferred Stock under Section 305(c) of the Code, unless the redemption premium is less than a statutory de minimis amount. If shares of the Series A Preferred Stock may be redeemed at more than one time, the time and price at which redemption is most likely to occur must be determined based on all the facts and circumstances as of the issue date. Any such constructive distribution must be taken into account under principles of the Code similar to the principles governing the inclusion of accrued original issue discount. Under those principles, a U.S. shareholder is required to include the redemption premium in gross income as it accrues under a constant yield method.

        We intend to take a position, through an appropriate valuation methodology, on an allocation of the purchase price for the Units between the shares of Series A Preferred Stock and the Warrants that comprise the Units. If the allocation results in a value for the Warrant in excess of the statutory de minimis amount, we would report the premium in gross income of U.S. shareholders as it accrues under a constant yield method and include the amount on the annual dividend reporting form, Form 1099-DIV. However, our position on the allocation of the purchase price to the Warrants is not binding on the Internal Revenue Service. If the Internal Revenue Service were to take a different position regarding such allocation, U.S. shareholders would be required to include a different amount of redemption premium in gross income as it accrues under a constant yield method and may be required to treat any gain recognized on the disposition of the Series A Preferred Stock as ordinary income rather than as capital gain.

        Dividends.    As long as CIM Commercial qualifies as a REIT, distributions made by CIM Commercial out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to CIM Commercial's taxable U.S. shareholders as ordinary income. Noncorporate U.S. shareholders will generally not be entitled to the preferential tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends CIM Commercial received from a corporation in which CIM Commercial owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual shareholders), (b) that is equal to the sum of CIM Commercial's REIT taxable income (taking into account the dividends paid deduction available to CIM Commercial) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which CIM Commercial must adopt the basis of the asset in the hands of the C corporation for CIM Commercial's previous taxable year and less any taxes paid by CIM Commercial during its previous taxable year, or (c) that represents earnings and profits that were accumulated in a prior non-REIT taxable year, in each case, provided that certain holding period and other requirements are satisfied at both CIM Commercial and individual shareholder level. Noncorporate U.S. shareholders should consult their own tax advisors to determine the impact of tax rates on dividends received from CIM Commercial. Distributions made by CIM Commercial will not be eligible for the dividends received deduction in the case of U.S. shareholders that are corporations. Distributions made by CIM Commercial that CIM Commercial properly designates as capital gain dividends will be taxable to U.S. shareholders as gain from the sale of a capital asset held for more than one year, to the extent that such dividends do not exceed CIM Commercial's actual net capital gain for the taxable year, without regard to the period for which a U.S. shareholder has held the shares of CIM Commercial stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. shareholder may be eligible for preferential rates of taxation. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

        To the extent that CIM Commercial makes distributions not designated as capital gain dividends in excess of CIM Commercial's current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. shareholder. Thus, these distributions will reduce the adjusted basis that the U.S. shareholder has in the shares of CIM Commercial stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. shareholder's adjusted basis in the shares of CIM Commercial stock will be taxable as capital gains, provided that the shares of CIM Commercial stock have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares of CIM Commercial stock that will be treated as dividends for U.S. federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of Series A Preferred Stock before being allocated to other distributions.

        As described above, dividends authorized by CIM Commercial in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months will be treated as both paid by CIM Commercial and received by the shareholder on December 31 of that year, provided that CIM Commercial actually pays the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any net operating losses or capital losses of CIM Commercial.

        CIM Commercial may make distributions to holders of shares of CIM Commercial stock that are paid in shares of CIM Commercial stock. In certain circumstances, these distributions may be intended to be treated as dividends for U.S. federal income tax purposes and a U.S. shareholder would, therefore, generally have taxable income with respect to such distributions of shares of CIM Commercial stock and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.

        U.S. shareholders holding shares of CIM Commercial stock at the close of CIM Commercial's taxable year will be required to include, in computing the U.S. shareholders' long-term capital gains for the taxable year in which the last day of CIM Commercial's taxable year falls, the amount of CIM Commercial's undistributed net capital gain that CIM Commercial designates in a written notice mailed to its shareholders. CIM Commercial may not designate amounts in excess of CIM Commercial's undistributed net capital gain for the taxable year. Each U.S. shareholder required to include the designated amount in determining the shareholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by CIM Commercial in respect of the undistributed net capital gains. U.S. shareholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax such shareholders are deemed to have paid. U.S. shareholders will increase their basis in the shares of CIM Commercial stock by the difference between the amount of the includible gains and the tax deemed paid by the shareholders in respect of these gains.

        Distributions made by CIM Commercial and gain arising from a U.S. shareholder's sale or exchange of shares of CIM Commercial stock will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any passive losses against that income or gain.

        Sale or Exchange of CIM Commercial Stock or Warrants.    When a U.S. shareholder sells or otherwise disposes of CIM Commercial stock or Warrants, the shareholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder's adjusted basis in the shares or Warrants for tax purposes. This gain or loss will be capital gain or loss if the U.S. shareholder has held the shares as capital assets. The gain or loss will be long-term gain or loss if the U.S. shareholder has held the shares or Warrants for more than one year. Long-term capital gain of an individual U.S. shareholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. shareholder when the shareholder sells or otherwise disposes of CIM Commercial stock that the shareholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the shareholder from CIM Commercial that were required to be treated as long-term capital gains.

        Redemption of Series A Preferred Stock.    CIM Commercial's Series A Preferred Stock may be redeemable by CIM Commercial under certain circumstances as described under "Description of Capital Stock and Securities Offered—Securities Offered In This Offering—Series A Preferred Stock". Any redemption of Series A Preferred Stock for cash will be a taxable transaction for United States Federal income tax purposes. If a redemption for cash by a U.S. shareholder is treated as a sale or redemption of such Series A Preferred Stock for United States Federal income tax purposes, the holder will recognize capital gain or loss equal to the difference between the purchase price and the U.S. shareholder's adjusted tax basis in the Series A Preferred Stock redeemed by us. The gain or loss would be long-term capital gain or loss if the holding period for the Series A Preferred Stock exceeds one year. The deductibility of capital losses may be subject to limitations.

        The receipt of cash by a shareholder in redemption of Series A Preferred Stock will be treated as a sale or redemption for United States federal income tax purposes if the redemption:

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  is "not essentially equivalent to a dividend" with respect to the holder under the Code;

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  is a "substantially disproportionate" redemption with respect to the holder under the Code; or

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  results in a "complete termination" of the holder's stock interest in CIM Commercial under the Code.

        In determining whether any of these tests has been met, a holder must take into account not only Series A Preferred Stock or any other class of CIM Commercial stock it actually owns, but also any of CIM Commercial's stock regardless of class it constructively owns within the meaning of the Code (stock that is owned, directly or indirectly, by certain members of the holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an equity interest as well as stock that may be acquired through options that it owns (which include Warrants)).

        A distribution to a shareholder will be treated as "not essentially equivalent to a dividend" if the distribution results in a "meaningful reduction" in the shareholder's stock interest (taking into account all shares owned, regardless of class or series) in CIM Commercial. Whether the receipt of cash by a shareholder will result in a meaningful reduction of the shareholder's proportionate interest will depend on the shareholder's particular facts and circumstances. If, however, as a result of a redemption of Series A Preferred Stock, a U.S. shareholder whose relative stock interest (actual or constructive) in CIM Commercial is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in CIM Commercial (including any ownership of stock constructively owned), the holder generally should be regarded as having suffered a "meaningful reduction" in its interest in CIM Commercial.

        Satisfaction of the "substantially disproportionate" and "complete termination" exceptions is dependent upon compliance with certain objective tests set forth in the Code. A distribution to a shareholder will be "substantially disproportionate" if the percentage of CIM Commercial's outstanding voting stock actually and constructively owned by the shareholder immediately following the redemption of Series A Preferred Stock (treating Series A Preferred Stock redeemed as not outstanding) is less than 80% of the percentage of CIM Commercial's outstanding voting stock actually and constructively owned by the shareholder immediately before the redemption (treating Series A Preferred Stock redeemed pursuant to the tender offer as not outstanding), and immediately following the redemption the shareholder actually and constructively owns less than 50% of the total combined voting power of CIM Commercial. Because CIM Commercial's Series A Preferred Stock is nonvoting stock, a holder would have to reduce such holder's holdings in any of CIM Commercial's classes of voting stock to satisfy this test.

        A distribution to a shareholder will result in a "complete termination" if either (1) all of the Series A Preferred Stock and all other classes of CIM Commercial's stock actually and constructively owned by the shareholder are redeemed or (2) all of the Series A Preferred Stock and CIM Commercial's other classes of stock actually owned by the shareholder are redeemed or otherwise disposed of and the shareholder is eligible to waive, and effectively waives, the attribution of CIM Commercial's stock constructively owned by the shareholder in accordance with the procedures described in the Code.

        Any redemption may not be a redemption of all of CIM Commercial's Series A Preferred Stock. If CIM Commercial were to redeem less than all of the Series A Preferred Stock, a shareholder's ability to meet any of the three tests described above might be impaired. In consulting with their tax advisors, shareholders should discuss the consequences of a partial redemption of CIM Commercial's Series A Preferred Stock on the amount of CIM Commercial's stock actually and constructively owned by such holder required to produce the desired tax treatment.

        If a U.S. shareholder's receipt of cash attributable to a redemption of CIM Commercial's Series A Preferred Stock for cash does not meet one of the tests described above, then the cash received by such holder in the tender offer will be treated as a dividend and taxed as described above.

        If the Series A Preferred Stock is redeemed for shares of Common Stock, you would not recognize gain or loss (except in respect of any Common Stock received that is attributable to accrued but unpaid dividends, which would be taxed as a dividend as described under "Dividends") and your basis in the Common Stock received would be the same as your basis in the redeemed Series A Preferred Stock. Your holding period in the Common Stock received would include your holding period in the redeemed Series A Preferred Stock.

        Exercise of the Warrants.    Upon the exercise of a Warrant for cash, you will not recognize gain or loss, and the amount paid for the Warrant plus the amount paid at exercise will be added to your basis in the Common Stock received. Your holding period for the Common Stock purchased pursuant to exercise of a Warrant for cash will generally begin on the day following the exercise and will not include the period you held the Warrant.

        The tax consequences of the cashless exercise of a warrant are not clear. Cashless exercise of the Warrants may be treated as a tax-free non-recognition event (except with respect to any cash received in lieu of a fractional share) for U.S. federal income tax purposes, either because (i) the Warrants are treated as options to acquire a variable number of shares of Common Stock on exercise with no exercise price or (ii) the exchange of Warrants for shares of our Common Stock is treated as a recapitalization. In either case, a U.S. shareholder's tax basis in the Common Stock received will equal the U.S. shareholder's adjusted tax basis in the Warrants, less any basis attributable to any fractional share. Your receipt of cash in lieu of a fractional share of Common Stock will generally be treated as if you received the fractional share and then received such cash in redemption of the share. If the characterization described in clause (i) above applies, the holding period of Common Stock received upon the exercise of a Warrant should commence on the day after the Warrant is exercised, or possibly on the date of exercise. Alternatively, if the exercise of Warrants is treated as a recapitalization, the holding period of Common Stock received upon the exercise of a Warrant will include the U.S. shareholder's holding period for the Warrant.

        It is also possible that a cashless exercise of the Warrants could be treated as a taxable exchange in which gain or loss would be recognized. The amount of gain or loss recognized on such exchange and its character as short-term or long-term would depend on the characterization of that exchange. If a U.S. shareholder is treated as selling a portion of the Warrants or underlying shares of our Common Stock for cash that is used to pay the exercise price for the Warrants, the amount of gain or loss would be the difference between that exercise price and such U.S. shareholder's adjusted tax basis attributable to the Warrants or shares of our Common Stock deemed to have been sold. If the U.S. shareholder is treated as selling Warrants, such U.S. shareholder would have long-term capital gain or loss if it has held the Warrants for more than one year. If the U.S. shareholder is treated as selling underlying shares of our common stock, such U.S. shareholder would have short-term capital gain or loss. In either case, a U.S. shareholder of a Warrant would also recognize gain or loss in respect of the cash received in lieu of any fractional share of our Common Stock otherwise issuable upon exercise in an amount equal to the difference between the amount of cash received and the portion of such U.S. shareholder's tax basis attributable to such fractional share. The deductibility of capital losses is subject to limitations. If a U.S. shareholder is treated as selling a portion of the Warrants or underlying shares of our common stock for cash that is used to pay the exercise price for the Warrants, such U.S. shareholder would have a tax basis in the shares of our Common Stock received equal to the aggregate basis in the Warrants plus the amount of gain recognized on such deemed exchange, and a holding period beginning on the day after the date of the exchange, or possibly on the day of the exchange.

        Alternatively, if the U.S. shareholder is treated as exchanging, in a taxable exchange, the Warrants for shares of our Common Stock received on exercise, the amount of gain or loss would be the difference between (1) the fair market value of our Common Stock and cash in lieu of any fractional share received on exercise and (2) the holder's adjusted tax basis in the Warrants. In that case, the U.S. shareholder would have long-term capital gain or loss with respect to the exchange if it has held the Warrants for more than one year and such U.S. shareholder would have a tax basis in the shares of our Common Stock received equal to their fair market value and a holding period beginning on the day after the date of the exchange.

        Due to the absence of authority on the U.S. federal income tax treatment of the exercise of Warrants through net share settlement, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above will be adopted by the Internal Revenue Service or a court. Accordingly, U.S. shareholders should consult their tax advisors regarding the tax consequences of the exercise of the Warrants.

        Expiration of the Warrants.    If the Warrant is allowed to lapse unexercised, you would generally have a capital loss equal to your basis in the Warrant. Such loss will be a long-term capital loss provided you held the Warrant for more than one year at the time the Warrant is allowed to lapse.

        Adjustments to the Warrants.    Pursuant to the terms of the Warrants, the exercise price at which the Common Stock may be purchased and/or the number of shares of Common Stock that may be purchased on exercise is subject to adjustment from time to time upon the occurrence of certain events. To the extent an adjustment, or failure to adjust, the number of shares of our Common Stock underlying the Warrants and/or the exercise price of the Warrants results in an increase in the proportionate interest of a holder in our assets or our earnings and profits, such holder will be treated as having received a distribution of property. Any such distribution will be taxable in accordance with the rules described under "Dividends" above. In the event such a deemed distribution is taxable, a U.S. shareholder's basis in its Warrants will be increased by an amount equal to the taxable distribution.

        Backup Withholding.    CIM Commercial will report to its U.S. shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a shareholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The Internal Revenue Service may also impose penalties on a U.S. shareholder that does not provide CIM Commercial with such shareholder's correct taxpayer identification number. A shareholder may credit any amount paid as backup withholding against the shareholder's income tax liability. In addition, CIM Commercial may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to CIM Commercial.

        Taxation of Tax-Exempt Shareholders.    The Internal Revenue Service has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder is not one of the types of entities described below and has not held its shares as "debt financed property" within the meaning of the Code, and the shares are not otherwise used in a trade or business, the dividend income from shares will not be unrelated business taxable income to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt shareholder has held the shares as "debt financed property" within the meaning of the Code or has used the shares in a trade or business.

        Notwithstanding the above paragraph, tax-exempt shareholders will be required to treat as unrelated business taxable income any dividends paid by CIM Commercial that are allocable to CIM Commercial's "excess inclusion" income, if any.

        Income from an investment in CIM Commercial stock or Warrants will constitute unrelated business taxable income for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by the CIM Commercial stock or Warrants. Prospective investors of the types described in the preceding sentence should consult such investors' own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the foregoing, however, a portion of the dividends paid by a "pension-held REIT" will be treated as unrelated business taxable income to any trust that:

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  is described in certain provisions of the Code relating to qualified pension, profit-sharing and stock bonus plans;

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  is described in certain provisions of the Code relating to tax-exempt organizations and

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  holds more than 10% (by value) of the equity interests in a REIT.

        Tax-exempt qualified pension, profit-sharing and stock bonus plans described in the first bullet point above are referred to below as "qualified trusts." A REIT is a "pension-held REIT" if:

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  the REIT would not have qualified as a REIT but for the fact that the Code provides that stock owned by qualified trusts will be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

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  either (a) at least one qualified trust holds more than 25% by value of the outstanding capital stock of CIM Commercial or (b) one or more qualified trusts, each of which owns more than 10% by value of the outstanding capital stock of CIM Commercial, hold in the aggregate more than 50% by value of the outstanding capital stock of CIM Commercial.

        The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of CIM Commercial from unrelated trades or businesses, determined as though CIM Commercial were a qualified trust, less direct expenses related to this gross income to (b) the total gross income of CIM Commercial, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. CIM Commercial does not expect to be classified as a "pension-held REIT."

        The rules described above under the heading "U.S. Shareholders" concerning the inclusion of CIM Commercial's designated undistributed net capital gains in the income of CIM Commercial's shareholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

        Medicare Tax.    A U.S. shareholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. shareholder's "net investment income" (or "undistributed net investment income" in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. shareholder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual's circumstances). A holder's net investment income generally includes the holder's dividend income and the holder's net gains from the disposition of CIM Commercial stock or Warrants, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. shareholder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in CIM Commercial stock and Warrants.

Non-U.S. Shareholders

        The rules governing U.S. federal income taxation of non-U.S. shareholders are highly technical and complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in CIM Commercial stock and Warrants, including any reporting requirements.

        Ordinary Dividends.    Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by CIM Commercial of U.S. real property interests, as discussed below, and other than distributions designated by CIM Commercial as capital gain dividends, which are not treated as ordinary dividends if paid on a class of CIM Commercial stock that is regularly traded on an established securities market located in the United States and such stock is held by a non-U.S. shareholder who does not own more than 10% of such class of stock at any time during the one year period ending on the date of distribution (see "Capital Gain Dividends" below), will be treated as ordinary income to the extent that the distributions are made out of CIM Commercial's current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. shareholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in CIM Commercial stock or Warrants is treated as effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. shareholder in the same manner as U.S. shareholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. CIM Commercial expects that it or the required withholding agent will withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. shareholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with CIM Commercial or the appropriate withholding agent or (b) the non-U.S. shareholder files an IRS Form W-8-ECI or a successor form with CIM Commercial or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. shareholder's conduct of a U.S. trade or business and in either case other applicable requirements were met.

        If a non-U.S. shareholder receives an allocation of "excess inclusion income" with respect to a REMIC residual interest or an interest in a TMP owned by CIM Commercial, the non-U.S. shareholder will be subject to U.S. federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.

        Return of Capital.    Distributions in excess of CIM Commercial's current and accumulated earnings and profits, which are not treated as attributable to the gain from CIM Commercial's disposition of a U.S. real property interest, will not be taxable to a non-U.S. shareholder to the extent that the distributions do not exceed the non-U.S. shareholder's adjusted basis in such shareholder's CIM Commercial stock. Distributions of this kind will instead reduce the adjusted basis of such shares. To the extent that distributions of this kind exceed the non-U.S. shareholder's adjusted basis in such shareholder's shares of CIM Commercial stock, the distributions will give rise to tax liability if the non-U.S. shareholder otherwise would have to pay tax on any gain from the sale or disposition of the shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of CIM Commercial's current and accumulated earnings and profits.

        Also, CIM Commercial (or applicable withholding agent) could potentially be required to withhold at least 15% of any distribution in excess of CIM Commercial's current and accumulated earnings and profits, even if the non-U.S. shareholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the IRS if the non-U.S. shareholder's tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. shareholder would not be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended, which we refer to as FIRPTA, upon a sale or exchange of CIM Commercial stock. See discussion below under "Sales of CIM Commercial Stock and Warrants."

        Capital Gain Dividends.    Distributions that are attributable to gains from sales or exchanges by CIM Commercial of U.S. real property interests that are paid with respect to any class of CIM Commercial stock that is regularly traded on an established securities market located in the United States and held by a non-U.S. shareholder who does not own more than 10% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by CIM Commercial, and such distributions will be taxed as described above in "Ordinary Dividends."

        Distributions that are not described in the preceding paragraph that are attributable to gains from sales or exchanges by CIM Commercial of U.S. real property interests will be taxed to a non-U.S. shareholder under the provisions of FIRPTA. Under this statute, these distributions are taxed to a non-U.S. shareholder as if the gains were effectively connected with a U.S. business. Thus, non-U.S. shareholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. shareholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals, and the 30% branch profits tax may also apply if the shareholder is a foreign corporation. CIM Commercial (or applicable withholding agent) is required by applicable Treasury regulations under this statute to withhold 35% of any distribution that CIM Commercial could designate as a capital gain dividend. However, if CIM Commercial designates as a capital gain dividend a distribution made before the day CIM Commercial actually effects the designation, then although the distribution may be taxable to a non-U.S. shareholder, withholding does not apply to the distribution under this statute. Rather, CIM Commercial must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. shareholder may credit the amount withheld against its U.S. tax liability.

        Distributions to a non-U.S. shareholder that are designated by CIM Commercial at the time of distribution as capital gain dividends that are not attributable to or treated as attributable to the disposition by CIM Commercial of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described above.

        Share Distributions.    CIM Commercial has not made, but in the future may make distributions to holders of shares of CIM Commercial stock that are paid in shares of CIM Commercial stock. In certain circumstances, these distributions may be intended to be treated as dividends for U.S. federal income tax purposes and, accordingly, would be treated in a manner consistent with the discussion above under "Ordinary Dividends" and "Capital Gains Dividends." If CIM Commercial (or applicable withholding agent) is required to withhold an amount in excess of any cash distributed along with the shares of CIM Commercial stock, some of the shares that would otherwise be distributed will be retained and sold in order to satisfy such withholding obligations.

        Sales of CIM Commercial Stock and Warrants.    Gain recognized by a non-U.S. shareholder upon a sale or exchange of CIM Commercial stock or Warrants generally will not be taxed under FIRPTA if CIM Commercial is a "domestically controlled REIT," defined generally as a real estate investment, less than 50% in value of the stock of which is and was held directly or indirectly by foreign persons at all times during a specified testing period (provided that, if any class of CIM Commercial's stock or Warrants is regularly traded on an established securities market in the United States, a person holding less than 10% of such class during the testing period is presumed not to be a foreign person, unless CIM Commercial has actual knowledge otherwise). CIM Commercial believes that it is a "domestically controlled REIT," and, therefore, assuming that CIM Commercial continues to be a "domestically controlled REIT," that taxation under this statute generally will not apply to the sale of CIM Commercial stock or Warrants. However, gain to which this statute does not apply will be taxable to a non-U.S. shareholder if investment in the CIM Commercial stock or Warrants is treated as effectively connected with the non-U.S. shareholder's U.S. trade or business or is attributable to a permanent establishment that the non-U.S. shareholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. shareholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain. In addition, gain to which FIRPTA does not apply will be taxable to a non-U.S. shareholder if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual's capital gains. A similar rule will apply to capital gain dividends to which this statute does not apply.

        If CIM Commercial does not qualify as a "domestically controlled REIT," the tax consequences to a non-U.S. shareholder of a sale of CIM Commercial stock or Warrants depends upon whether such stock or Warrants are regularly traded on an established securities market and the amount of such stock or Warrants that is held by the non-U.S. shareholder. Specifically, a non-U.S. shareholder that holds a class of CIM Commercial stock that is traded on an established securities market will only be subject to FIRPTA in respect of a sale of such stock if the shareholder owned more than 10% of the interests of such class at any time during a specified period. This period is generally the shorter of the period that the non-U.S. shareholder owned such shares or Warrants or the five-year period ending on the date when the shareholder disposed of the shares or Warrants. A non-U.S. shareholder that holds shares or warrants of a class of CIM Commercial stock or Warrants that is not traded on an established securities market will only be subject to FIRPTA in respect of a sale of such shares or warrants if on the date the shares or warrants were acquired by the shareholder such shares or warrants had a fair market value greater than the fair market value on that date of 5% of (i) in the case of shares, the regularly traded class of CIM Commercial's outstanding shares with the lowest fair market value and (ii) in the case of warrants, CIM Commercial Common Stock. If a non-U.S. shareholder holds a class of CIM Commercial stock or Warrants that is not regularly traded on an established securities market, and subsequently acquires additional shares or warrants of the same class, then all such shares or warrants must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale of CIM Commercial stock or Warrants, the same treatment would apply to the non-U.S. shareholder as to U.S. shareholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

        Adjustments under the Warrants.    Pursuant to the terms of the Warrants, the exercise price at which the Common Stock may be purchased and/or the number of shares of Common Stock that may be purchased on exercise is subject to adjustment from time to time upon the occurrence of certain events. To the extent an adjustment, or failure to adjust, the number of shares of our Common Stock underlying the Warrants and/or the exercise price of the Warrants results in an increase in the proportionate interest of a holder in our assets or our earnings and profits, such holder will be treated as having received a distribution of property. Any such distribution will be taxable in accordance with the rules described under "Ordinary Dividends" above. To the extent such a distribution is subject to U.S. federal withholding tax, the tax may be set off against shares of our Common Stock to be delivered upon exercise of the Warrants.

        Additionally, under Treasury Regulations recently proposed by the IRS and the Treasury Department, we or a withholding agent may satisfy this withholding tax from future distributions we or the withholding agent pay to you or from other property owned by you that we or the withholding agent have in our custody.

        This withholding tax could also apply if the Series A Preferred Stock is issued with a redemption premium, as discussed above under "U.S. Shareholders—Allocation of Purchase Price of Unit as Between Series A Preferred Stock and Warrant." The amount of any redemption premium would be subject to withholding as described above under "Ordinary Dividends" as the redemption premium accrues, but, as described in the immediately preceding paragraph, we may satisfy the withholding tax from future distributions we would otherwise pay to you.

        Backup Withholding and Information Reporting.    If you are a non-U.S. shareholder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. However, you are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

  •
  dividend payments and

  •
  the payment of the proceeds from the sale of CIM Commercial stock or Warrants effected at a U.S. office of a broker,

as long as the income associated with these payments is otherwise exempt from U.S. federal income tax, and:

  •
  the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

  •
  a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

  •
  other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations or

  •
  you otherwise establish an exemption.

        Payment of the proceeds from the sale of CIM Commercial stock or Warrants effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of such shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by you in the United States,

  •
  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

        In addition, a sale of CIM Commercial stock or Warrants will be subject to information reporting if it is effected at a foreign office of a broker that is:

  •
  a U.S. person,

  •
  a controlled foreign corporation for U.S. federal tax purposes,

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

  •
  a foreign partnership, if at any time during its tax year:

  •
  one or more of such foreign partnership's partners are "U.S. persons," as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or

  •
  such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

FATCA Withholding

        Pursuant to Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act, which we refer to as FATCA, a 30% withholding tax, which we refer to as FATCA Withholding, may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of stock that can produce U.S.-source dividends. Payments of dividends (including deemed dividends) that you receive in respect of CIM Commercial stock or Warrants could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold CIM Commercial stock or Warrants through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA Withholding). However, FATCA Withholding will not apply to payments of gross proceeds from a sale or other disposition of CIM Commercial stock or Warrants before January 1, 2019. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA Withholding.

Federal Estate Taxes

        CIM Commercial stock or Warrants held by a non-U.S. shareholder at the time of death will be included in the shareholder's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Other Tax Consequences

        State or local taxation may apply to CIM Commercial and its shareholders in various state or local jurisdictions, including those in which CIM Commercial or its shareholders transact business or reside. The state and local tax treatment of CIM Commercial and its shareholders may not conform to the U.S. Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in CIM Commercial.

PLAN OF DISTRIBUTION

General

        We are offering a minimum of 400,000 shares and a maximum of 36,000,000 shares of our Series A Preferred Stock and Warrants to purchase up to a minimum of 100,000 shares and a maximum of 9,000,000 shares of our Common Stock in this offering through IAA, our dealer manager, on a "reasonable best efforts" basis, which means that the dealer manager is only required to use its good faith efforts and reasonable diligence to sell the Series A Preferred Stock and Warrants and has no firm commitment or obligation to purchase any specific number or dollar amount of the Series A Preferred Stock or Warrants. The Series A Preferred Stock and Warrants will be sold in Units, with each Unit consisting of (i) one share of Series A Preferred Stock with an initial stated value of $25 per share, and (ii) one Warrant to purchase 0.25 of a share of common stock. The Warrants are exercisable by the holder at an exercise price that is set at a 15% premium to Applicable NAV. Each Unit will be sold at a public offering price of $25 per Unit. Units will not be issued or certificated. The shares of Series A Preferred Stock and Warrants are immediately detachable and will be issued separately.

        Until we reach the minimum offering of at least 400,000 Units, IAA, as the dealer manager, has agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received by IAA or soliciting dealers for the sale of the Units to be promptly deposited in an escrow account maintained by UMB Bank, N.A., which we refer to as the Escrow Agent, for the benefit of the investors in the offering. The Escrow Agent will exercise signature control on the escrow account and will act based on joint instructions from us and IAA. On the closing date for the minimum offering, the net proceeds in the escrow account maintained by the Escrow Agent will be delivered to us. If we do not complete this offering before the offering termination date, all amounts will be promptly returned as described below. In the event of any dispute between us and IAA as the dealer manager, including about whether the minimum offering has been sold and whether and how funds are to be reimbursed, the Escrow Agent is entitled to petition a court of competent jurisdiction to resolve any such dispute.

        This offering is scheduled to terminate by June 28, 2018. Under rules promulgated by the SEC, in some circumstances we could continue this offering until as late as June 28, 2019, in our sole discretion. If we decide to continue this offering beyond June 28, 2018, we will supplement this prospectus accordingly. We may terminate this offering at any time.

        We will sell Units using DTC Settlement or, under special circumstances, through DRS Settlement. Investors purchasing Units through DTC Settlement will coordinate with their registered representatives to pay the full purchase price for their Units. Notwithstanding the settlement procedures we use, all investors' funds will be forwarded to the escrow account and not released until we reach the minimum offering amount of at least 400,000 Units. When utilizing the DTC Settlement procedure, IAA and soliciting dealers will electronically transmit investors' funds directly to the escrow account, which will not be released until we reach the minimum offering of at least 400,000 Units. Investors who are permitted to utilize the DRS Settlement method will complete and sign subscription agreements, which will be delivered to the Escrow Agent or its designee. In addition, until we reach the minimum amount, investors will pay the full purchase price for their Units to the escrow agent (as set forth in the subscription agreement), to be held in the escrow account for the investors' benefit pending release to us as described herein. See "Settlement Procedures" for a description of the settlement procedures with respect to each of these settlement methods.

Compensation of Dealer Manager and Participating Broker-Dealers

        We will pay to IAA selling commissions of up to 5% of the gross offering proceeds from this offering. We will also pay to IAA up to 2.75% of the gross offering proceeds from this offering as compensation for acting as dealer manager. As dealer manager, IAA will manage, direct and supervise its associated persons who will be wholesalers in connection with the offering. The combined selling commission, dealer manager fee and properly documented expenses associated with the offer, sale or distribution of the Units, which are paid by or reimbursed by the Company and are deemed components of underwriting compensation under this offering will not exceed 10% of the offering proceeds. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the Units.

        In the event any of our directors and officers, both current and retired, and their family members, as well as affiliates of our Advisor, Manager and their directors, officers and employees, both current and retired, and their family members, entities owned substantially by such individuals, affiliated entities, and, if approved by our management, joint venture partners, consultants, service providers and business associates and family members thereof purchase Units in this offering, there will be no selling commissions paid by us in connection with any such sales. There will also be a discounted dealer manager fee of 1%. For purposes of this discount, we consider a family member to be a spouse, parent, child, sibling, cousin, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law. We will receive increased net offering proceeds from such sales to such persons. Such persons will be expected to hold their Units purchased as stockholders for investment and not with a view towards distribution.

        We expect IAA to authorize other broker-dealers that are members of FINRA, which we refer to as participating broker-dealers, to sell our Units. IAA may reallow all or a portion of its selling commissions attributable to a participating broker-dealer. IAA may also reallow a portion of its dealer manager fee earned on the proceeds raised by a participating broker-dealer, to such participating broker-dealer as a non-accountable marketing allowance. The amount of the reallowance to any participating broker-dealer will be determined by the dealer manager in its sole discretion.

        We may also sell Units at a discount to the primary offering price of $25.00 per share through the following distribution channels in the event that the investor:

  •
  purchases Units through fee-based programs, also known as wrap accounts;

  •
  purchases Units through participating broker dealers that have alternative fee arrangements with their clients;

  •
  purchases Units through certain registered investment advisors;

  •
  purchases Units through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers; or

  •
  is an endowment, foundation, pension fund or other institutional investor.

        If an investor purchases Units through one of these distribution channels in the offering, we will sell the Units at a 5.0% discount, or at $23.75 per Unit, reflecting that selling commissions are not being paid in connection with such purchases. The net proceeds to us will not be affected by any such reduction in selling commissions.

Dealer Manager and Participating Broker-Dealer Compensation

        The table below sets forth the nature and estimated amount of all items viewed as "underwriting compensation" by FINRA, assuming we sell all the Units offered hereby.

Selling commissions (maximum)(1)	$45,000,000
Dealer manager fee (maximum)(1)	24,750,000

Total	$69,750,000

(1)
For purposes of this table, we have assumed no reduced or waived commissions or fees as discussed elsewhere in this "Plan of Distribution" section.

        We will reimburse IAA or its designee for its bona fide due diligence expenses that are supported by a detailed and itemized invoice. We will also reimburse IAA for reimbursements it may make to selected dealers and RIAs for bona fide and documented due diligence expenses that have actually been incurred and are supported by detailed and itemized invoice(s), to the extent approved in advance by the Company. Also, to the extent approved in advance by the Company, we will reimburse IAA for bona fide and documented expenses associated with the offer, sale or distribution of the Units subject to FINRA rules in respect of underwriter compensation. The total of the selling commissions, dealer management fee, and bona fide and properly documented expenses associated with the offer, sale or distribution of the Units, which are paid by or reimbursed by the Company and are deemed components of underwriter compensation will not exceed 10% of the offering proceeds pursuant to FINRA Rule 2310(b)(4)(ii).

        We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers. The value of such items will be considered underwriting compensation in connection with this offering. The combined selling commissions and dealer manager fee and such non-cash compensation under this offering will not exceed 10% of the offering proceeds. The dealer manager's legal expenses will be paid by the dealer manager from the dealer manager fee, except the Company will pay for expenses related to the FINRA filing and other expenses pre-approved by the Company.

        To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and IAA against certain civil liabilities, including certain liabilities arising under the Securities Act. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is not enforceable.

        We will be responsible for the expenses of issuance and distribution of the Units in this offering, including registration fees, printing expenses and the Company's legal and accounting fees, which we estimate will total approximately $3.8 million (excluding selling commissions and dealer manager fees).

        The obligations of the dealer manager may be terminated in the event of a material adverse change in economic, political or financial conditions or upon the occurrence of certain other conditions specified in the dealer manager agreement between the Company and the Dealer Manager.

Settlement Procedures

        If your broker-dealer uses DTC Settlement, then you can place an order for the purchase of Units through your broker-dealer. A broker-dealer using this service will have an account with DTC in which your funds are placed. Orders will be executed by your broker-dealer electronically and you must coordinate with your registered representative to pay the full purchase price of the Units and have such proceeds transmitted to the escrow account prior to us closing at the minimum offering of at least 400,000 Units. Thereafter, we anticipate monthly closing cycles and you should coordinate with your registered representative to pay the full purchase price for your Units by the future monthly settlement dates.

        If the Company allows the alternative of DRS Settlement, you will have the option to elect to use DRS Settlement. If you elect to use DRS Settlement and the Company is accepting DRS subscriptions, you should complete and sign a subscription agreement similar to the one filed as an exhibit to the registration statement of which this prospectus is a part, which is available from your registered representative and which will be delivered to the escrow agent or its designee. In connection with a DRS Settlement subscription, until we reach the minimum amount, you should pay the full purchase price of the Units to the escrow agent as set forth in the subscription agreement. Subscribers may not withdraw funds from the escrow account or custodial account, as the case may be. Subscriptions will be effective upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

        After reaching the minimum offering amount of 400,000 Units, other methods of settlement, at the Company's sole discretion, may be available depending on your broker-dealer.

Irrespective of whether you purchase Units using DTC Settlement or DRS Settlement, by accepting Units you will be deemed to have accepted the terms of our charter.

        Subject to compliance with Rule 15c2-4 of the Exchange Act, until we reach the minimum amount, our dealer manager or the broker-dealers participating in this offering promptly will deposit any checks received from subscribers in an escrow account maintained by UMB Bank, N.A., as Escrow Agent, by the end of the next business day following receipt of the subscriber's subscription documents and check. In certain circumstances where the subscription review procedures are more lengthy than customary or pursuant to a participating broker-dealer's internal supervising review procedures, a subscriber's check will be transmitted by the end of the next business day following receipt by the review office of the dealer, which will then be promptly deposited by the end of the next business day following receipt by the review office. Any subscription payments received by the Escrow Agent will be deposited into an interest bearing account in our name until such time as we have accepted or rejected the subscription and will be held in trust for your benefit, pending our acceptance of your subscription and reaching the minimum amount. Subscriptions will be accepted or rejected within 10 business days of receipt by us and, if rejected, all funds shall be returned to the rejected subscribers within 10 business days. If accepted, once we reach the minimum amount, the funds will be transferred into our general account on our next closing date. You will receive a confirmation of your purchase subsequent to a closing. We generally will admit stockholders on a monthly basis after closing of the minimum offering.

Suitability

        Each participating dealer who sells Units on our behalf has the responsibility to make every reasonable effort to determine that the purchase of our Units is appropriate for the investor. In making this determination, the participating broker-dealer will rely on relevant information provided by the investor, including information as to the investor's age, investment objectives, investment experience, income, net worth, financial situation, other investments and other pertinent information, including that purchase of our Units is only suitable as a long-term investment for persons of adequate financial means with no need for immediate liquidity. Each investor should be aware that the participating broker-dealer will be responsible for determining whether this investment is appropriate for your portfolio.

        However, you are required to represent and warrant in the subscription agreement or, if placing an order through your registered representative not through a subscription agreement in connection with a DTC Settlement, to the registered representative, that you have received a copy of this prospectus and have had sufficient time to review this prospectus. IAA and each participating broker-dealer shall maintain records of the information used to determine that an investment in the Units is suitable and appropriate for an investor. These records are required to be maintained for a period of at least six years.

Minimum Offering

        All subscription proceeds will be placed in the escrow account pending our release. We initially will release subscription proceeds from escrow at such time as subscriptions aggregating at least the minimum offering of 400,000 Units have been transmitted to the escrow account and accepted by us. All offering proceeds from either the DTC Settlement or DRS Settlement procedures will be transmitted to the escrow account prior to achieving the minimum offering of 400,000 Units. Any Units purchased by our Advisor, our Manager, our directors or officers and other affiliated persons and entities will be counted in calculating the minimum offering. Subscribers may not withdraw funds from the escrow account.

        If subscriptions for at least the minimum offering have not been received and accepted by June 28, 2018, our escrow agent will promptly so notify us, this offering will be terminated and your funds and subscription agreement will be promptly returned to you after the date of such termination. You will not receive interest on your subscription payment unless we fail to sell the minimum number of Units or reject your subscription, in which case, we will return your subscription payment to you with any interest that may have been earned on your subscription payment during escrow.

LEGAL MATTERS

        The validity of the shares of Series A Preferred Stock and the issuance of the Warrants offered by this prospectus and certain other matters of Maryland law will be passed upon for us by Venable LLP. The description of the federal income tax consequences contained in the section of this prospectus captioned "Material U.S. Federal Income Tax Consequences" will be passed upon for us by Sullivan & Cromwell LLP.

EXPERTS

        Our consolidated financial statements and schedules as of and for the years ended December 31, 2015 and 2014 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference in this prospectus in reliance upon the reports of BDO USA, LLP, registered independent public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of CIM Urban for the year ended December 31, 2013, and the 2013 financial information included in schedule III, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the merger of CIM Urban with CIM Commercial (formerly PMC Commercial Trust)). Such consolidated financial statements and financial statement schedule have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SUPPLEMENTAL SALES MATERIAL

        In addition to this prospectus, we may utilize certain sales material in connection with the offering of the Units, although only when accompanied by or preceded by the delivery of this prospectus. The sales materials may include information relating to this offering and the past performance of our Advisor, Manager and their affiliates. In certain jurisdictions, some or all of our sales material may not be permitted and will not be used in those jurisdictions.

        The offering of Units is made only by means of this prospectus. The supplemental materials do not purport to be complete, and should not be considered a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated in this prospectus or said registration statement by reference, or as forming the basis of this offering.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC's public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-888-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov or our website at www.cimcommercial.com. Written requests for copies of the documents we file with the SEC should be directed to: CIM Commercial, Attn: Investor Relations 17950 Preston Road, Suite 600, Dallas, Texas 75252.

July 1, 2016

CIM COMMERCIAL TRUST CORPORATION

Minimum of 400,000 Units consisting of 400,000 Series A Preferred Stock and Warrants to Purchase 100,000 Shares of Common Stock

Maximum of 36,000,000 Units consisting of 36,000,000 Series A Preferred Stock and Warrants to Purchase 9,000,000 Shares of Common Stock

(Liquidation Preference $25 per share of Series A Preferred Stock (subject to adjustment))

PROSPECTUS

INTERNATIONAL ASSETS ADVISORY, LLC

as Dealer Manager

        You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. You must not rely on unauthorized information. We are not, and the dealer manager and dealers are not, making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Company have not changed since the date of this prospectus.